SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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ASHLAND GLOBAL HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

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Notes:

Ashland Global Holdings Inc.
50 E. RiverCenter Blvd. Covington, KY 41011

December 9, 2019

Dear Ashland Global Holdings Inc. Stockholder:

On behalf of your Board of Directors and management, we are pleased to invite you to the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Ashland Global Holdings Inc. (“Ashland”). The Annual Meeting will be held on January 30, 2020, at 10:30 a.m. (EST), at Hotel du Pont, 42 West 11th Street, Wilmington, DE 19801.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement (the “Proxy Statement”) describes the business to be conducted at the Annual Meeting. Proxy cards are being solicited on behalf of the Board of Directors of Ashland (the “Board”). We have elected, where possible, to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet reduces the environmental impact of our Annual Meeting without limiting our stockholders’ access to important information about Ashland.

You are urged to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit your vote.

Your vote is extremely important no matter how many shares you own. If you have any questions or require any assistance with voting your shares, please contact Ashland’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free: 1 (877) 456-3402

Banks and Brokers may call collect: 1 (212) 750-5833

We appreciate your continued confidence in Ashland and look forward to seeing you at the Annual Meeting.

Sincerely,

William A. Wulfsohn Chairman and Chief Executive Officer

Guillermo Novo Incoming Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

Ashland Global Holdings Inc., a Delaware corporation (“Ashland”), will hold its Annual Meeting of Stockholders (the “Annual Meeting”) on January 30, 2020, at 10:30 a.m. (EST). The Annual Meeting will be held at the following location and for the purposes listed below:

Where:	Hotel du Pont, 42 West 11th Street, Wilmington, DE 19801.

Items of Business:

(1)     Election of the 11 director nominees named in the accompanying Proxy Statement for one-year terms expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified;

(2) To ratify the appointment of Ernst & Young LLP as independent registered public accountants for fiscal 2020;

(3)     To vote upon a non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion; and

(4) To consider any other business properly brought before the Annual Meeting.

Who Can Vote:	Only stockholders of record at the close of business on December 2, 2019 are entitled to vote at the Annual Meeting or any adjournment of that Annual Meeting.

You can vote in one of several ways:

Visit the website listed on your proxy card or Notice of Internet Availability of Proxy Materials to vote VIA THE INTERNET

Call the telephone number specified on your proxy card or visit the website on the Notice of Internet Availability of Proxy Materials to vote BY TELEPHONE

If you received paper copies of your proxy materials in the mail, sign, date and return your proxy card in the enclosed envelope provided to vote BY MAIL

Attend the meeting to vote IN PERSON

If you are a participant in the Ashland Employee Savings Plan (the “Employee Savings Plan”), the Ashland Union Employee Savings Plan (the “Union Plan”) or the International Specialty Products Inc. 401(k) Plan (the “ISP Plan”), your vote will constitute voting instructions to Fidelity Management Trust Company, who serves as trustee of the Plans (the “Trustee”), for the shares held in your account.

If you are a participant in the Employee Savings Plan, the Union Plan or the ISP Plan, then our proxy tabulator, Corporate Election Services or its agent, must receive all voting instructions, whether given by telephone, over the Internet or by mail, before 6:00 a.m. (EST) on Tuesday, January 28, 2020.

By Order of the Board of Directors,

PETER J. GANZ
Senior Vice President, General Counsel and Secretary

Covington, Kentucky

December 9, 2019

PROXY SUMMARY

This proxy summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting. For more complete information regarding Ashland Global Holdings Inc.’s fiscal 2019 performance, please review the Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

Annual Meeting Information

Date & Time:	January 30, 2020 at 10:30 a.m. (EST)
Address:	Hotel du Pont 42 West 11th Street, Wilmington, DE 19801
Record Date:	December 2, 2019
Voting:	Stockholders as of the Record Date are entitled to vote.

Voting Matters

Stockholders are being asked to vote on the following matters at the Annual Meeting:

Board’s Recommendations
Proposal One. The election of 11 director nominees that possess the necessary qualifications to provide guidance to the Company’s management (page 9)	FOR ALL of your Board’s Director Nominees
Proposal Two. Ratification of the appointment of Ernst & Young LLP as independent registered public accountants for fiscal 2020 (page 83)	FOR
Proposal Three. A non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers (page 84)	FOR

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Director Nominees

The table below summarizes information about each of the Board’s director nominees. Each nominee is to be elected by a majority of the votes cast. See pages 10 to 18 for complete biographical information for each of the Board’s nominees. Your Board of Directors recommends that you vote FOR each of your Board’s director nominees.

Name	Age	Director Since	Primary Occupation	Independent	Committee Memberships
Brendan M. Cummins	68	2012	Former Consultant to The Valence Group; Former Chief Executive Officer of Ciba Specialty Chemicals	✓	AC; EHS&Q
William G. Dempsey	68	2016	Former Executive Vice President of Global Pharmaceuticals at Abbott Laboratories	✓	AC; G&N
Jay V. Ihlenfeld	67	2017	Former Senior Vice President of 3M Company	✓	AC; EHS&Q
Susan L. Main	61	2017	Senior Vice President and Chief Financial Officer of Teledyne Technologies Incorporated	✓	AC (Chair); G&N
Guillermo Novo	57	2019	Incoming Chairman of the Board and Chief Executive Officer		EHS&Q
Jerome A. Peribere	65	2018	Former President and Chief Executive Officer of Sealed Air Corporation	✓	Comp; G&N
Craig A. Rogerson	63	2019	Chairman, President and Chief Executive Officer of Hexion Inc.	✓	Comp; EHS&Q
Mark C. Rohr	68	2008	Executive Chairman and Former Chief Executive Officer of Celanese Corporation	✓	Comp; G&N (Chair)
Ricky C. Sandler	50	N/A	Founder and Chief Executive Officer/Chief Investment Officer of Eminence Capital	✓	N/A
Janice J. Teal	67	2012	Former Group Vice President and Chief Scientific Officer for Avon Products Inc.	✓	EHS&Q (Chair); Comp
Kathleen Wilson-Thompson	62	2017	Executive Vice President and Global Chief Human Resources Officer of Walgreens Boots Alliance Inc.	✓	Comp (Chair); G&N

Committees:

AC – Audit Committee	EHS&Q – Environmental, Health, Safety and Quality Committee
Comp – Compensation Committee	G&N – Governance and Nominating Committee

On October 8, 2019, Ashland announced that Guillermo Novo will succeed Mr. Wulfsohn as Chairman and Chief Executive Officer of Ashland effective December 31, 2019.

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Performance and Compensation Summary

In this section, we highlight fiscal 2019 performance and key actions that our Compensation Committee took to support our strategic priorities and to effectively align the interests of our NEOs with stockholders.

Fiscal 2019 Performance

Fiscal year 2019 was a year of important gains in the context of difficult external conditions. From a financial perspective, Ashland faced challenging end market conditions and a stronger U.S. dollar. We implemented an EBITDA margin acceleration program to reduce layers, increase operational agility, and improve our competitiveness by reducing our fixed costs by $120 million on a run-rate basis by the end of calendar year 2019. The execution of this program contributed to the Company’s results in fiscal 2019:

•	Operating income was $166 million compared to $102 million a year ago.

•	Income from continuing operations was $24 million, versus $19 million in fiscal 2018.

•	Net income attributable to Ashland was $505 million compared to $114 million in fiscal 2018.

•	Adjusted EBITDA was $532 million, compared to $515 million in fiscal 2018.

•

In August, Ashland divested the Composites business and Marl BDO facility to INEOS Enterprise. Proceeds from this transaction and ongoing cash flow generation enabled Ashland to return over $260 million to shareholders in fiscal 2019 through both share repurchases and dividends, while reducing debt by $940 million.

As part of the EBITDA margin acceleration program, Ashland remains on track to achieve its target of $120 million in total run-rate savings by end of calendar year 2019.

We expect to see continued improvement in fiscal year 2020 and beyond as we realize the benefits from the EBITDA margin acceleration program and work to achieve our full potential by delivering greater revenue growth, margin expansion and cash generation.

EBITDA and Adjusted EBITDA are non-GAAP measures and are reconciled to net income in Appendix A.

Ashland’s Compensation Program at a Glance

Our executive compensation program is designed to create a pay-for-performance culture by aligning compensation to the achievement of our financial and strategic objectives and our stockholders’ interests. We strive to provide our named executive officers (“NEOs” or “named executive officers”) with a compensation package that is aligned with the median of our Compensation Peer Group, with the expectation, based on a comparison to executives in the Compensation Peer Group and a review of other competitive market information, that above-target performance will result in above-median pay and below-target performance will result in below-median pay. The Compensation Committee annually reviews the base salaries and the annual and long-term target opportunities of our NEOs to determine whether these programs competitively reward our NEOs for their services.

2019 Key Compensation Decisions

Base Salary:

•	The Compensation Committee did not increase the base salaries of Messrs. Wulfsohn, Willis and Ganz.

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•	The Compensation Committee approved merit increases to the base salaries for Messrs. Consiglio and Musa.

Annual and Long-Term Incentives, Metrics and Goals:

•	Messrs. Wulfsohn, Willis and Ganz’s annual and long-term target incentive opportunities did not increase.

•

The Compensation Committee increased Mr. Consiglio’s annual and long-term target incentive opportunities to 75% and 150%, respectively, to further align Mr. Consiglio’s overall compensation with competitive practices and his internal peers.

•

Mr. Musa’s annual target incentive opportunity increased to 75%. In fiscal year 2020, Mr. Musa’s long-term target incentive opportunity will increase to 150% to further align his compensation with his internal peers.

•

In addition to regular long-term incentive grants, Messrs. Consiglio and Musa were each awarded an RSU grant on March 20, 2019, with a grant date value of $500,000. These grants provide an additional incentive to encourage the executives to continue to build upon the reorganization of Ashland. Mr. Consiglio’s grant will cliff vest 100% three years from the grant date and Mr. Musa’s grant will vest 30% one year from grant date and 70% three years from the grant date.

•

For the fiscal 2019 performance period, the Compensation Committee used Adjusted EBITDA and Free Cash Flow as annual incentive metrics. These are non-GAAP measures and are reconciled to the applicable GAAP measurements in Appendix A. A cost reduction modifier was implemented to award the senior leaders if they were to meet the $120 million cost reduction program, resulting in a range of -20% to +20% of their annual incentive payout.

•

The Compensation Committee continued to use adjusted EPS as a three-year performance metric for the long-term incentive performance plan, with the potential for a total shareholder return modifier. Adjusted EPS is a non-GAAP measure and is reconciled to the applicable GAAP measurement in Appendix A.

•

The Compensation Committee increased the maximum payout for the maximum performance level under the fiscal 2019 Annual Incentive Plan from 150% of target to 200% of target. This change aligns with general industry practice as well as peer companies.

Additional Information

For additional information, please see the Proxy Statement below.

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PROXY STATEMENT

ASHLAND GLOBAL HOLDINGS INC.

Annual Meeting on January 30, 2020

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What matters will be voted on at the Annual Meeting?

A:	(1)

Election of 11 directors to your Board of Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Your Board unanimously recommends that you vote FOR the election of all of your Board’s nominees: Brendan M. Cummins, William G. Dempsey, Jay V. Ihlenfeld, Susan L. Main, Guillermo Novo, Jerome A. Peribere, Craig A. Rogerson, Mark C. Rohr, Ricky C. Sandler, Janice J. Teal, and Kathleen Wilson-Thompson;

	(2)	Ratification of Ernst & Young LLP (“EY”) as Ashland’s independent registered public accountants for fiscal 2020; and

	(3)

A non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Q:	Why am I receiving this Proxy Statement?

A:

Ashland is delivering this Proxy Statement and the accompanying proxy materials to you in connection with the solicitation of proxies by and on behalf of your Board of Directors, for use at the Annual Meeting, which will take place on January 30, 2020, and at any adjournments and postponements thereof. This Proxy Statement is intended to assist you in making an informed vote on the proposals described in this Proxy Statement. On behalf of our Board of Directors, we are making these materials available to you beginning on or around December 9, 2019 in connection with the solicitation of proxies.

Q:	What are the recommendations of the Board of Directors?

A:	Your Board of Directors recommends that you vote your shares as follows:

•	FOR the election of the directors nominated by your Board of Directors;

•	FOR the ratification of EY as Ashland’s independent registered public accountants for fiscal year 2020; and

•	FOR the approval, on a non-binding advisory basis, of the compensation paid to Ashland’s named executive officers.

Q:	Who may vote at the Annual Meeting?

A:

Stockholders of Ashland at the close of business on December 2, 2019 (the “Record Date”) are entitled to vote at the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, there were 60,228,019 shares of Common Stock of Ashland (“Ashland Common Stock”) outstanding. Each share of Ashland Common Stock is entitled to one vote.

Q:	Who can attend the Annual Meeting?

A:

All Ashland stockholders on the Record Date are invited to attend the Annual Meeting, although seating is limited. All attendees will be required to provide a government-issued current form of photo identification. If your shares are held in the name of a broker, bank or other nominee, you will need to bring a proxy or letter from that nominee that confirms you are the beneficial owner of those shares in order to enter the Annual Meeting.

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Q:	Why did I receive the Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

A:

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including the Notice of Annual Meeting of Stockholders and Proxy Statement, together with our 2019 Annual Report, by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they have specifically requested them. Instead, a Notice of Internet Availability of Proxy Materials (“Notice”) will be mailed to stockholders starting on or around December 17, 2019.

Q:	How do I access the proxy materials?

A:

The Notice will provide you with instructions regarding how to view Ashland’s proxy materials for the Annual Meeting and the 2019 Annual Report on the Internet. The Notice also instructs you on how you may submit your vote. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q:	What shares are included on the proxy card?

A:

If you are a registered stockholder of Ashland as of the Record Date, the proxy card represents all shares of Ashland Common Stock that are registered in your name as well as any shares you hold in the dividend reinvestment plan (the “DRP”) administered by EQ Shareowner Services (“EQ”) for investors in Ashland Common Stock and in the Employee Savings Plan, the Union Plan or the ISP Plan. If your shares are held through a broker, bank or other nominee, your broker, bank or other nominee has enclosed a voting instruction form for you to use to direct it how to vote the shares held by such broker, bank or other nominee. Please return your completed voting instruction form to your broker, bank or other nominee. If your broker, bank or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well.

Q:	What does it mean if I receive more than one proxy card on or about the same time?

A:

It generally means that you hold shares registered in more than one account. In order to vote all of your shares, please sign, date and return each proxy card or voting instruction form in the postage-paid envelope provided or, if you vote via the Internet or telephone, please be sure to vote using each proxy card or voting instruction form you receive.

Q:	How do I vote my shares?

A:

We encourage all stockholders to submit proxies in advance of the Annual Meeting by telephone, by Internet or by mail. Sending your proxy by any of these methods will not affect your right to attend and vote at the Annual Meeting in person or by executing a proxy designating a representative to vote for you at the Annual Meeting.

If you are a registered stockholder as of the Record Date, you can vote (i) by following the instructions on the Notice or proxy card to vote by telephone or Internet, (ii) by signing, dating and mailing your proxy card or (iii) by attending the Annual Meeting and voting by ballot in person.

If you hold shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

Even if you plan to attend the Annual Meeting in person, we encourage you to vote your shares by submitting your proxy in advance of the Annual Meeting. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must provide a “legal proxy” issued in your name from the institution that holds your shares.

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Q:	How do I vote my shares in the DRP?

A:

The proxy card represents all shares of Ashland Common Stock that are registered in your name as well as any shares you hold in the DRP administered by EQ for investors in Ashland Common Stock. Therefore you may vote your DRP shares (together with your shares of Ashland common Stock) (i) by attending the Annual Meeting, (ii) by following the instructions on the Notice or proxy card to vote by telephone or Internet or (iii) by signing, dating and mailing your proxy card.

Q:	How will the Trustee of the Employee Savings Plan, the Union Plan, and the ISP Plan vote?

A:

Each participant in the Employee Savings Plan, the Union Plan, or the ISP Plan may instruct the Trustee on how to vote the shares of Ashland Common Stock credited to the participant’s account in each plan. In the case of the Union Plan or the ISP plan, such instructions will additionally be applied to a proportionate number of shares of Ashland Common Stock held in all other plan participants’ accounts for which voting instructions are not timely received by the Trustee (the “non-directed shares”). In the case of the Employee Savings Plan, each participant may separately instruct the Trustee on how to vote a proportionate number of non-directed shares. Each participant who gives the Trustee any such instruction acts as a named fiduciary for the applicable plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Your vote must be received by the Plan Tabulator, before 6:00 a.m. (EST) on January 28, 2020. You may not vote your shares in such plans in person at the Annual Meeting.

Q:	Can I change my vote once I vote by mail, by telephone or over the Internet?

A:

Yes. You have the right to change or revoke your proxy (1) at any time before the Annual Meeting by (a) notifying Ashland’s Secretary in writing at 50 E. RiverCenter Boulevard, Covington, KY 41011, (b) returning a later dated proxy card or (c) entering a later dated telephone or Internet vote; or (2) by voting in person at the Annual Meeting. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting. Any changes or revocations of voting instructions to the Trustee of the Employee Savings Plan, the Union Plan, or the ISP Plan must be received by the Plan Tabulator, before 6:00 a.m. (EST) on January 28, 2020.

Q:	Who will count the vote?

A:	Representatives of CES will tabulate the votes and will act as the inspector of election.

Q:	What constitutes a quorum?

A:

As of the Record Date, 60,228,019 shares of Ashland Common Stock were outstanding and entitled to vote. A majority of the shares issued and outstanding and entitled to be voted thereat must be present in person or by proxy to constitute a quorum to transact business at the Annual Meeting. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card, you will be considered a part of that quorum. Abstentions and broker non-votes (if any), as described below, will be treated as present for the purpose of determining a quorum.

Q:	What vote is required for approval of each matter to be considered at the Annual Meeting?

A:	(1)

Election of Directors — Under Article V of Ashland’s Certificate of Incorporation (the “Certificate”), the affirmative vote of a majority of votes cast with respect to each director nominee is required for the nominee to be elected. A majority of votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee.

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(2)	Ratification of independent registered public accountants — The appointment of EY will be ratified if votes cast in its favor exceed votes cast against it.

(3)

Non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers — The non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, will be approved if the votes cast in its favor exceed the votes cast against it.

Q:	What is a broker non-vote?

A:

A broker non-vote occurs when brokers, banks or other nominees holding shares for a beneficial owner have discretionary authority to vote on “routine” matters brought before a stockholder meeting, but the beneficial owner of the shares fails to provide the broker, bank or other nominee with specific instructions on how to vote any “non-routine” matters brought to a vote at the stockholders meeting.

The only proposal that would be considered “routine” is the proposal for the ratification of the appointment of EY as Ashland’s independent registered public accountants for fiscal 2020. A broker, bank or other nominee will not be entitled to vote your shares on any “non-routine” matters, absent instructions from you. “Non-routine” matters include the election of directors and the approval, on a non-binding advisory basis, of the compensation paid to Ashland’s named executive officers.

Consequently, if you do not submit any voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may exercise its discretion to vote your shares on the proposal to ratify the appointment of EY. If your shares are voted on this proposal as directed by your broker, bank or other nominee, your shares will constitute broker non-votes on each of the other proposals. Broker non-votes will count for purposes of determining whether a quorum exists, but will not be counted as votes cast with respect to such proposals.

Q:	How will my shares be voted if I submit a proxy card but do not specify how I want to vote?

A:

All shares represented by validly executed proxies will be voted at the Annual Meeting, and such shares will be voted in accordance with the instructions provided. If no voting specification is made on your returned proxy card, Guillermo Novo or Peter J. Ganz, as individuals named on the proxy card, will vote in line with the Board’s recommendations with respect to any such proposal, i.e., (i) FOR the election of the 11 director nominees, (ii) FOR the ratification of EY, and (iii) FOR the non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

As of the date of this Proxy Statement, your Board of Directors knows of no business other than that set forth above to be transacted at the Annual Meeting, but if other matters requiring a vote do arise, it is the intention of Mr. Novo and Mr. Ganz, as the individuals to whom you are granting your proxy, to vote in accordance with their best judgment on such matters.

Q:	How will broker non-votes and abstentions be treated?

A:

Ashland will treat broker non-votes as present to determine whether or not there is a quorum at the Annual Meeting, but they will not be treated as entitled to vote on any “non-routine” matters. Abstentions will also be treated as present for the purpose of determining quorum but as unvoted shares for the purpose of determining the approval of

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any matter submitted for a vote. This means that broker non-votes and abstentions will have no effect on whether any of the proposals pass.

Accordingly, we urge you to promptly give instructions to your broker to vote FOR your Board’s nominees by using the voting instruction card provided to you by your custodian.

Q:	Where can I find the voting results of the Annual Meeting?

A:

We intend to announce preliminary voting results based on our proxy solicitor’s advice, at the Annual Meeting. We expect to report preliminary results based on the preliminary report of CES on a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting, and final results as certified by CES as soon as practicable thereafter. You can obtain a copy of the Form 8-K from our website at http://investor.ashland.com, by calling the SEC at 1-800-SEC-0330 for the location of the nearest public reference room or through the SEC’s EDGAR system at http://www.sec.gov.

Q:	Who can I contact if I have questions or need assistance in voting my shares, or if I need additional copies of the proxy materials?

A:	Please contact Innisfree M&A Incorporated, the firm assisting us in the solicitation of proxies, toll-free at 1 (877) 456-3402. Banks and brokers may call collect at 1 (212) 750-5833.

Important Notice regarding the availability of Proxy Materials for the

Annual Meeting to be held on January 30, 2020.

This Proxy Statement and Ashland’s 2019 Annual Report to Stockholders are available at

www.ashland.com/proxy.

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ASHLAND COMMON STOCK OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to each person known to Ashland to beneficially own more than 5% of the outstanding shares of Ashland Common Stock as of October 31, 2019.

Name and Address of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned*
The Vanguard Group	6,044,801	(1)	10.0%
100 Vanguard Blvd Malvern, PA 19355

BlackRock, Inc.	5,597,768	(2)	9.3%
55 East 52nd Street New York, New York 10022

Eminence Capital, LP	5,078,077	(3)	8.4%
399 Park Avenue, 25th Floor New York, New York 10022

*	Based on 60,183,754 shares of Ashland Common Stock outstanding as of October 31, 2019.

(1)

Based upon information contained in the Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 11, 2019, Vanguard beneficially owned 6,044,801 shares of Ashland Common Stock as of December 31, 2018, with sole voting power over 30,329 shares, shared voting power over 7,600 shares, sole dispositive power over 6,012,663 shares and shared dispositive power over 32,138 shares. Vanguard reported its beneficial ownership on behalf of itself and the following wholly owned subsidiaries: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

(2)

Based upon information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 4, 2019, BlackRock beneficially owned 5,597,768 shares of Ashland Common Stock as of December 31, 2018, with sole voting power over 5,302,785 shares, shared voting power over no shares, sole dispositive power over 5,597,768 shares and shared dispositive power over no shares. BlackRock reported its beneficial ownership on behalf of itself and the following direct and indirect subsidiaries and affiliates: BlackRock Life Limited; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock Advisors (UK) Limited; BlackRock Fund Advisors; BlackRock Asset Management North Asia Limited; and BlackRock Fund Managers Ltd.

(3)

Based upon information contained in Mr. Sandler’s director nominee questionnaire as of November 5, 2019, Eminence Capital, LP (“Eminence”) beneficially owned 5,078,077 shares of Ashland Common Stock, with sole voting power over 5,078,077 shares, shared voting power over no shares, sole dispositive power over 5,078,077 and shared dispositive power over no shares. Eminence reports its beneficial ownership on behalf of itself and Ricky C. Sandler, a U.S. Citizen (“Mr. Sandler,” and together with Eminence Capital, the “Reporting Persons”). Eminence serves as the management company or investment adviser to, and may be deemed to have shared voting and dispositive power over the shares of Common Stock held by, various investment funds and separately managed accounts under its management and control. The general partner of Eminence is Eminence Capital GP, LLC, the sole managing member of which is Mr. Sandler.

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ASHLAND COMMON STOCK OWNERSHIP OF

DIRECTORS AND EXECUTIVE OFFICERS OF ASHLAND

The following table shows, as of October 31, 2019, the beneficial ownership of Ashland Common Stock by each Ashland director, director nominee and each Ashland executive officer named in the “Summary Compensation Table” of this Proxy Statement and the beneficial ownership of Ashland Common Stock by the directors and executive officers of Ashland as a group.

Common Stock Ownership

Name of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned

William A. Wulfsohn*	229,207	*	(2)(3)(4)
J. Kevin Willis	92,625	*	(1)(2)(3)
Peter J. Ganz	81,741	*	(2)(3)
Vito J. Consiglio***	6,091		(1)(2)(3)
Osama M. Musa	9,190	*	(2)(3)
Brendan M. Cummins	0	*	(2)
William G. Dempsey	6,098	*	(2)(5)
Jay V. Ihlenfeld	5,215	*	(2)(5)
Susan L. Main	4,218	*	(2)(5)
Guillermo Novo*	0	*
Jerome A. Peribere	3,370	*	(5)
Craig A. Rogerson	0	*
Mark C. Rohr	61,278	*	(2)(5)
Ricky C. Sandler**	5,081,522	8.4%	(6)
Janice J. Teal	22,039	*	(2)(5)
Kathleen Wilson-Thompson	4,218	*	(2)(5)
All directors and executive officers as a group (19 people)	5,646,170	9.33%	(1)(2)(3)(4)(5)

*	As announced on October 8, 2019, Mr. Novo will succeed Mr. Wulfsohn as Chairman and Chief Executive Officer of Ashland effective December 31, 2019.
**	Mr. Sandler is a director nominee.
***	Mr. Consiglio will be leaving the Company on January 31, 2020 due to the elimination of the Chief Commercial Officer position.

As of October 31, 2019, there were 60,183,754 shares of Ashland Common Stock outstanding. None of the listed individuals owned more than 1% of Ashland’s Common Stock outstanding as of October 31, 2019, other than Mr. Sandler. All directors and executive officers as a group owned 5,646,170 shares of Ashland Common Stock, which equaled 9.33% of the Ashland Common Stock outstanding as of October 31, 2019. Shares deemed to be beneficially owned are included in the number of shares of common stock outstanding on October 31, 2019, for computing the percentage ownership of the applicable person and the group, but shares are not deemed to be outstanding for computing the percentage ownership of any other person.

(1)

Includes shares of Ashland Common Stock held under the Employee Savings Plan by executive officers: as to Mr. Willis, 18,545 shares; as to Mr. Consiglio, 236 shares; and as to all executive officers as a group, 21,674 shares. Participants can vote the Employee Savings Plan shares.

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(2)

Includes grants of restricted stock units, and common stock units and/or restricted stock units (share equivalents) held by executive officers in the Ashland Common Stock Fund under Ashland’s non-qualified Deferred Compensation Plan for Employees (the “Employees’ Deferral Plan”) or by directors under the non-qualified Deferred Compensation Plan for non-employee directors (the “Directors’ Deferral Plan”): as to Mr. Wulfsohn, 17,531 units; as to Mr. Willis, 33,187 units; as to Mr. Ganz, 3,050 units; as to Mr. Consiglio, 2.053 units; as to Mr. Musa, 1,525 units; as to Mr. Dempsey, 4,215 units; as to Dr. Ihlenfeld, 3,332 units; as to Ms. Main, 2,335 units; as to Mr. Peribere, 1,487 units; as to Mr. Rohr, 54,395 units; as to Dr. Teal, 20,156 units; as to Ms. Wilson-Thompson, 2,335 units; and as to all directors and executive officers as a group, 151,681 units. Mr. Cummins, as a non-U.S. resident, is not eligible to defer U.S.-based compensation and therefore holds 18,090 restricted stock units, payable solely in cash, directly and not through the Directors’ Deferral Plan.

(3)

Includes shares of Ashland Common Stock with respect to which the executive officers have the right to acquire beneficial ownership within 60 calendar days after October 31, 2019, through the exercise of stock appreciation rights (“SARs”): as to Mr. Wulfsohn, 81,811 shares; as to Mr. Willis, 39,548 shares; as to Mr. Ganz, 38,541 shares; as to Mr. Consiglio, 975 shares; as to Mr. Musa, 7,665 shares; and as to all directors and executive officers as a group, 175,591 shares through SARs. All SARs included in this table are reported on a net basis based on the closing price for Ashland Common Stock as reported on the New York Stock Exchange (“NYSE”) Composite Tape on October 31, 2019. All SARs are stock settled and are not issued in tandem with an option.

(4)	Includes restricted shares of Ashland Common Stock for Mr. Wulfsohn of 31,460 shares. No other executive officer holds restricted shares as of October 31, 2019.

(5)

Includes 1,883 restricted shares of Ashland Common Stock for each of the non-employee directors under the prior director compensation program, except for Mr. Cummins who received 1,883 restricted stock units in lieu of 1,883 restricted shares (discussed in footnote 2 above). Beginning in February 2018, Ashland ceased providing new directors the on-boarding grant of 1,883 restricted shares.

(6)

Mr. Sandler has sole voting power over 3,445 shares and shared voting power over 5,078,077 shares. The 5,078,077 shares (the “Eminence Shares”) are owned by certain funds and investment vehicles (the “Eminence Funds”) managed by Eminence. The Eminence Shares are not held directly by Mr. Sandler. From time to time, certain of these shares are held in the ordinary course of business with other investment securities owned by the Eminence Funds in co-mingled margin accounts with a prime broker that may, from time to time, extend margin credit to certain Eminence Funds, subject to applicable federal margin, stock exchange rules and credit policies. Mr. Sandler is the Founder and Chief Executive Officer/Chief Investment Officer of Eminence, and therefore is in a position to determine the Funds’ investment and voting decisions. Accordingly, Mr. Sandler and Eminence may be deemed to indirectly beneficially own the shares that the Eminence Funds directly and beneficially own.

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PROPOSAL ONE – ELECTION OF DIRECTORS

BOARD OF DIRECTORS

Eleven directors are proposed to be elected at the Annual Meeting to serve until the 2021 Annual Meeting and until their successors are duly elected and qualified. The 11 individuals nominated by your Board for election as directors at the 2020 Annual Meeting are Brendan M. Cummins, William G. Dempsey, Jay V. Ihlenfeld, Susan L. Main, Guillermo Novo, Jerome A. Peribere, Craig A. Rogerson, Mark C. Rohr, Ricky C. Sandler, Janice J. Teal and Kathleen Wilson-Thompson. The G&N Committee believes that all 11 of your Board’s nominees will be available to serve as directors upon election and the Board unanimously recommends that stockholders vote FOR them at the Annual Meeting.

As previously disclosed, on October 8, 2019, Ashland announced that Mr. Novo will succeed Mr. Wulfsohn as Chairman and Chief Executive Officer of Ashland effective December 31, 2019. Therefore, Mr. Wulfsohn is not running for re-election to Ashland’s Board. Effective December 31, 2019, the Board has decided to decrease the size of the Board to ten directors.

Mr. Sandler expressed his interest in being considered for possible nomination to Ashland’s Board, which interest was supported by other stockholders. The G&N Committee considered Mr. Sandler’s nomination, along with the other nominees and recommended that the Board include him as a nominee. Immediately following the Annual Meeting, the Board will increase in size to 11 directors.

As provided under Article V of Ashland’s Certificate of Incorporation, the affirmative vote of a majority of votes cast with respect to each director nominee will be required for the nominee to be elected. A majority of votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Abstentions will not be counted as votes cast either for or against the nominees.

Pursuant to Ashland’s Certificate of Incorporation, any nominee who is serving as a director at the time of an uncontested election who fails to receive a greater number of votes “for” his or her election than votes “against” his or her election shall submit an offer to resign from the Board no later than two weeks after the certification of the stockholder vote. Pursuant to the Board of Directors’ resignation policy in Ashland’s Corporate Governance Guidelines (published on Ashland’s website (http://investor.ashland.com)), the Board will decide, through a process managed by the G&N Committee, whether to accept the resignation within 90 days following the date of the stockholder meeting. The Company will then promptly disclose the Board’s decision and reasons therefor. As a condition to his or her nomination, each person nominated by the G&N Committee must agree in advance to abide by the policy. All 11 of your Board’s director nominees have agreed to abide by the policy.

If you submit a validly executed proxy card or voting instruction form but do not specify how you want to vote your shares with respect to the election of directors, then your shares will be voted in line with the Board’s recommendation with respect to the proposal, i.e., FOR the 11 nominees proposed by your Board and named in this Proxy Statement. Should any of your Board’s nominees be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies named on your proxy card may vote for a replacement nominee recommended by the Board of Directors, or the Board may reduce the number of directors to be elected at the Annual Meeting. At this time, the Board knows of no reason why any of the Board’s nominees would not be able to serve as a director if elected.

The Board of Directors unanimously recommends a vote FOR ALL the following nominees at the 2020 Annual Meeting: Brendan M. Cummins, William G. Dempsey, Jay V.  Ihlenfeld,

Susan L. Main, Guillermo Novo, Jerome A. Peribere, Craig A. Rogerson, Mark C. Rohr,

Ricky C. Sandler, Janice J. Teal and Kathleen Wilson-Thompson.

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DIRECTOR NOMINEES

BRENDAN M. CUMMINS
Principal Occupation: Former Consultant to The Valence Group; Former Chief Executive Officer of Ciba Specialty Chemicals Director Since: 2012 Age: 68

Professional Experience:

Mr. Cummins served as a global strategic advisor to, and on the senior executive panel of, The Valence Group, a specialist mergers and acquisitions firm, from 2010 until May 2012. Prior to that position, Mr. Cummins served as Chief Executive Officer for Ciba Specialty Chemicals (“Ciba”) from 2007 to 2008 and as Chief Operating Officer from 2005 to 2007. From 1974 to 2005, Mr. Cummins held a variety of international and senior management positions with Ciba.

Education:

Mr. Cummins is an Associate and Fellow of the Institute of Company Accountants, is a Fellow of the Association of International Accountants and received a Diploma in Company Direction from the Institute of Directors in 2010. He also completed a management development program at Harvard in 1989.

Other Company Boards:

Mr. Cummins serves as a board member of Perstorp Group Sweden and is a member of the Remuneration Committee, and serves on the board of Tom Murphy Car Sales in Ireland. Up until March 2019, he was a board member of Nanoco Group PLC based in Manchester UK where he served as the Senior Independent Director and served as a member of the Audit Committee and Chair of the Remuneration Committee.

Non-Profit Boards:

Mr. Cummins currently serves as a board member and Vice Chairman of Respond Support Ireland, a social housing and a community support charity organization. He also served as Chairman of The Viking Trust Ltd in Waterford City, Ireland from 2012 until July 2016, and as Chair of the Audit Committee and member of the Planning Committee of Waterford City and County Council until the first quarter of 2016.

Director Qualifications:

As the former Chief Executive Officer of a major chemical company and a chemical industry consultant, Mr. Cummins brings significant management and chemical industry experience and knowledge to the Board in the areas of international business operations, accounting and finance, risk oversight, environmental compliance and corporate governance.

Board Committees:

*  Audit

*  Environmental, Health, Safety and Quality

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WILLIAM G. DEMPSEY
Principal Occupation: Former Executive Vice President of Global Pharmaceuticals at Abbott Laboratories Director Since: 2016 Age: 68

Professional Experience:

Mr. Dempsey held various executive positions with Abbott Laboratories from 1982 until 2007, including Executive Vice President of Global Pharmaceuticals from 2006, Senior Vice President of Pharmaceutical Operations from 2003 and Senior Vice President of International Operations from 1999. He has previously served as Chairman of the International Section of the Pharmaceutical Research and Manufacturers of America (PhRMA) and as Chairman of the Accelerating Access Initiative, a cooperative public-private partnership of UNAIDS, the World Bank, and six research-based pharmaceutical companies.

Education:

Mr. Dempsey holds a Bachelor of Science degree in accounting from DePaul University.

Public Company Boards:

Mr. Dempsey currently serves as Chairman of the Board of Hill-Rom Holdings, Inc., where he is Chair of the Mergers and Acquisitions Committee and a member of the Nominating and Governance Committee. In the past five years, Mr. Dempsey has served on the boards of Landauer, Inc., Hospira, Inc. and Nordion Inc. From March 2018 to July 2018, Mr. Dempsey served as Executive Chairman of Hill-Rom Holdings, Inc.

Non-Profit Boards:

Mr. Dempsey is a member of the Board of Trustees for the Guadalupe Center in Immokalee Florida.

Director Qualifications:

As former Executive Vice President of Global Pharmaceuticals at a public company, Mr. Dempsey brings significant experience within the pharmaceutical industry, as well as knowledge in the areas of finance, accounting, international operations and corporate governance. He also brings significant experience gained from service on the boards of other public companies.

Board Committees:

*  Audit

*  Governance and Nominating

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JAY V. IHLENFELD
Principal Occupation: Former Senior Vice President of 3M Company Director Since: 2017 Age: 67 Lead Independent Director

Professional Experience:

Dr. Ihlenfeld served as the Senior Vice President, Asia Pacific, for 3M Company, a leader in technology and innovation from 2006 until his retirement in 2012. Dr. Ihlenfeld has held various leadership positions during his 33-year career at 3M Company, including Senior Vice President, Research and Development from 2002 to 2006, Vice President of its Performance Materials business and Executive Vice President of its Sumitomo/3M business in Japan.

Education:

Dr. Ihlenfeld holds a Bachelor of Science degree in chemical engineering from Purdue University and a Ph.D. in chemical engineering from the University of Wisconsin.

Public Company Boards:

Dr. Ihlenfeld is a director of Celanese Corporation, where he serves on the Compensation and Management Development Committee and is the chair of the Environmental, Health, Safety, Quality and Public Policy Committee.

Non-Profit Boards:

Dr. Ihlenfeld is a director of the Minnesota Orchestra and is currently serving as Treasurer. Dr. Ihlenfeld is also Vice President and Trustee of Phi Delta Theta Foundation.

Director Qualifications:

As a former Senior Vice President of a global science company, Dr. Ihlenfeld brings significant management and chemical industry experience to the Board, as well as knowledge in the areas of international operations, leadership development and succession, environmental compliance and safety, risk oversight and M&A evaluation. He also brings significant experience gained from service on the board of directors of another public company.

Board Committees:

*  Audit

*  Environmental, Health, Safety and Quality

SUSAN L. MAIN
Principal Occupation: Senior Vice President and Chief Financial Officer of Teledyne Technologies Incorporated Director Since: 2017 Age: 61

Professional Experience:

Ms. Main is Senior Vice President and Chief Financial Officer of Teledyne Technologies, a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems, since November 2012. Prior to that, she was Vice President and Controller of Teledyne, a position she held for eight years. From 1999-2004, Ms. Main served as Vice President and Controller for Water Pik Technologies, Inc. She also held numerous financial roles at the former Allegheny Teledyne Incorporated in its government, industrial and commercial segments.

Education:

Ms. Main holds a bachelor’s degree from California State University, Fullerton.

Public Company Boards:

Ms. Main serves on the Board of Garrett Motion Inc., where she serves on the Audit and Nominating and Corporate Governance committees.

Director Qualifications:

As the Senior Vice President and Chief Financial Officer of a public company, Ms. Main brings significant management and public company financial experience and knowledge to the Board in the areas of finance, accounting, operations, risk oversight and corporate governance. She also brings experience gained from service on the board of directors of another public company.

Board Committees:

*  Audit (Chair)

*  Governance and Nominating

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GUILLERMO NOVO
Principal Occupation: Incoming Chairman of the Board and Chief Executive Officer of Ashland Global Holdings Inc. Director Since: 2019 Age: 57

Professional Experience:

Mr. Novo recently served as the President and CEO of Versum Materials, Inc., and was a member of the board of directors. Previously, Mr. Novo served as Executive Vice President, Materials Technologies of Air Products and Chemicals, Inc. (“Air Products”) since October 2014. He joined Air Products in September 2012 as Senior Vice President Electronics, Performance Materials, Strategy and Technology. Prior to joining Air Products, Mr. Novo was employed by the Dow Chemical Company where he most recently served as group vice president, Dow Coating Materials, a large specialty chemicals business. He began his career in 1986 with Rohm and Haas Company (which merged with Dow in 2009) and over the next 24 years progressed through a variety of commercial, marketing, and general management positions, living in South America, the United States and Asia. In 1998, Mr. Novo was named a vice president at Rohm and Haas, and in 2006 he became a corporate officer and one of five group executives on the corporate leadership team responsible for driving the overall strategy for the company.

Education:

Mr. Novo holds a Bachelor of Science degree in industrial engineering from the University of Central Florida and a Masters of Business Administration degree from the University of Michigan.

Public Company Boards:

Mr. Novo has served as a director of Ashland’s Board since May 22, 2019, serving on the Audit Committee until October 8, 2019 and continuing to serve on the Environmental, Health, Safety and Quality Committee until December 31, 2019. Within the past five years, Mr. Novo also served as a director of Versum Materials, Inc. and Bemis Company, where he served on the Compensation and Nominating and Governance committees.

Director Qualifications:

As the incoming Chairman and Chief Executive Officer of Ashland and as the former President and Chief Executive Officer of Versum Materials, Inc., a leading electronic materials company, Mr. Novo brings over thirty years of leadership experience in the specialty materials and specialty chemicals industries. With his public company and leadership roles, he brings significant experience and knowledge to the Board in the areas of business strategy, business operations, manufacturing, safety, management, finance, accounting, risk oversight and corporate governance. Mr. Novo also brings substantial experience gained from service on the board of directors of other public companies.

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JEROME A. PERIBERE
Principal Occupation: Former President and Chief Executive Officer of Sealed Air Corporation Director Since: 2018 Age: 65

Professional Experience:

Mr. Peribere was the President and Chief Executive Officer of Sealed Air Corporation (“Sealed Air”) from March 2013 until his retirement in December 2017. Prior to this position, he served as the President and Chief Operating Officer of Sealed Air. Prior to joining Sealed Air, Mr. Peribere worked at The Dow Chemical Company (“Dow”) from 1977 through August 2012. Mr. Peribere served in multiple managerial roles with Dow, most recently as Executive Vice President of Dow and President and Chief Executive Officer, Dow Advanced Materials, a unit of Dow, from 2010 through August 2012.

Education:

Mr. Peribere graduated with a degree in business economics and finance from the Institut D’Etudes Politiques in Paris, France.

Public Company Boards:

Mr. Peribere currently serves as a board member of Xylem Inc. where he serves on the Finance, Innovation & Technology Committee and chairs the Leadership Development and Compensation Committee. Mr. Peribere previously served as a director of Sealed Air and BMO Financial Corporation.

Director Qualifications:

As the former President and Chief Executive Officer of Sealed Air and former Executive Vice President of Dow and President and Chief Executive Officer of Dow Advanced Materials, Mr. Peribere brings significant management and chemical industry experience and knowledge to the Board in the areas of finance, international business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Board Committees:

*  Compensation

*  Governance and Nominating

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CRAIG A. ROGERSON
Principal Occupation: Chairman, President and Chief Executive Officer of Hexion Inc. Director Since: 2019 Age: 63

Professional Experience:

Mr. Rogerson is the current Chairman, President and Chief Executive Officer of Hexion Inc. In April of 2019, Hexion filed a petition of voluntary reorganization under Chapter 11 and successfully completed its financial restructuring in July of 2019. Prior to this position, Mr. Rogerson served as Chairman, President and Chief Executive Officer of Chemtura Corporation (“Chemtura”) from December 2008 until April 2017. In March 2009, Chemtura filed a petition of voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and successfully completed its financial restructuring in November of 2010. Prior to joining Chemtura, Mr. Rogerson served as President, Chief Executive Officer and Director of Hercules Incorporated (“Hercules”) from December 2003 until November 2008 when Hercules was acquired by Ashland. Mr. Rogerson joined Hercules in 1979 and served in a number of management positions before leaving the company to serve as President and Chief Executive Officer of Wacker Silicones Corporation in 1997. In May 2000, Mr. Rogerson rejoined Hercules and was named President of its BetzDearborn Division in August 2000. Prior to being named Chief Executive Officer of Hercules in December 2003, Mr. Rogerson held a variety of senior management positions with the company.

Education:

Mr. Rogerson received a Chemical Engineering degree from Michigan State University.

Public Company Boards:

Mr. Rogerson is a director of PPL Corporation where he serves on the Audit and Executive Committees and chairs the Compensation, Governance and Nominating Committee. Mr. Rogerson previously served as a director of Chemtura Corporation and Hercules.

Non-Profit Boards:

Mr. Rogerson currently serves on the boards of the American Chemistry Council, the Society of Chemical Industry, and the Pancreatic Cancer Action Network. He also serves on the Advisory board of the Michigan State University Chemical Engineering & Materials Science College.

Director Qualifications:

As the President and Chief Executive Officer of a specialty chemicals company, Mr. Rogerson brings significant management and chemical industry experience and knowledge to the Board in the areas of finance, international business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Board Committees:

*  Compensation

*  Environmental, Health, Safety and Quality

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MARK C. ROHR
Principal Occupation: Executive Chairman and Former Chief Executive Officer of Celanese Corporation Director Since: 2008 Age: 68

Professional Experience:

Mr. Rohr is the Executive Chairman, and the former Chief Executive Officer, of Celanese Corporation, a technology and specialty materials company. He served in these roles from April 2012 until May 2019. Prior to that position, he held several executive positions with Albemarle Corporation, a specialty chemical company, including Executive Chairman of the Board (2011-2012), Chairman of the Board (2008-2011), Chief Executive Officer (2002-2011) and President (2000-2010). Before joining Albemarle, he served with Occidental Chemical Corporation as Senior Vice President.

Education:

Mr. Rohr holds Bachelor of Science degrees in chemistry and chemical engineering from Mississippi State University.

Public Company Boards:

Mr. Rohr serves as Executive Chairman of Celanese Corporation. Mr. Rohr previously served as the Chairman and Chief Executive Officer of Albemarle Corporation.

Non-Profit Boards:

Mr. Rohr previously served on the Executive Committee of the American Chemistry Council. He serves on the boards of Commit Partnership and the Holdsworth Center, both focused on addressing the needs of public education.

Director Qualifications:

As an Executive Chairman and former Chief Executive Officer of a leading technology and specialty materials company and former Chairman of the Board and Chief Executive Officer of a leading chemical company, Mr. Rohr brings significant management and chemical industry experience and knowledge to the Board in the areas of finance, accounting, international business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Board Committees:

*  Compensation

*  Governance and Nominating (Chair)

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RICKY C. SANDLER
Principal Occupation: Founder and Chief Executive Officer/Chief Investment Officer of Eminence Capital Director Since: N/A Age: 50

Professional Experience:

In 1999 Mr. Sandler founded Eminence Capital, LP (“Eminence”), a global investment management organization with more than $7 billion under management. As the Chief Executive Officer and Chief Investment Officer of Eminence, Mr. Sandler is responsible for managing a team of investment professionals and a diversified portfolio across most sectors of the equity market. Prior to launching Eminence, Mr. Sandler was co-founder and co-general partner of Fusion Capital Management, LLC. Previously, he was a research analyst covering a wide range of industries and companies for Mark Asset Management, where he began his investing career in 1991. Currently, he serves as a member of the board of directors of the University of Wisconsin Foundation and as a member of its Investment Committee. Mr. Sandler also sits on the boards of several private companies.

Education:

Mr. Sandler holds a Bachelor of Business Administration degree in Accounting and Finance from the University of Wisconsin. He has also received his Chartered Financial Analyst designation from the CFA Institute.

Non-Profit Boards:

Mr. Sandler serves as a board member of the University of Wisconsin Foundation, and on the boards of several other smaller non-profit companies.

Director Qualifications:

Mr. Sandler brings more than 25 years of business and investment experience to the Board. He brings a unique institutional investor perspective, including strong relationships with other investors and stockholders, to the Board and can provide critical insight on issues most important to Ashland’s stockholders. As a result of his role at Eminence, he brings extensive experience and knowledge in the areas of finance, business strategy, accounting, risk oversight and corporate governance.

JANICE J. TEAL
Principal Occupation: Former Group Vice President and Chief Scientific Officer for Avon Products Inc. Director Since: 2012 Age: 67

Professional Experience:

Dr. Teal served as the Group Vice President and Chief Scientific Officer for Avon Products Inc., a direct seller of beauty and related products, from January 1999 to May 2010. Prior to that position, Dr. Teal served as Vice President of the Avon Skin Care Laboratories, where she led the bioscience research and skin care teams.

Education:

Dr. Teal holds a doctorate degree and a Master of Science degree in Pharmacology from Emory University Medical School, a Pharmacy Degree from Mercer University and was a Post-Doctoral Fellow at the New York University Medical Center Institute of Environmental Medicine.

Public Company Boards:

From 2003 until 2011, Dr. Teal served on the Board of Directors of Arch Chemicals, Inc., where she served on the Audit Committee and the Corporate Governance Committee.

Director Qualifications:

As former Group Vice President and Chief Scientific Officer of a leading personal care company, Dr. Teal brings significant scientific and personal care industry experience and knowledge to the Board in the areas of research and development, marketing, safety and risk oversight. She also brings significant experience gained from service on the board of directors of another public chemical company.

Board Committees:

*  Environmental, Health, Safety and Quality (Chair)

*  Compensation

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KATHLEEN WILSON-THOMPSON
Principal Occupation: Executive Vice President and Global Chief Human Resources Officer of Walgreens Boots Alliance Inc. Director Since: 2017 Age: 62

Professional Experience:

Ms. Wilson-Thompson is Executive Vice President and Global Chief Human Resources Officer at Walgreens Boots Alliance Inc., the largest retail pharmacy, health and daily living destination across the USA and Europe. Prior to this, she was Senior Vice President and Chief Human Resources Officer for Walgreens since 2010. Prior to her role at Walgreens, she held several positions of increasing responsibility in the operations and legal departments at Kellogg Company. She left Kellogg as Senior Vice President of Global Human Resources to join Walgreens. She also worked as Vice President and Staff Counsel of litigation and banking law for Michigan National Corporation.

Education:

Ms. Wilson-Thompson holds a bachelor’s degree from the University of Michigan, and a Juris Doctorate and an LLM, Master of Laws, in corporate and finance law from Wayne State University.

Public Company Boards:

Ms. Wilson-Thompson currently serves as a board member of Tesla Inc. where she is a member of the Compensation and Nominating and Governance Committees. Ms. Wilson-Thompson previously served as a director of Vulcan Materials Company where she was the chair of the Safety, Health and Environmental Committee and served on the Compensation Committee.

Non-Profit Boards:

Ms. Wilson-Thompson serves on the Board of the University of Michigan Alumni Association, is on the board of the Taylor Wilson Thompson Family Foundation, and is a trustee for the NAACP Foundation.

Director Qualifications:

As the current Executive Vice President and Global Chief Human Resources Officer of a large retail pharmacy company, Ms. Wilson-Thompson brings significant experience and knowledge to the Board in the areas of business operations, safety, executive compensation, risk oversight and corporate governance. She also brings significant experience gained from service on the board of directors of another public company.

Board Committees:

*  Compensation (Chair)

*  Governance and Nominating

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COMPENSATION OF DIRECTORS

Director Compensation Table

The following table is a summary of compensation information for the fiscal year ended September 30, 2019, for Ashland’s non-employee directors, other than Mr. Wulfsohn, whose compensation is reflected in the “Summary Compensation Table” below. Mr. Wulfsohn, Chairman of the Board and Chief Executive Officer, receives no compensation in his role as a director of Ashland. Effective December 31, 2019, upon his official appointment as Chairman of the Board and Chief Executive Officer of Ashland, Mr. Novo will no longer receive compensation in his role as a director of Ashland. Mr. Sandler is a director nominee and therefore received no compensation from Ashland in fiscal 2019.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	All Other Compensation (3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)
Brendan M. Cummins	105,653	110,000	0	215,653

William G. Dempsey	100,000	110,000	0	210,000

Jay V. Ihlenfeld	122,833	110,000	0	232,833

Susan L. Main	120,000	110,000	0	230,000

Guillermo Novo*	35,989	79,021	0	115,010

Jerome A. Peribere	100,000	110,000	0	210,000

Barry W. Perry**	53,750	0	0	53,750

Craig A. Rogerson***	64,444	110,000	0	174,444

Mark C. Rohr	109,944	110,000	0	219,944

Janice J. Teal	115,000	110,000	0	225,000

Michael J. Ward (3)****	64,286	110,000	29,343	203,629

Kathleen Wilson-Thompson	113,694	110,000	0	223,694

*	Mr. Novo joined Ashland’s Board on May 22, 2019.

**	Mr. Perry retired from the Ashland Board on February 8, 2019 at the 2019 Annual Meeting.

***	Mr. Rogerson joined the Board on February 8, 2019.

****	Mr. Ward retired from the Board on May 22, 2019.

(1)

For Mr. Cummins, the amount provided reflects the pro-rated fee for service as G&N Committee chair through February 8, 2019. For Mr. Ihlenfeld, the amount provided reflects the pro-rated fee for service as the Lead Independent Director beginning February 8, 2019. For Mr. Novo, the amount reflects the pro-rated annual cash retainer beginning May 22, 2019. For Mr. Perry, the amount reflects the pro-rated annual cash retainers for service on the Board, service as the Compensation Committee chair, and service as the Lead Independent Director through February 8, 2019. For Mr. Rogerson, the amount reflects the pro-rated annual cash retainer beginning February 8, 2019. For Mr. Rohr, the amount reflects

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the pro-rated fee for service as G&N Committee chair beginning February 8, 2019. For Mr. Ward, the amount reflects the pro-rated annual cash retainer through May 22, 2019. For Ms. Wilson-Thompson, the amount reflects the pro-rated fee for service as Compensation Committee chair beginning February 8, 2019. For fiscal 2019, Messrs. Perry and Ward and Dr. Teal deferred all or a portion of their fees into the Directors’ Deferral Plan. Mr. Perry deferred $28,125, Mr. Ward deferred $64,286, and Dr. Teal deferred $115,000.

(2)

The values in column (c) represent the aggregate grant date fair value of restricted stock unit awards granted in fiscal 2019 computed in accordance with FASB ASC Topic 718. These restricted stock unit awards do not require assumptions in computing their grant date fair value under generally accepted accounting principles. The number of restricted stock unit awards received is rounded to the nearest whole share. Other than Messrs. Cummins and Novo, each continuing non-employee director received a grant of 1,413 restricted stock units of Ashland Common Stock in the Directors’ Deferral Plan on February 8, 2019. Mr. Cummins received a grant of 1,413 restricted stock units directly on February 8, 2019. The grant date fair value per share of each restricted stock unit was $77.85 per share of Ashland Common Stock. Mr. Novo joined the Board on May 22, 2019 and received 1,088 restricted stock units on such date, which was based on the grant date fair value of $72.63 per share of Ashland Common Stock.

(3)

Mr. Ward retired from Ashland’s Board on May 22, 2019. Due to his continued service past his desired retirement date in order to ensure a smooth transition to a new Board member, the Board decided to accelerate a pro-rated portion of his 2019 restricted stock unit grant in lieu of Mr. Ward forfeiting the entire grant. As such, Mr. Ward received 404 common stock units in the Directors’ Deferral Plan after the acceleration with an additional incremental fair value of $29,343 based on the stock price of $72.63 per share of Ashland Common Stock on May 22, 2019, and forfeited the remaining 1,014 unvested restricted stock units.

The following table identifies the aggregate number of unvested stock awards for each non-employee director outstanding as of September 30, 2019, other than Mr. Wulfsohn, whose unvested stock awards are reflected in the “Outstanding Awards at Fiscal Year-End” table below, and Messrs. Perry and Ward, who retired on February 8, 2019 and May 22, 2019, respectively, and did not hold any shares of restricted Ashland Common Stock or unvested stock units on September 30, 2019.

Name	Shares of Restricted Ashland Common Stock (#)	Unvested Restricted Stock Units of Ashland Common Stock (1) (#)
Brendan M. Cummins	0	18,090

William G. Dempsey	1,883	1,427

Jay V. Ihlenfeld	1,883	1,427

Susan L. Main	1,883	1,427

Guillermo Novo	0	1,088

Jerome A. Peribere	1,883	1,427

Craig A. Rogerson	0	1,427

Mark C. Rohr	1,883	1,427

Janice J. Teal	1,883	1,427

Kathleen Wilson-Thompson	1,883	1,427

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(1)

Includes credit for reinvested dividends allocated since the grant date for all directors. For all directors other than Mr. Cummins, the restricted stock units vest one year after date of grant. Mr. Cummins’s restricted stock units vest as described below under the section entitled “Restricted Stock Units” of this Proxy Statement.

Ashland’s non-employee director compensation program is designed to attract and retain highly qualified directors and align their interests with those of our stockholders. The G&N Committee reviews the director compensation program on an annual basis and recommends proposed changes for approval by the Board. As part of this review, the G&N Committee considers the significant amount of time expended, and the skill level required, by each non-employee director in fulfilling his or her duties on the Board, each director’s role and involvement on the Board and its committees and the market compensation practices and levels of our peer companies.

Annual Retainer

Ashland provides annual retainers of (a) $100,000 for each director, (b) an additional $35,000 for the Lead Independent Director, (c) an additional $20,000 for the Chair of the Audit Committee and (d) an additional $15,000 for other committee chairs. Non-employee directors may elect to receive part or all of their annual retainers in cash, shares of Ashland Common Stock, or as deferrals through the Directors’ Deferral Plan.

The directors who make an election to defer part or all of any annual retainer may have the deferred amounts held as common stock units (share equivalents) in a hypothetical Ashland Common Stock Fund or invested under the other available investment options under the Directors’ Deferral Plan. The payout of the amounts deferred occurs upon termination of service by the director. Directors may elect to receive the payout in a single lump sum or in installments not to exceed 15 years. Upon a “change in control” of Ashland (as defined in the Directors’ Deferral Plan), deferred amounts in the directors’ deferral accounts will be distributed pursuant to each director’s election and valued at the time of the distribution.

Restricted Stock Units

Ashland provides an annual award of deferred restricted stock units in the Directors’ Deferral Plan with a grant date value of $110,000 (pro-rated as applicable for less than a full year of service).

In 2019, each continuing non-employee director (other than Mr. Cummins) received restricted stock units in the Directors’ Deferral Plan. The restricted stock units vest one year after date of grant. Dividends on restricted stock units are reinvested in additional restricted stock units. Upon a “change in control” of Ashland, the restricted stock units immediately vest. Prior to being awarded restricted stock units, directors can elect to have part of their vested units invested under the available investment options under the Directors’ Deferral Plan, other than the Ashland Common Stock Fund, and/or paid in cash after the director terminates from service. Effective as of May 22, 2019, pursuant to an amendment to the Directors’ Deferral Plan, directors can no longer elect to have their restricted stock units invested in any investment option other than the Ashland Common Stock Fund and the restricted stock units will be paid in stock after the director terminates from service. In addition, following such amendment, restricted stock units will be granted under the stockholder approved Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan rather than the Directors’ Deferral Plan.

Mr. Cummins, as a non-U.S. resident, is not eligible to participate in the Directors’ Deferral Plan. Therefore, he received an annual award of restricted stock units directly, which may not be sold, assigned, transferred or otherwise encumbered until the earliest to occur of: (i) retirement from the Board of Directors, (ii) death or disability, (iii) a 50% change in the beneficial ownership of Ashland or (iv) voluntary early retirement to enter governmental service. His annual award will continue to be granted directly (and not through deferral).

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Stock Ownership Guidelines for Directors

The Board of Directors considers Ashland Common Stock ownership by directors to be of utmost importance. The Board believes that such ownership enhances the commitment of directors to Ashland’s future and aligns their interests with those of Ashland’s other stockholders. The Board has therefore established minimum stock ownership guidelines for non-employee directors which require each director to own Ashland Common Stock having a value of at least five times his or her base annual cash retainer of $100,000. Each newly elected director has five years from the year elected to reach this ownership level.

As of September 30, 2019, each of Ashland’s current non-employee directors who is currently required to meet the minimum stock ownership guidelines had attained the minimum stock ownership levels. Ms. Main and Ms. Wilson-Thompson joined the Board in 2017 and will not be required to meet the minimum stock ownership guidelines until 2022; Mr. Peribere joined the Board in 2018 and will not be required to meet the minimum stock ownership guidelines until 2023; and Mr. Rogerson joined the Board in 2019 and will not be required to meet the minimum stock ownership guidelines until 2024. Mr. Novo, as the incoming Chairman and Chief Executive Officer, will have five years to meet the officer stock ownership guidelines discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

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CORPORATE GOVERNANCE

Governance Principles

Ashland is committed to adhering to sound corporate governance practices. The documents described below are published on Ashland’s website (http://investor.ashland.com). These documents are also available in print at no cost to any stockholder who requests them. Among the corporate governance practices followed by Ashland are the following:

•

Ashland has adopted Corporate Governance Guidelines. These guidelines provide the framework for the Board’s governance of Ashland and include a general description of the Board’s purpose, director qualification standards, retirement and resignation policies and other responsibilities. The Corporate Governance Guidelines require that at least two-thirds of Ashland’s directors be independent, as defined by Ashland’s Director Independence Standards (the “Standards”), which incorporate the independence requirements of the SEC rules and the listing standards of the NYSE.

•

On December 4, 2018, the Board adopted an amendment to the Corporate Governance Guidelines providing that the Chair of each of the Compensation Committee and G&N Committee shall rotate at least once every four years.

•

Ashland also requires compliance with its global code of conduct which applies to all of Ashland’s directors and employees, including the principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The global code of conduct promotes honest and ethical conduct, compliance with applicable laws, rules and regulations, prompt reporting of violations of the code and full, fair, accurate, timely and understandable disclosure in reports filed with the SEC. Ashland intends to post any amendments or waivers of the code (to the extent applicable to Ashland’s directors and executive officers) on Ashland’s website or in a Current Report on Form 8-K.

•

Each of Ashland’s Board Committees has adopted a charter defining its respective purposes and responsibilities. Ashland has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

•

Only independent directors, as defined in the Standards, may serve on the Audit Committee, G&N Committee, and Compensation Committee of the Board. Upon his election as the next Chairman and Chief Executive Officer of Ashland, Mr. Novo was determined to no longer be independent and therefore stepped down from his position on the Audit Committee on October 8, 2019.

•	The Board, and each Committee of the Board, has the authority to engage independent consultants and advisors.

Policy Regarding Employee, Officer and Director Hedging and Pledging

Under Ashland’s insider trading policy, directors, officers, employees and certain persons or entities related to these individuals, are prohibited from purchasing any financial instruments that are designed to hedge or offset any decrease in the market value of equity securities of Ashland granted to or held by such covered persons. Such financial instruments include, but are not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds.

Additionally, all directors and officers of Ashland are prohibited from, directly or indirectly, pledging equity securities of Ashland. Pledging includes, but is not limited to, the creation of any form of pledge, security interest, deposit, lien or other hypothecation, including the holding of shares in a margin account.

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Board Leadership Structure

Ashland combines the roles of Chairman of the Board and Chief Executive Officer, which is balanced through the appointment of a Lead Independent Director. The Board believes that combining the positions of Chairman and Chief Executive Officer provides clarity of leadership and is in the best interests of Ashland and its stockholders at this time and when Mr. Novo assumes the position of Chairman and Chief Executive Officer. The Board believes that the use of a Lead Independent Director provides appropriate independent oversight of management. Independent oversight has been further assured by having only one member of management on the Board. The non-management directors regularly meet alone in executive session at Board meetings.

The Lead Independent Director is an independent director selected annually by the G&N Committee and approved by the Board. Mr. Ihlenfeld is currently the Lead Independent Director. In addition to the duties of all Board members, the Lead Independent Director:

•	Coordinates with the Chairman of the Board to determine the appropriate schedule of meetings;

•	Places any item he or she determines is appropriate on the Board’s agenda;

•

Directs that specific materials be included in Board mailings and works with the G&N Committee, as appropriate, to assess the quality, quantity and timeliness of the flow of information from management to the Board;

•	Directs the retention of consultants and advisors to report directly to the Board;

•	Coordinates with the G&N Committee to oversee compliance with Ashland’s Corporate Governance Guidelines and to recommend appropriate revisions thereto;

•

Coordinates and develops the agenda for, and moderates executive sessions of, the Board’s independent directors and acts as principal liaison between the independent directors and the Chairman of the Board and Chief Executive Officer on sensitive matters; and

•	Works with the G&N Committee to recommend the membership of the various Board Committees and Committee Chairs.

Oversight of Ashland’s Executive Compensation Program

The Compensation Committee is responsible for the approval and administration of compensation programs for executive officers and certain other employees of Ashland. The Compensation Committee is composed of independent directors (as defined in the Standards). In making compensation decisions, the Compensation Committee considers, among other things: Ashland’s compensation philosophy, its financial and operating performance, the individual performance of executives, compensation policies and practices for Ashland employees generally, and practices and executive compensation levels of peer and similarly sized general industry companies.

The Compensation Committee’s primary responsibilities are to:

•	Ensure that the Company’s executive compensation programs are competitive, support organizational objectives and stockholder interests, and emphasize the pay-for-performance linkage;

•

Review, evaluate and approve on an annual basis, the goals and objectives of the Chief Executive Officer. The Compensation Committee annually evaluates the Chief Executive Officer’s performance in light of these established goals and objectives, and based on these evaluations, the Compensation Committee sets the Chief Executive Officer’s annual compensation, including base salary, annual incentives and long-term incentives;

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•	Review and approve compensation of all key senior executives and certain elected corporate officers; and

•

Approve any employment agreements, consulting arrangements, severance or retirement arrangements, change in control agreements, and/or any special or supplemental benefits or provisions covering any current or former executive officer of Ashland.

For further information about the responsibilities of the Compensation Committee, see “Committees and Meetings of the Board of Directors—Compensation Committee” below.

The Compensation Committee may form and delegate authority to subcommittees with regard to any of the above responsibilities.

In determining and administering the executive compensation programs, the Compensation Committee takes into consideration:

•

Recommendations of the Chief Executive Officer and the Chief Human Resources and Information Technology Officer regarding potential changes to executive officer compensation based on performance, competitiveness, personnel and organizational changes, regulatory issues, strategic initiatives and other matters;

•	Information provided by the Human Resources function at Ashland; and

•

Advice of an outside, independent, executive compensation consultant on all aspects of executive compensation, including comparison to the practices and executive compensation levels of peer and general industry companies.

The Compensation Committee meets in executive session for a portion of each of its meetings.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for fiscal 2019 were Kathleen Wilson-Thompson (Chair), Jerome A. Peribere, Mark C. Rohr (beginning May 22, 2019), Craig A. Rogerson (beginning February 8, 2019), Janice J. Teal, Michael J. Ward (retired effective May 22, 2019) and Barry W. Perry (retired effective February 8, 2019). There were no impermissible interlocks or inside directors on the Compensation Committee.

Board’s Role of Risk Oversight

The Board of Directors has oversight responsibility with respect to Ashland’s risk management processes. This includes working with management to determine and assess the Company’s philosophy and strategy towards risk management and mitigation. Management is responsible for the day-to-day management of risk, and they report periodically to the Board and to specific committees on current and emerging risks and the Company’s approach to avoiding and mitigating risk exposure. The Board reviews in detail the Company’s most significant risks and whether management is responding consistently within the Company’s overall risk management and mitigation strategy.

While the Board maintains the ultimate oversight responsibility for risk management, each of the various committees of the Board has been assigned responsibility for risk management oversight of specific areas. In particular, the Audit Committee maintains responsibility for overseeing risks related to Ashland’s financial reporting, audit process, internal controls over financial reporting and disclosure controls and procedures and for the global ethics and compliance program. The Audit Committee also has oversight responsibility related to Ashland’s key financial risks. The EHS&Q Committee assists the Board in fulfilling its oversight responsibility with respect to environmental, health, safety, product compliance and business continuity risks. In setting compensation, the Compensation Committee monitors and evaluates the compensation and benefits structure of the Company, including providing guidance on philosophy and policy matters and excessive risk-taking. Finally, the G&N Committee conducts an annual review of

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nominees to the Board and is charged with developing and recommending to the Board corporate governance principles and policies and Board Committee structure, leadership and membership. On December 4, 2018, the Board adopted an amendment to the Audit Committee Charter, giving the Audit Committee responsibility for reviewing and assisting the Board in its oversight of the Company’s capital allocation framework, including prioritization, significant decisions and risk considerations relating to the Company’s financial resources, capital structure and investments and uses of cash.

Director Independence and Certain Relationships

The Board of Directors has adopted the Standards to assist in its determination of director independence. To qualify as independent under these Standards, the Board must affirmatively determine that a director has no material relationship with Ashland, other than as a director.

Pursuant to the Standards, Ashland’s Board undertook a review of director independence in November 2019, as well as when a new director joined the Board. During this review, the Board considered relationships and transactions between, on the one hand, each director or nominee, any member of his or her immediate family, and his or her affiliates, and on the other hand, Ashland and its subsidiaries and affiliates. As provided for in the Standards, the purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director or nominee is independent.

As part of its assessment of Mr. Rogerson’s independence, the Board evaluated the ongoing pension payments Mr. Rogerson receives in respect of his former employment at Hercules, which was acquired by Ashland in 2008. Hercules’ pension obligations were assumed by Valvoline as part of the 2017 spin-off of Valvoline from Ashland. Mr. Rogerson receives approximately $200,000 annually pursuant to a qualified defined benefit plan and a non-qualified supplemental early retirement plan in respect of his former employment at Hercules.

As a result of the review, Ashland’s Board affirmatively determined that Messrs. Cummins, Dempsey, Peribere, Rogerson, Rohr and Sandler, and Dr. Teal, Dr. Ihlenfeld, Ms. Main and Ms. Wilson-Thompson are each independent of Ashland and its affiliates. Mr. Wulfsohn, Ashland’s Chief Executive Officer, and Mr. Novo, Ashland’s incoming Chief Executive Officer, are the only directors determined not to be independent of Ashland. In addition, the Board has affirmatively determined that all members of the Audit Committee and Compensation Committee are independent under SEC rules and the listing standards of the NYSE.

In the normal course of business, Ashland had transactions with other corporations where certain directors are executive officers. None of the transactions were material in amount as to Ashland and none were reportable under federal securities laws. Ashland’s Board has concluded that the following relationships between Ashland and the director-affiliated entities are not material pursuant to the Standards, and the G&N Committee has determined that the transactions are not “Related Person Transactions,” as defined in the Related Person Transaction Policy:

Craig A. Rogerson, a director of Ashland, is the Chairman, President and Chief Executive Officer of Hexion Inc. (“Hexion”). During fiscal 2019, Ashland paid Hexion approximately $20,493,000 for certain products and/or services, of which approximately $17 million related to the Composites business which was sold on August 30, 2019, and Hexion paid Ashland approximately $712,000 for certain products and/or services.

Mark C. Rohr, a director of Ashland, is the Executive Chairman and former Chief Executive Officer of Celanese Corporation (“Celanese”). During fiscal 2019, Ashland paid Celanese approximately $2,660,000, and Celanese paid Ashland approximately $6,422,000, for certain products and/or services.

There are no material proceedings to which any director, director nominee or executive officer of Ashland is a party adverse to Ashland or any of its subsidiaries or has a material interest adverse to Ashland or any of its subsidiaries.

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There are no family relationships between any director of Ashland, executive officer of Ashland or person nominated or chosen to become a director or executive officer of Ashland.

Related Person Transaction Policy

Federal securities laws require Ashland to describe any transaction since the beginning of the last fiscal year, or any currently proposed transaction, in which (i) Ashland was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) in which any related person had or will have a direct or indirect material interest. Related persons are directors and executive officers, nominees for director and any immediate family members of directors, executive officers or nominees for director. There have been no transactions since October 1, 2018, nor is there any currently proposed transaction, in which (i) Ashland was or is to be a participant, (ii) the amount involved exceeded or will exceed $120,000 and (iii) any related person had or will have a direct or indirect material interest. Ashland is also required to describe its policies and procedures for the review, approval or ratification of any Related Person Transaction.

Pursuant to Ashland’s written Related Person Transaction Policy (the “Policy”), the G&N Committee is responsible for reviewing the material facts of any transactions that could potentially be “transactions with related persons.” The Policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (2) Ashland is a participant and (3) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). Transactions between Ashland and any firm, corporation or entity in which a related person is an executive officer or general partner, or in which any related persons collectively hold more than 10% of the ownership interests, are also subject to review under the Policy.

Under the Policy, Ashland’s directors and executive officers are required to identify annually, and on an as-needed basis, potential transactions with related persons or their firms that meet the criteria set forth in the Policy, and management is required to forward all such disclosures to the G&N Committee. The G&N Committee reviews each disclosed transaction. The G&N Committee has discretion to approve, disapprove or otherwise act if a transaction is deemed to be a Related Person Transaction subject to the Policy. Only disinterested members of the G&N Committee may participate in the determinations made with regard to a particular transaction. If it is impractical to convene a meeting of the G&N Committee, the Chair of the G&N Committee is authorized to make a determination and promptly report such determination in writing to the other G&N Committee members. All determinations made under the Policy are required to be reported to the full Board of Directors.

Under the Policy and consistent with SEC regulations, certain transactions are not Related Person Transactions, even if such transactions exceed $120,000 in a fiscal year. Those exceptions are:

•	Compensation to a director or executive officer which is or will be disclosed in Ashland’s proxy statement;

•

Compensation to an executive officer which is approved by the Compensation Committee and would have been disclosed in Ashland’s proxy statement if the executive officer was a “named executive officer”;

•

A transaction in which the rates or charges involved are determined by competitive bids, or which involves common, contract carrier or public utility services at rates or charges fixed in conformity with law or governmental authority;

•	A transaction that involves services as a bank depository of funds, transfer agent, registrar, indenture trustee or similar services; and

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•	A transaction in which the related person’s interest arises solely from the ownership of Ashland Common Stock and all stockholders receive the same benefit on a pro rata basis.

Delinquent Section 16(a) Reports

Pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s directors and certain executive officers are required to report, within specified due dates, their initial ownership of the Company’s Common Stock and all subsequent acquisitions, dispositions or other transfers of interest in such securities, if and to the extent reportable events occur which require reporting by such due dates. The Company is required to identify in its proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. Based on that review, all of the Company’s directors and all executive officers subject to the reporting requirements satisfied such requirements in full during fiscal 2019, other than (1) a late Form 4/A for Keith Silverman reflecting his exercise of stock appreciation rights; (2) a Form 3/A for Osama Musa reflecting grants erroneously omitted from his Form 3; and (3) a late Form 4 for Osama Musa reflecting the vesting of his cash-settled RSUs, each due to an administrative error.

Communication with Directors

The Board of Directors has established a process by which stockholders and other interested parties may communicate with the Board. Persons interested in communicating with the Board, or with a specific member or Committee of the Board, may do so by writing to the Lead Independent Director in care of the General Counsel of Ashland, 50 E. RiverCenter Boulevard, Covington, KY 41011. Communications directed to the Lead Independent Director will be reviewed by the General Counsel and distributed to the Lead Independent Director as well as to other individual directors, as appropriate, depending on the subject matter and facts and circumstances outlined in the correspondence. Communications that are not related to the duties and responsibilities of the Board, or are otherwise inappropriate, will not be forwarded to the Lead Independent Director, although all communications directed to the Board will be available to any director upon request.

Attendance at Annual Meeting

Ashland has a policy and practice of strongly encouraging all directors to attend the Annual Meeting. However, due to the contested election of directors and delay of the Annual Meeting to February 2019, most of Ashland’s then current directors telephonically attended the Annual Meeting. Messrs. Dempsey, Peribere and Perry were unavailable to attend the Annual Meeting on the delayed date.

Executive Sessions of Directors

The non-employee directors meet in executive session at each regularly scheduled meeting of the Board, and at other times as they may determine appropriate. The Audit and Compensation Committees of the Board meet in executive session during every regular committee meeting. Other Board committees meet in executive session at the discretion of the committee members.

Stockholder Recommendations for Directors

The G&N Committee considers director candidates recommended by other directors, employees and stockholders, and is authorized, at its discretion, to engage a professional search firm to identify and suggest director candidates. Written suggestions for director candidates should be sent via registered, certified or express mail to the Secretary of Ashland at 50 E. RiverCenter Boulevard, Covington, KY 41011. Such suggestions should be received no later than September 1, 2020, to be considered by the G&N Committee for inclusion as a director nominee for the 2021 Annual Meeting. Suggestions for director candidates should include all information required by Ashland’s By-laws and any other relevant information, as to the proposed candidate. The G&N Committee selects each director nominee based on the nominee’s skills, achievements and

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experience. The G&N Committee will review all director candidates in accordance with its charter and Ashland’s Corporate Governance Guidelines, and it will identify qualified individuals consistent with criteria approved by the Board of Directors. The G&N Committee shall select individuals as director nominees who exhibit the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective in serving the interests of Ashland’s stockholders. Additionally, the G&N Committee shall seek director candidates who exhibit the following personal and professional qualifications: (1) significant experience in the chemical industry; (2) product or process innovation experience; (3) international business expertise; (4) diverse experience in policy-making in business, government, education and/or technology, or in areas that are relevant to Ashland’s global business and strategy; (5) an inquisitive and objective nature, practical wisdom and mature judgment; and (6) the ability to work with Ashland’s existing directors and management. Individuals recommended by stockholders in accordance with these procedures will be evaluated by the G&N Committee in the same manner as individuals who are recommended through other means.

Stockholder Nominations of Directors

In order for a stockholder to nominate a director at an annual meeting who is not otherwise nominated by the G&N Committee, Ashland’s By-laws require that the stockholder must give written notice (as specified below) to the Secretary of Ashland not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. Public disclosure may include a press release or be in a public filing with the SEC. The notice must contain the following information:

•	as to each stockholder proposing a nominee and any Stockholder Associated Person (as defined below),
i.	the class or series and number of shares of stock directly or indirectly held of record and beneficially by the stockholder proposing such business or Stockholder Associated Person;
ii.	the date such shares of stock were acquired;
iii.

a description of any agreement, arrangement or understanding, direct or indirect, with respect to such business between or among the stockholder proposing such business, any Stockholder Associated Person or any others (including their names) acting in concert with any of the foregoing;

iv.

a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into, directly or indirectly, as of the date of such stockholder’s notice by, or on behalf of, the stockholder proposing such business or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder proposing such business or any Stockholder Associated Person with respect to shares of stock of Ashland (a “Derivative“);

v.

a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which the stockholder proposing such business or Stockholder Associated Person has a right to vote any shares of stock of Ashland;

vi.

any rights to dividends on the stock of Ashland owned beneficially by the stockholder proposing such business or Stockholder Associated Person that are separated or separable from the underlying stock of Ashland;

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vii.

any proportionate interest in stock of Ashland or Derivatives held, directly or indirectly, by a general or limited partnership in which the stockholder proposing such business or Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and

viii.

any performance-related fees (other than an asset-based fee) that the stockholder proposing such business or Stockholder Associated Person is entitled to, based on any increase or decrease in the value of stock of Ashland or Derivatives thereof, if any, as of the date of such notice (sections (i) through (viii), the “Stockholder Information“);

•

as to each stockholder proposing such nominee, the name and address of (i) any other beneficial owner of stock of Ashland that are owned by such stockholder and (ii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the stockholder or such beneficial owner (each, a “Stockholder Associated Person“);

•	the name and address of each stockholder proposing such nominee, as they appear on Ashland’s books;

•	the name and address of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of stock of Ashland entitled to vote in the election of directors and intends to appear in person or by proxy at the meeting;

•

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder and any Stockholder Associated Person or any of their respective affiliates or associates or other parties with whom they are acting in concert, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder, Stockholder Associated Person or any person acting in concert therewith, were the “registrant” for purposes of such rule and each nominee were a director or executive of such registrant;

•

such other information regarding each nominee proposed by such stockholder and Stockholder Associated Persons as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board and a completed signed questionnaire, representation and agreement required by Section 3.02(c) of Ashland’s By-laws;

•

a representation as to whether such stockholder intends (a) to deliver a proxy statement and form of proxy to holders of at least the percentage of Ashland’s outstanding capital stock required to approve the nomination or (b) otherwise to solicit proxies from stockholders in support of such nomination;

•	a representation that the stockholder shall provide any other information reasonably requested by Ashland; and

•	the executed written consent of each nominee to serve as a director of Ashland if so elected.

The chairman of any meeting of stockholders to elect directors and Ashland’s Board may refuse to acknowledge any nomination that is not made in compliance with the procedure described above or if the stockholder fails to comply with the representations set forth in the notice.

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COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors currently has four committees: Audit Committee; Compensation Committee; Environmental, Health, Safety and Quality Committee; and Governance and Nominating Committee. All Committees are composed entirely of independent directors, other than the Environmental, Health, Safety and Quality Committee (the “EHS&Q Committee”). Mr. Novo, who is no longer independent as of his election as the new Chairman and Chief Executive Officer on October 8, 2019, will continue to serve on the EHS&Q Committee until he assumes the position of Chairman and Chief Executive Officer on December 31, 2019. He served on the Audit Committee from May 22, 2019 until October 8, 2019. During fiscal 2019, 13 meetings of the Board were held. Each incumbent director attended at least 75% of the total meetings of the Board and the Committees on which he or she served. Overall attendance at Board and Committee meetings was 96%. Listed below are the members of each of the four standing committees as of September 30, 2019.

Audit	Compensation	Environmental, Health, Safety and Quality	Governance and Nominating
Brendan M. Cummins	Jerome A. Peribere	Brendan M. Cummins	William G. Dempsey
William G. Dempsey	Craig A. Rogerson	Jay V. Ihlenfeld	Susan L. Main
Jay V. Ihlenfeld	Mark C. Rohr	Guillermo Novo	Jerome A. Peribere
Susan L. Main*	Janice J. Teal	Craig A. Rogerson	Mark C. Rohr*
	Kathleen Wilson-Thompson*	Janice J. Teal*	Kathleen Wilson-Thompson

*	Chair

On December 4, 2018, the Board adopted an amendment to the Corporate Governance Guidelines, providing that the Chair of each of the Compensation Committee and G&N Committee shall rotate at least once every four years.

On December 4, 2018, the Board also adopted an amendment to the Audit Committee Charter, giving the Audit Committee responsibility for reviewing and assisting the Board in its oversight of the Company’s capital allocation framework, including prioritization, significant decisions and risk considerations relating to the Company’s financial resources, capital structure and investments and uses of cash.

In March 2019, the Board appointed an ad-hoc special committee to consider CEO succession, including determining the skills and experience desired in the next Chief Executive Officer and to develop a position specification. The committee was also charged with reviewing any potential candidates. In discharging its responsibilities, the committee retained outside consultants and provided its recommendation to the G&N Committee.

Following are descriptions of the primary responsibilities of each committee and the number of meetings held during fiscal 2019. Each committee’s charter is available on Ashland’s website (http://investor.ashland.com).

Audit Committee	Number of Meetings in Fiscal 2019: 9

Summary of Responsibilities

•	Oversees Ashland’s financial reporting process, including earnings releases and the filing of financial reports.
•	Reviews management’s implementation and maintenance of adequate systems of internal accounting and financial controls (including internal control over financial reporting).

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•	Evaluates the independence and performance of the independent auditors, who report directly to the Audit Committee.
•	Selects independent auditors based on qualification and independence and approves audit fees and services performed by independent auditors.
•	Reviews the effectiveness of Ashland’s legal and regulatory compliance programs.
•	Discusses the overall scope and plans for audits with both internal and independent auditors.
•	Reviews and investigates any matters pertaining to the integrity of executive management and oversees compliance by management with laws, regulations and the global code of conduct.
•	Establishes and maintains procedures for handling complaints regarding accounting and auditing matters.
•

Reviews and oversees Ashland’s capital allocation framework, including prioritization, significant decisions and risk considerations relating to Ashland’s financial resources, capital structure and investments and uses of cash.

•

Reviews Ashland’s enterprise risk assessment and risk management policies, including Ashland’s major enterprise and financial risk exposures and steps taken by management to monitor and mitigate such exposure.

•

Evaluates and recommends actions regarding significant financial issues such as capital structure, dividend policy, offerings of corporate securities, major borrowings, credit facilities, derivatives and swaps policies (including entry into swaps in reliance on the end-user exception), past audits of capital investments, capital projects, commercial commitments and merger, acquisition and divestiture activities.

•	Oversees funding and investment policy related to employee benefit plans.
•	Reviews performance and operation of internal audit, including the head of internal audit, and reviews adverse audit reports.
•	Reviews the Company’s information and cyber security risks and programs.

Compensation Committee	Number of Meetings in Fiscal 2019: 7

Summary of Responsibilities

•	Ensures Ashland’s executive compensation programs are appropriately competitive, supports organizational objectives and stockholder interests and emphasizes pay for performance linkage.
•	Evaluates and approves compensation and sets performance criteria for compensation programs with respect to Ashland’s Chief Executive Officer.
•	Evaluates and approves compensation and sets performance criteria for compensation programs for all key senior executives and elected corporate officers.
•	Oversees the execution of Chief Executive Officer and senior management development and succession plans, including HR-related business continuity plans.
•

Approves any employment agreements, consulting arrangements, severance or retirement arrangements, change in control agreements and/or any other special or supplemental benefits covering any current or former executive officer.

•	Adopts, amends, terminates and performs other design functions for Ashland’s benefit plans.
•	Oversees the implementation and administration of Ashland’s compensation plans.
•	Monitors and evaluates Ashland’s compensation and benefits structure, providing guidance on philosophy, policy matters and excessive risk taking.
•	Oversees regulatory compliance on compensation matters, including Ashland’s policies on structuring compliance programs to preserve tax deductibility.
•	Oversees the preparation of the annual report on executive compensation.
•	Oversees the retention of compensation consultants, independent legal counsel or other advisors and determines independence of the same.

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Environmental, Health, Safety and Quality Committee	Number of Meetings in Fiscal 2019: 4

Summary of Responsibilities

•

Oversees and reviews Ashland’s environmental, health and safety, quality and compliance policies, programs, practices and audits and any issues, as well as competitors’ activities and industry best practices.

•	Oversees and reviews environmental, health and safety regulatory trends, including Ashland’s overall compliance, remediation and sustainability efforts.
•

Oversees and reviews product safety and quality trends, issues and concerns which affect or could affect Ashland’s product safety or quality practices, including Ashland’s overall efforts related to product safety and quality.

•	Oversees, reviews and receives updates on Ashland’s policies regarding environmental, health, safety and quality compliance and business continuity risks.
•	Reports to the Board concerning implementation of environmental, health, safety and quality compliance policies and assists the Board in assuring Ashland’s compliance with those policies.

Governance and Nominating Committee	Number of Meetings in Fiscal 2019: 7

Summary of Responsibilities

•	Recommends nominees for the Board of Directors and its Committees.
•	Reviews suggested potential candidates for the Board.
•	Recommends desirable size and composition of the Board and its Committees.
•	Recommends to the Board programs and procedures relating to director compensation, evaluation, retention and resignation.
•	Reviews corporate governance guidelines, corporate charters and proposed amendments to Ashland’s Certificate of Incorporation and By-laws.
•	Reviews transactions pursuant to the Related Person Transaction Policy.
•	Assists the Board in ensuring the Board’s independence as it exercises its corporate governance and oversight roles.
•	Oversees the evaluation of the Board.
•	Reviews the process for succession planning for the executive management of Ashland.
•	Reviews all Committee charters.
•	Reviews and makes recommendations to address stockholder proposals.
•	Oversees the administration of the equity plans and awards, solely with respect to non-employee directors.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs and the compensation decisions made by the Compensation Committee under those programs. This CD&A focuses on the compensation of our named executive officers for fiscal 2019, who were:

Name	Position
William A. Wulfsohn*	Chairman of the Board and Chief Executive Officer (“CEO”)
J. Kevin Willis	Senior Vice President and Chief Financial Officer (“CFO”)
Peter J. Ganz	Senior Vice President, General Counsel and Secretary
Vito J. Consiglio**	Senior Vice President, Chief Commercial Officer
Osama M. Musa	Senior Vice President, Chief Technology Officer

*

On October 8, 2019, Ashland announced that the Board elected Guillermo Novo to succeed William Wulfsohn as the Company’s Chief Executive Officer and Chairman of the Board, effective December 31, 2019. Mr. Novo’s compensation is described in the Form 8-K filed by Ashland on October 8, 2019 (SEC File No. 333-211719), which is incorporated herein by reference.

**	On December 4, 2019, Ashland and Mr. Consiglio agreed that Mr. Consiglio will leave the Company on January 31, 2020 due to the elimination of the Chief Commercial Officer position.

FISCAL YEAR 2019 ASHLAND PERFORMANCE

Fiscal year 2019 was a year of important gains in the context of difficult external conditions. From a financial perspective, Ashland faced challenging end market conditions and a stronger U.S. dollar. We implemented an EBITDA margin acceleration program to reduce layers, increase operational agility, and improve our competitiveness by reducing our fixed costs by $120 million on a run-rate basis by the end of calendar year 2019. The execution of this program contributed to the Company’s results in fiscal 2019:

•	Operating income was $166 million compared to $102 million a year ago.

•	Income from continuing operations was $24 million, versus $19 million in fiscal 2018.

•	Net income attributable to Ashland was $505 million compared to $114 million in fiscal 2018.

•	Adjusted EBITDA was $532 million, compared to $515 million in fiscal 2018.

•

In August, Ashland divested the Composites business and Marl BDO facility. Proceeds from this transaction and ongoing cash flow generation enabled Ashland to return over $260 million to shareholders in fiscal 2019 through both share repurchases and dividends, while reducing debt by $940 million.

As part of the EBITDA margin acceleration program, Ashland remains on track to achieve its target of $120 million in total run-rate savings by end of calendar year 2019.

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We expect to see continued improvement in fiscal year 2020 and beyond as we realize the benefits from the EBITDA margin acceleration program and work to achieve our full potential by delivering greater revenue growth, margin expansion and cash generation.

(In millions)	2019	2018
Sales
Specialty Ingredients	$2,382	$2,470
Intermediates and Solvents	111	119
Operating income
Specialty Ingredients	$272	$314
Intermediates and Solvents	16	17
EBITDA^
Specialty Ingredients	$507	$560
Intermediates and Solvents	29	31
Adjusted EBITDA*^
Specialty Ingredients	$558	$574

*	There were no key items for the I&S segment in fiscal 2019 and 2018.

^	EBITDA and Adjusted EBITDA are non-GAAP measures and are reconciled to net income for Ashland and operating income for each segment in Appendix A.

COMPENSATION PHILOSOPHY AND PROGRAM DESIGN PRINCIPLES

Compensation Philosophy and Executive Compensation Program Objectives

Our executive compensation program is designed to create a pay-for-performance culture by aligning compensation to the achievement of our financial and strategic objectives and our stockholders’ interests. We strive to provide our NEOs with a compensation package that is aligned with the median of our Compensation Peer Group (as defined below), with the expectation, based on a comparison to executives in the Compensation Peer Group and a review of other competitive market information, that above-target performance will result in above-median pay and below-target performance will result in below-median pay. The Compensation Committee annually reviews the base salaries and the annual and long-term target incentive opportunities of our NEOs to determine whether these programs competitively reward our NEOs for their services.

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The primary objectives of our executive compensation program and the guiding principles for setting and awarding executive compensation are:

Align the interests of management with our stockholders

To closely align the interests of management with the interests of our stockholders, a significant portion of each executive’s compensation is equity-based and is linked to building long-term stockholder value through the achievement of the financial and strategic objectives of Ashland.

Provide incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk

Incentive compensation should help drive business strategy. The compensation program should encourage both the desired results and the right behaviors. It should help drive business strategy and strike a balance between short-term and long-term performance, while incorporating risk-mitigating design features so that unnecessary or excessive risk is not encouraged.

Attract, retain and motivate executive talent by providing competitive levels of salary and targeted total pay	Compensation should be competitive with those organizations with which we compete for top talent.
Integrate with our performance management process of goal-setting and formal evaluation	Target-level goals should be aligned with the annual operating plan and be considered stretch yet achievable, based on an annual assessment of business conditions for the performance period.

ELEMENTS OF COMPENSATION AND LINK TO COMPANY PERFORMANCE

Primary Compensation Elements

We have three primary elements of total direct compensation—base salary, annual incentive and long-term incentive. Our long-term incentive is delivered through Performance Units (“PUs” or “Performance Units”), Stock Appreciation Rights (“SARs”) and Restricted Stock Units (“RSUs”).

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The majority of our NEOs’ compensation is performance-based and not guaranteed. The following table summarizes the key elements of our executive compensation program and describes why each element is provided:

	Base Salary	Annual Incentive	PUs	SARs	RSUs
Who Receives	All NEOs

When Granted / Received or Reviewed	Reviewed annually	Annually for prior year performance	First quarter annually

Form of Delivery	Cash		Equity

Type of Performance	Short-term emphasis		Long-term emphasis

Performance Period	Ongoing	1 Year	3 Years

How Payout is Determined	Compensation Committee judgment based on review of market and other factors	Formulaic; Compensation Committee verifies performance before payout	Formulaic; Compensation Committee verifies performance before payout	Stock price on exercise/vest date

Most Recent Performance Measure	N/A	Adjusted EBITDA* and FCF* with a safety modifier	Adjusted Earnings per Share* & relative Total Shareholder Return (“TSR”)**	Stock price appreciation

What is Incentivized	Balance against excessive risk taking	Deliver on annual strategic objectives	Deliver on long-term strategic objectives; outperform peers	Increase stock price	Balance against excessive risk-taking and retention

*

Adjusted EBITDA and FCF, in each case, as used for purposes of our Annual Incentive Plan, and Adjusted Earnings per Share, as used for purposes of our Long-Term Incentive Performance Plan, are non-GAAP measures. A reconciliation of these measures to results in accordance with GAAP can be found in Appendix A.

**

Beginning in fiscal 2020, the metrics used for PUs will be return on net assets and relative TSR. For a discussion of the change, see the “Fiscal Year 2020 Compensation Decisions” section of this CD&A.

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Overall Pay Mix

As illustrated in the charts below, we place a significant emphasis on performance-based compensation (annual and long-term) so that a substantial percentage of each NEO’s total direct target compensation is contingent on the successful achievement of our financial and strategic goals, in accordance with our compensation philosophy.

Fiscal Year 2019 Total Direct Compensation Mix

USE OF COMPARATOR PEER GROUPS

The Compensation Committee primarily uses two comparator groups as part of its executive compensation process. The “Compensation Peer Group” is used to assess the competitiveness of our NEOs’ compensation and the “Performance Peer Group” is used in limited circumstances in evaluating our stock performance.

Compensation Peer Group

The Compensation Committee considers relevant market pay practices, among other factors, when setting executive compensation to enhance our ability to recruit and retain high-performing talent. In assessing market competitiveness, the compensation of our NEOs is reviewed against executive compensation at a number of companies with which we compete for executive talent. Factors used to determine the companies included in the analysis and how the data is used is set forth below:

Considerations used to choose peer group	How we use the peer group information

✓ Comparable revenue size ✓ Global operations ✓ Chemical industry ✓ Market capitalization

✓    Input in developing base salary ranges, annual incentive target opportunities and long-term incentive awards

✓    Assess competitiveness of total direct compensation

✓    Determine form and mix of equity

✓    Input to designing compensation plans, benefits and perquisites

Our Compensation Committee annually reviews the Compensation Peer Group and determines, with input from its independent compensation consultant, whether any changes are appropriate. During this annual review, the Compensation Committee considers whether the Compensation Peer Group companies remain appropriate from a business and talent perspective.

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The fiscal 2019 Compensation Peer Group used for market assessment of compensation included the following companies:

Company	Revenue as of 6/30/19 ($M)	Company	Revenue as of 6/30/19 ($M)
Eastman Chemical Company	$9,924	International Flavors & Fragrances, Inc.	$4,344
Huntsman Corporation	$9,118	Polyone Corporation	$3,532
Westlake Chemical Corporation	$8,510	Albemarle Corporation	$3,385
Celanese Corporation	$6,991	Cabot Corporation	$3,369
Olin Corporation.	$6,789	H.B. Fuller Company	$3,001
The Chemours Company	$6,284	Ashland Global Holdings Inc.	$2,600
RPM International Inc.	$5,521	New Market Corporation	$2,237
FMC Corporation	$4,812	W.R. Grace & Co.	$1,970
Axalta Coating Systems Ltd.	$4,643	Element Solutions, Inc.	$1,928

Additionally, competitive pay data was gathered from the Towers Watson CDB General Industry Executive Compensation Survey. The data from the survey is scoped to Ashland’s industry and adjusted to Ashland’s revenue size.

In fiscal 2020, the Compensation Committee revised the Compensation Peer Group to be used for the market assessment of fiscal year 2020 compensation. The Compensation Committee approved revisions to the Compensation Peer Group so that it more accurately reflects the industries in which Ashland competes and Ashland’s financial size after the disposition of its Composites business and Intermediates and Solvents facility in Marl, Germany (the “Marl facility”). Upon advice from its independent compensation consultant, the Compensation Committee removed three and added five peer companies due to size considerations and M&A activity.

Companies Removed:

•	Eastman Chemical Company

•	Huntsman Corporation

•	Westlake Chemical Corporation

Companies Added:

•	Stepan Company

•	Kraton Corporation

•	Innospec Inc.

•	Sensient Technologies Corporation

•	Ingevity Corporation

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Beginning in fiscal year 2020, the Compensation Peer Group will include the following companies:

Company	Revenue as of 6/30/19 ($M)	Company	Revenue as of 6/30/19 ($M)
Celanese Corporation	$6,991	H.B. Fuller Company	$3,301
Olin Corporation	$6,789	Ashland Global Holdings Inc.	$2,600
The Chemours Company	$6,284	NewMarket Corporation	$2,237
RPM International Inc.	$5,521	Stepan Company	$1,984
FMC Corporation	$4,812	W.R. Grace & Co.	$1,970
Axalta Coating Systems Ltd	$4,643	Kraton Corporation	$1,966
International Flavors & Fragrances Inc.	$4,344	Element Solutions Inc.	$1,928
PolyOne Corporation	$3,532	Innospec Inc.	$1,505
Albemarle Corporation	$3,385	Sensient Technologies Corporation	$1,378
Cabot Corporation	$3,369	Ingevity Corporation	$1,175

Performance Peer Group

In fiscal year 2019 the Compensation Committee utilized the entire S&P 500 index as our performance peer group (the “Performance Peer Group”). We believe the Performance Peer Group is an appropriate measure of our relative TSR, reflects Ashland’s performance compared to the broader stock market and provides transparency to our investors and incentive plan participants. Our Performance Peer Group is used solely for assessing relative TSR performance for our PUs.

Beginning in fiscal year 2020, in light of Ashland’s size following the sale of the Composites business and Marl facility, the Performance Peer Group will be the S&P 400 index, which will be used for assessing relative TSR performance for our PUs. This index will reflect performance compared to the broader stock market and provide transparency to investors and incentive plan participants. Additionally, the use of this index is consistent with Ashland’s inclusion in the S&P 400 index.

FISCAL YEAR 2019 COMPENSATION STRUCTURE DECISIONS

Our Compensation Committee reviews the base salaries and the annual and long-term target opportunities of our NEOs annually to determine whether these programs competitively reward our NEOs for their services based on a comparison to executives in the Compensation Peer Group and a review of other competitive market information.

Overview of CEO Compensation for fiscal 2019

CEO Compensation in fiscal 2019
• No increase in base salary • No increase in annual target incentive compensation opportunity • No increase in long-term target incentive compensation opportunity

Base Salary

The Compensation Committee considers each NEO’s experience, proficiency, performance and potential to impact future business results, the NEO’s behavior measured against key

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competencies and corporate values and competitiveness in the market, in making base salary decisions.

When evaluating Mr. Wulfsohn’s base salary in its annual review, the Compensation Committee reviewed the market data provided by its independent compensation consultant and, in executive session without management present, recommended no change to Mr. Wulfsohn’s base salary.

The Compensation Committee also reviewed the market data provided by its independent compensation consultant for the merit increase recommendations submitted by Mr. Wulfsohn for each NEO other than himself. Based on the information provided, the Compensation Committee approved increases for Messrs. Consiglio and Musa, reflecting the Company’s standardized annual review process. The Compensation Committee did not approve increases for Messrs. Willis and Ganz based on its review of the market data for companies of similar size after Ashland completed the disposition of its Composites business and Marl facility.

Base salaries for Messrs. Wulfsohn, Willis, Ganz, Consiglio and Musa, effective April 2019, were as follows:

NEO	FY2018 Base Salary ($)	FY2019 Base Salary ($)	Increase (%)
William A. Wulfsohn	1,189,000	1,189,000	0.0%
J. Kevin Willis	598,150	598,150	0.0%
Peter J. Ganz	561,550	561,550	0.0%
Vito J. Consiglio	503,700	518,811	3.0%
Osama M. Musa	480,190	494,596	3.0%

Annual and Long-Term Incentive Target Opportunities

Each year, the Compensation Committee reviews the annual and long-term target incentive opportunities to ensure alignment with our compensation philosophy and competitive practice. Annual and long-term target incentive opportunities for Messrs. Wulfsohn, Willis and Ganz remained the same for fiscal year 2019. Mr. Consiglio’s target annual and long-term incentives were increased to align better with market competitive practice and his peers within the Company. Mr. Musa’s target annual incentive was increased to align better with market competitive practice.

NEO	FY2018 Target Annual Incentive (% of Base Salary)	FY2019 Target Annual Incentive (% of Base Salary)	Target Annual Incentive Change (%)	FY2018 Target LTI (% of Base Salary)	FY2019 Target LTI (% of Base Salary)	Target LTI Increase (%)
William A. Wulfsohn	120	120	0	400	400	0
J. Kevin Willis	90	90	0	225	225	0
Peter J. Ganz	75	75	0	150	150	0
Vito J. Consiglio	65	75	10	65	150	85
Osama M. Musa*	65	75	10	85	85	0

*	In November 2018, to be effective in November 2019, the Compensation Committee approved an increase to Mr. Musa’s long-term incentive opportunity from 85% to 150% to align better with internal peers.

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FISCAL YEAR 2019 INCENTIVE PLAN DESIGNS AND PERFORMANCE-RELATED PAYOUTS

Annual and Long-Term Incentive Metrics and Goals

Based on a review of the annual and long-term financial goals, operational plans, strategic initiatives and the prior year’s actual results, the Compensation Committee annually approves the financial performance metrics that will be used to measure performance in our annual and long-term incentive arrangements as well as the relative weighting that will be assigned to each metric.

The Compensation Committee then approves threshold, target and maximum performance levels for each performance metric. The Compensation Committee seeks to establish corporate performance goals that are challenging yet attainable. For our fiscal 2019 Annual Incentive Plan (the “Annual Incentive Plan”) and Long-Term Incentive Performance Plan (“LTIPP”), the Compensation Committee approved the following performance metrics in November 2018 for the reasons noted below:

	Performance Metric	Reason for Selection
Annual Incentive Plan	Adjusted Earnings Before Interest Depreciation and Amortization (“EBITDA”)*	An indicator of Ashland’s • Profitability • Ability to optimize cash flow and stockholder value

	Free Cash Flow (“FCF”)*	• An important indicator of Ashland’s ability to optimize cash flow and value

	Total Preventable Recordable Rate (“TPRR”)	• Reflects the importance of safety matters within Ashland

LTIPP
	Adjusted Earnings per Share (“EPS”)*	• An indicator of the profitability of Ashland

	Relative Total Shareholder Return (“TSR”) Modifier	• Measures performance against our Performance Peer Group and stockholder value creation

*

Adjusted EBITDA and FCF, in each case, as used for purposes of our Annual Incentive Plan, and Adjusted EPS, as used for purposes of our LTIPP, are non-GAAP measures. A reconciliation of these measures to results in accordance with GAAP can be found in Appendix A.

In November 2018, the Compensation Committee approved a cost reduction modifier to the fiscal 2019 Annual Incentive Plan for certain senior leaders, including the NEOs. This cost reduction modifier was intended to provide senior leaders with an incentive to achieve pre-determined cost reduction goals for the year. Participants’ annual incentive payouts could be modified from -20% to +20% depending on cost reductions achieved, as set forth in the table below under “Fiscal Year 2019 Annual Incentive Plan Design”.

Adjustments to Reported Financial Results

The Compensation Committee reviews our financial performance following the end of the fiscal year and determines the financial performance score. The Compensation Committee retains the authority to adjust our reported financial results for items causing significant differences from assumptions contained in our annual operating plan. This year’s adjustments include restructuring and severance costs for significant business model redesign events, proxy contest costs, legal settlement reserves, asset impairments, tax indemnity expenses, variance to target for corporate

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legacy pension income and environmental expense, foreign exchange variance outside a 5% corridor, and unusual or non-recurring gains or losses. The Compensation Committee has adopted a set of guidelines to help it evaluate potential adjustments. Adjustments to reported financial results are intended to better reflect executives’ line of sight and ability to affect performance results, align award payments with decisions that support the annual operating plan, avoid artificial inflation or deflation of awards due to unusual or non-recurring items in the applicable period and emphasize long-term and sustainable growth.

Fiscal Year 2019 Annual Incentive Plan

Fiscal Year 2019 Annual Incentive Plan Design

For fiscal 2019, the NEOs, including the CEO, participated in the Annual Incentive Plan, which is designed to reward executives for the achievement of EBITDA growth and for delivering value through FCF, with an additional safety modifier (“TPRR”) for overall employee safety performance. A team goal for senior leadership was also added to drive successful and rapid achievement of the $120 million cost reduction/redesign and to reflect the commitment to the cost reduction efforts as well as to penalize the leaders if the cost reduction targets were not met.

The fiscal 2019 Adjusted EBITDA and FCF targets were set below our fiscal 2018 actual results due to the projected disposition of the Composites business and Marl facility, but above fiscal 2018 Adjusted EBITDA and FCF adjusted for the disposition. Ashland believes the targets set are consistent with the Company’s focus on establishing stretch target level incentive plan goals.

In addition, beginning in fiscal 2019 the Compensation Committee determined that the maximum payout opportunity under the 2019 Annual Incentive Plan should be increased from 150% to 200% of target. After a careful review of market data, including our Compensation Peer Group, with the assistance of the independent compensation consultant, it was determined that a 200% maximum opportunity is more closely aligned with competitive practice. In addition, the increased maximum provides flexibility to recognize outstanding individual performance and safety goal achievement that was otherwise limited by the prior cap on annual incentive payouts. Importantly, however, the required level of financial performance needed to achieve a maximum payout has been increased over prior years and is intended to require extraordinary performance relative to the plan.

The fiscal 2019 goals for each metric were initially established as indicated below:

Performance Levels	Adjusted EBITDA ($, thousands)	FCF ($, thousands)	Payout Curve (%)
Threshold	501,500	162,800	50
Target	590,000	217,000	100
Maximum	678,500	260,400	200

As a result of the closing of the sale of the Composites business and Marl facility occurring five months later than anticipated due to the regulatory approval process, the EBITDA and FCF targets were adjusted downward by $6.3 million for lost transition services income with the payout curves adjusted commensurately with the new targets as follows:

Performance Levels	Adjusted EBITDA ($, thousands)	FCF ($, thousands)	Payout Curve (%)
Threshold	496,145	158,025	50
Target	583,700	210,700	100
Maximum	671,255	252,840	200

TPRR, the rate of injuries per 100 employees in a work year, is used as a safety modifier that may modify the total percentage of the annual incentive target amount earned by adding or

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deducting up to 10 percentage points based on Ashland’s TPRR performance. The safety modifier may not increase the incentive paid above 200% of target. For fiscal 2019, we set our TPRR targets so as to require improved safety relative to our fiscal 2018 targets, as we continue to emphasize focus on Zero Incident Culture within Ashland.

TPRR Goals
Target 16% Improvement over Three-Year Rolling Avg.	Neutral No Adjustment	Unacceptable 20% Increase over Three-Year Rolling Avg.
.89 or less	.90—1.26	1.27 or greater

The cost reduction modifier was implemented by the Compensation Committee to award the senior leaders if they were to meet the $120 million cost reduction as publicly announced. The cost reduction modifier, when applied, may not increase the incentive paid above 200% of target. The table below reflects the goals and potential payouts of the modifier, as well as the adjusted goals for the delay of the closing of the sale of the Composites business and Marl facility and the related lost transition services income, resulting in a $9.6 million adjustment. The Compensation Committee retained the discretion to apply the modifier percentage they deem to be appropriate based on the savings achieved in fiscal 2019.

Cost Reduction Goals	Adjusted Cost Reduction Goals	Resulting Cost Modifier
Above $85MM	Above $75.3MM	+20%
>$72MM to $85MM	>$62.4MM to $75.3MM	+10% to +20%
$72MM	$62.4MM	0% to +10%
<$72MM to $66MM	<$62.4MM to $56.4MM	0% to -10%
<$66MM to $60MM	<$56.4MM to $50.4MM	-10% to -20%
Below $60MM	Below $50.4MM	-20%

Fiscal Year 2019 Annual Incentive Performance

The table below shows the adjusted fiscal 2019 performance compared to the pre-established financial performance targets:

Metric	Weighting	Target ($, thousands)	Adjusted Performance ($, thousands)	Payout (% of Target)	Combined Weighted Payout (% of Target)
Adjusted EBITDA*	80%	583,700	533,500	71.3%	57.1%
FCF**	20%	210,700	124,000	0.0%

*	See Appendix A for a reconciliation of Adjusted EBITDA to Net Income.

**	See Appendix A for a reconciliation of FCF to cash flows provided by operating activities from continuing operations.

The fiscal 2019 TPRR was .94 resulting in no adjustment to the target bonus opportunity.

The cost reduction amount of $71.8 million achieved in fiscal 2019 resulted in a 17.3% cost savings modifier.

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Fiscal Year 2019 Annual Incentive Payout

Based on the performance outlined above, the Compensation Committee approved the following annual incentive awards for the NEOs:

NEO	Annual Incentive Target Amount ($)	Percent of Annual Incentive Target Earned (%)	Annual Incentive Award – Pre-modifier ($)	Cost Savings Modifier* ($)	FY2019 Annual Incentive Award Value ($)
William A. Wulfsohn	1,426,800	57.1	813,847	140,795	954,642
J. Kevin Willis	538,335	57.1	307,066	53,122	360,189
Peter J. Ganz	421,163	57.1	240,231	41,560	281,791
Vito J. Consiglio	389,108	57.1	221,947	38,397	260,344
Osama M. Musa	370,947	57.1	211,588	36,605	248,193

*	The cost savings modifier resulted in a score of 17.3%, which modified the annual incentive award payouts by the amounts indicated.

Long-Term Incentive Plan

LTI Plan Design

Our Long-Term Incentive Plan (“LTI”) for our NEOs is composed of 50% in the form of PUs, 25% in the form of SARs, and 25% in the form of RSUs. We grant executives a mix of types of equity awards to provide an effective balance between performance and retention. This design aligns the executives’ interests and long-term strategies with the interests of stockholders. LTI targets are expressed as a percentage of base salary and, in the case of PUs and RSUs, are converted to a number of shares using the average of closing prices of Ashland Common Stock for the 20 business days ended September 30 of the applicable fiscal year. The number of SARs granted is determined as described below.

PUs—Long-Term Incentive Performance Plan

In fiscal 2019, our LTIPP was designed to reward executives for achieving long-term performance that meets or exceeds adjusted EPS financial performance targets, as modified by relative TSR performance.

PUs vest at the end of the three-year performance period and the NEOs will earn a number of shares based upon achievement of the performance metrics during the performance period. Upon vesting, PUs convert into shares of Ashland Common Stock on a one-for-one basis. Grants under the LTIPP are not adjusted for, nor entitled to receive, cash dividends during the performance period.

SARs

SARs are considered “at risk” since they have no value unless our stock price appreciates during the term of the SAR. SARs expire on the tenth anniversary from the date of grant and vest over a three-year period as follows—50% vest on the first anniversary of the grant date and 25% vest on each of the second and third anniversaries of the grant date. No dividends are payable on SARs. The number of SARs granted is based on the Black-Scholes value calculated using the 20-day average closing price of Ashland Common Stock prior to fiscal year end. At the time of exercise, the holder will be entitled to receive shares of Ashland Common Stock for each share subject to a SAR with a fair market value equal to the excess of the fair market value per share of Ashland Common Stock at the time of exercise over the price per share of Ashland Common Stock at the time of grant.

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RSUs

RSUs provide strong retentive value, while still providing alignment with stockholder value creation. Our annual RSU grants generally vest in equal installments on each anniversary of the date of grant over a three-year period. Dividend equivalents are accrued on outstanding RSUs at the same time and at the same rate as dividends are paid to stockholders. Dividend equivalents on RSUs are only payable if the underlying RSU vests. At the time of vesting, one share of Ashland Common Stock is issued for each RSU and any accrued dividend equivalents are paid as additional shares of Ashland Common Stock.

Fiscal Year 2019-2021 LTIPP Design

In November 2018, the Compensation Committee reviewed and approved the performance metrics and target performance levels for the fiscal 2019-2021 LTIPP.

PUs for the fiscal 2019-2021 LTIPP will be earned based on adjusted EPS and relative TSR performance compared to goals established at the beginning of the three-year performance cycle. The adjusted EPS target is 15 percent growth relative to reported adjusted EPS for fiscal 2018. Adjusted EPS is a non-GAAP measure, and reconciliation of this measure to results in accordance with GAAP can be found in Appendix A.

Performance Level	Adjusted EPS Achieved (CAGR)	Award Earned (as a % of Target)
Threshold	5%	25%
	10%	50%
Target	15%	100%
	20%	150%
Maximum	25%	200%

Adjusted EPS is measured for each of the three years of the performance period and on a cumulative three-year basis. Adjusted EPS Cumulative Annual Growth Rate (“CAGR”) performance for fiscal 2019, fiscal 2020, fiscal 2021, and cumulative fiscal 2019-2021 is equally weighted at 25% for each of these periods. Each annual measurement period is calculated independently and there is no opportunity to revise previous years’ calculations. Relative TSR is calculated by measuring the change in the market price of stock plus dividends paid over the performance period, and is measured over the three-year period and used as a modifier to the earned adjusted EPS score.

The total award earned based on the adjusted EPS score will be modified (up or down) based on Ashland’s three-year relative TSR performance as follows:

TSR Performance Relative to the S&P 500	Adjustment to Earned Award
At or Below 25th Percentile	Decreased by 25%
In between 25th and 75th Percentile	No Adjustment
At or Above 75th Percentile	Increased by 25%

Fiscal Year 2017-2019 LTIPP Performance Results and Payment

PUs for the fiscal 2017–2019 LTIPP were earned based on adjusted EPS performance compared against goals established at the beginning of the three-year performance cycle and modified by TSR performance over such period.

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Adjusted EPS was measured for each of the three years and on a cumulative three-year basis. Adjusted EPS CAGR performance for FY2017, FY2018, FY2019, and FY17-FY19, was equally weighted at 25% for each of these periods. The adjusted EPS goals are set forth in the table below.

Performance Level	Adjusted EPS Achieved (CAGR)	Award Earned (as a % of Target)
Threshold	2.5%	25
	5.0%	50
Target	10.0%	100
	15.0%	150
Maximum	20.0%	200

The total award earned based on the four adjusted EPS measurements was then modified based on Ashland’s three-year relative TSR performance compared against the S&P 500 as set forth below.

TSR Performance Relative to the S&P 500	Adjustment to Earned Award
At or Below 25th Percentile	Decreased by 25%
In between 25th and 75th Percentile	No Adjustment
At or Above 75th Percentile	Increased by 25%

The fiscal 2017-2019 LITPP payout of 153.9% of target was approved by the Compensation Committee in November 2019 for the performance period of October 1, 2016 to September 30, 2019. Ashland’s relative TSR performance of 36.6% for the three-year performance cycle resulted in no adjustment to final payout.

Performance		Adjusted EPS for Incentive Compensation					Payouts

Levels	Growth Goals	Base	2017	2018	2019	Cumulative	% of Target

Threshold	2.5%	$2.07	$2.13	$2.18	$2.23	$6.54	25.0%
	5.0%	$2.07	$2.18	$2.29	$2.40	$6.87	50.0%

Target	10.0%	$2.07	$2.28	$2.51	$2.76	$7.56	100.0%
	15.0%	$2.07	$2.39	$2.74	$3.16	$8.29	150.0%

Maximum	20.0%	$2.07	$2.49	$2.99	$3.59	$9.06	200.0%

Adjusted EPS*			$2.44	$3.57	$2.55	$8.56

Resulting Annual Payout			178%	200%	70%	167.0%

3 Year Payout							153.9%

	TSR Score	Payout

TSR Modifier	36.6%	0.0%

*	See Appendix A for a reconciliation of adjusted EPS to diluted EPS from continuing operations.

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The Company had insufficient shares at the start of the fiscal 2017-2019 LTIPP performance period following the Valvoline transaction, and the awards were granted as “cash-settled”. Additional shares were approved at the 2018 annual stockholders’ meeting, and subsequent PUs are all stock-settled. The NEOs earned the following for the fiscal 2017-2019 performance period, resulting in the cash payouts set forth below:

NEO	Number of LTIPP Units Granted	LTIPP Award as a % of Target	Number of Units Earned (#)	Payout Amount* ($)
William A. Wulfsohn	36,727	153.9	56,523	4,445,511
J. Kevin Willis	10,171	153.9	15,652	1,231,064
Peter J. Ganz	6,309	153.9	9,710	763,716
Vito J. Consiglio	1,130	153.9	1,739	136,785
Osama M. Musa	3,108	153.9	4,783	376,159

*	Based on the Ashland Common Stock price on November 18, 2019 of $78.65, the day the PUs vested.

Equity Awards Granted in Fiscal Year 2019

Fiscal Year 2019 Equity Grant

We typically grant annual equity awards during the first quarter of each fiscal year. The equity grant date is never selected or changed to increase the value of equity awards for executives.

The Compensation Committee approved the annual grants shown in the table below in the first quarter of fiscal 2019.

NEO	Target FY2019 Equity Award (as a % of Base Salary)	Target FY2019 Equity Award ($)	Target FY2019 - 2021 PU Award ($)	Target FY2019 - 2021 PU Award (#)	SAR Award ($)	SAR Award (#)	RSU Award ($)	RSU Award (#)
William A. Wulfsohn	400	4,756,000	2,378,000	28,150	1,189,000	64,350	1,189,000	14,100
J. Kevin Willis	225	1,345,838	672,900	8,000	336,450	18,200	336,450	4,000
Peter J. Ganz	150	842,300	412,150	5,000	210,575	11,400	210,575	2,500
Vito J. Consiglio	150	755,550	377,775	4,500	188,900	10,250	188,900	2,250
Osama M. Musa	85	408,200	204,100	2,450	102,050	5,550	102,050	1,250

In addition to the annual grants mentioned above, Messrs. Consiglio and Musa were each awarded an RSU grant on March 20, 2019 with a grant date value of $500,000 to encourage them to continue to build upon the reorganization of Ashland. Mr. Consiglio’s grant of 6,415 RSUs will cliff vest 100% on the third anniversary of the grant date. Mr. Musa’s grant of 6,415 RSUs will vest 30% on the one-year anniversary of the grant date and 70% on the third anniversary of the grant date.

FISCAL YEAR 2020 COMPENSATION DECISIONS

In November 2019, the Compensation Committee approved EBITDA and FCF as the metrics for the annual incentive program for fiscal 2020. Additionally, a safety modifier will be applied to the annual incentive payouts for the NEOs if certain safety goals are met.

The Compensation Committee approved new metrics for the upcoming fiscal 2020 – 2022 LTIPP. The metrics will consist of Return on Net Assets (“RONA”) and Relative Total Shareholder Return (“RTSR”). RONA is defined as Adjusted Net Operating Profit After Tax (“NOPAT”) divided by (current assets – cash – (current liabilities – short term debt) + property plant and equipment). NOPAT will be reconciled back to Ashland’s net income. Forty percent of PUs will be earned based on a 3-year average RONA metric and sixty percent of PUs will be earned based on Ashland RTSR performance compared to the S&P 400.

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CEO TRANSITION

On October 8, 2019, Ashland announced that the Board elected Guillermo Novo to serve as the Company’s Chief Executive Officer, effective December 31, 2019. Mr. Novo was also elected Chairman of the Board, effective December 31, 2019. Mr. Novo is succeeding William A. Wulfsohn, 57, who will step down as Chairman and Chief Executive Officer effective December 31, 2019.

Offer Letter with Mr. Novo

Mr. Novo entered into an offer letter with Ashland, dated October 8, 2019 (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Novo will receive an annual base salary of $1,050,000, an annual target incentive opportunity pursuant to Ashland’s incentive compensation plan equal to 120% of base salary (with a maximum amount equal to 200% of base salary) and annual grants pursuant to Ashland’s LTI with a target value equal to 400% of base salary, subject to the discretion of the Compensation Committee in each year, with such initial annual long-term incentive award to be granted in January 2020 and allocated as 50% PUs, 25% SARS and 25% RSUs. The Offer Letter also provides that Mr. Novo will be eligible for certain other benefits, including relocation benefits, financial planning assistance, an annual executive physical exam and other benefits provided to Ashland’s senior executives.

In addition, promptly following the commencement of Mr. Novo’s employment with Ashland, Mr. Novo will receive (1) a sign-on cash award of $1 million and (2) a sign-on equity award consisting of (a) RSUs which will vest in equal installments on each of December 15, 2020, 2021 and 2022, with a value equal to $2 million as of the date of the Offer Letter and (b) performance-based RSUs with a performance period ending on December 15, 2022 and a target value equal to $2 million as of the date of the Offer Letter.

Mr. Novo will be entitled to severance payments and benefits pursuant to the Ashland Severance Pay Plan upon a termination without “cause” (as defined in the Offer Letter). For a description of the Severance Pay Plan, see the section entitled “Potential Payments Upon Termination or Change in Control – Severance Pay Plan.”

In addition, upon a termination without cause or a resignation for “good reason” (as defined in the Offer Letter) at any time prior to December 31, 2022, Mr. Novo will be entitled to the payments and benefits provided under the Severance Pay Plan as in effect on the date of the Offer Letter, as well as (1) a pro-rata annual incentive compensation payment for the year of termination based on actual performance and (2) COBRA continuation coverage at Ashland’s cost for a minimum of 20 weeks. Upon a termination of employment by Ashland for any reason other than for cause, or upon Mr. Novo’s resignation for good reason or “retirement” (as defined in the Offer Letter), in each case, prior to December 31, 2022, Mr. Novo will additionally be entitled to pro-rata vesting of any outstanding equity-based awards, with performance-based awards settled after the end of the applicable performance period based on actual performance.

In connection with his start date, Mr. Novo will also enter into a change in control agreement, substantially consistent with the change in control agreement with Mr. Wulfsohn. For a description of the benefits under the change in control agreement, see the section entitled “Potential Payments Upon Termination or Change in Control – Executive Change in Control Agreements.”

Letter Agreement with Mr. Wulfsohn

Ashland and Mr. Wulfsohn entered into a letter agreement, dated October 8, 2019 (the “Wulfsohn Letter Agreement”), under which Mr. Wulfsohn will continue to serve as Chief Executive Officer and Chairman of the Board until December 31, 2019 in accordance with his current terms and conditions of employment, except that he will not receive any additional equity-based awards after the date of the Wulfsohn Letter Agreement. Pursuant to the Wulfsohn Letter Agreement, as of December 31, 2019, Mr. Wulfsohn will be offered a Separation Agreement and

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General Release pursuant to which Mr. Wulfsohn will be entitled to receive (1) a lump-sum severance payment equal to two years of base salary, in accordance with the terms of the Severance Pay Plan, (2) 20 weeks of continued coverage under Ashland’s medical and dental plans at no cost, (3) a pro-rata short term incentive payment for fiscal year 2020, based on actual performance and paid at the time short-term incentive payments are generally made, (4) a pro-rata payment with respect to outstanding PUs, based on actual performance and payable in accordance with the terms of such awards, (5) pro-rata accelerated vesting of outstanding RSUs and SARs and (6) certain other benefits, including outplacement and financial planning expense reimbursements.

Under the terms of the Separation Agreement and General Release, Mr. Wulfsohn will provide a general release of claims and agree to non-competition and non-solicitation of customers and employees restrictions for the two-year post-termination period. The Separation Agreement and General Release also contains customary restrictive covenants related to confidential information, company property, and non-disparagement.

CORPORATE GOVERNANCE

Maintaining Best Practices Regarding Executive Compensation

Our Compensation Committee intends to compensate our NEOs consistent with the objectives and design principles previously outlined. We have adopted the following compensation practices, which are intended to promote strong corporate governance and alignment with stockholder interests:

Compensation Committee Practices

Independence of Committee Members

The Compensation Committee members satisfy the NYSE independence standards, are “non-employee directors” under SEC rules and satisfy the requirements of an “outside director” for purposes of the Internal Revenue Code of 1986, as amended (the “Code”).

Independent Compensation Consultant	The Compensation Committee retains and annually reviews the independence of its compensation consultant.
Annual Risk Assessment

The Compensation Committee conducts an annual risk assessment of our executives, management, and sales incentive compensation plans and designs plans and programs so they are aligned with our compensation philosophy and do not encourage excessive risk taking.

Compensation at Risk	We grant a high percentage of at-risk compensation. We believe this is essential to creating a pay-for-performance culture.
Stock Ownership Guidelines

In fiscal 2019, the Compensation Committee revised the stock ownership guidelines to eliminate the fixed share amount. The guidelines now require senior employees to maintain an amount of equity equal to a multiple of base salary: (i) five times base salary for the CEO and (ii) three times base salary for the CEO’s direct reports. The executive officer must achieve compliance with the guidelines by the fifth anniversary of the executive officer’s appointment. All executive officers are in compliance with the guidelines with the exception of Mr. Musa.

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Clawback Policy

We have the right to seek recoupment of all or part of annual cash incentives or PUs if there is a restatement of our financial statements for any such year which results from fraud or intentional misconduct committed by an award holder.

Anti-Hedging and Pledging Policy	We prohibit our executive officers from hedging or pledging Ashland securities.
“Double triggers” in Change in Control Agreements and Salary Continuation Plan

The NEOs and other executive officers do not receive change in control cash severance unless their employment is terminated without cause (or by the executive for good reason) within a specified period following a change in control.

No Tax Gross-Ups on Change in Control Benefits	The NEOs and other executive officers are not entitled to tax gross ups in the event that their change in control benefits are subject to the “golden parachute” excise tax under the Code.
Equity Incentive Compensation Plan Best Practices

Our Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan includes many best practices, such as minimum vesting periods and absence of single-trigger vesting and liberal share recycling provisions.

Consideration of Fiscal Year 2019 Advisory Vote on Executive Compensation

The Compensation Committee regularly reviews the philosophy, objectives and elements of our executive compensation programs in relation to our short- and long-term business objectives. In undertaking this review, the Compensation Committee considers the views of stockholders as reflected in their annual advisory vote on our executive compensation proposal. At our 2019 Annual Meeting, stockholders approved our executive compensation proposal by an overwhelming majority (approximately 93.5%). Based on the Compensation Committee’s review and the support of our executive compensation programs received from stockholders, the Compensation Committee maintained the core elements of our executive compensation programs in fiscal 2019.

Decision Making Process and Role of Executive Officers

The Compensation Committee is responsible for the approval and administration of compensation programs for executive officers and certain other employees of Ashland. The Compensation Committee frequently reviews Ashland’s compensation practices, and its decisions take into consideration, among other things, Ashland’s compensation philosophy, its financial and operating performance, individual performance, practices and compensation levels of peer companies and the voting guidelines of certain proxy advisory firms and stockholders. In making compensation decisions, the Compensation Committee uses several resources and tools, including competitive market information, and reviews accumulated and potential equity holdings.

When making individual recommendations to the Compensation Committee for NEOs other than himself with respect to base salary, annual incentive and long-term compensation, the CEO considers the relative importance of the executive’s position within the organization, individual tenure and experience, individual performance and the contributions to Ashland’s financial and operating results.

Management also plays an important role in the process of setting compensation for executives other than the CEO. The CEO, and in certain instances other executives, in consultation with the Compensation Committee’s independent compensation consultant and the Chief

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Human Resources and IT Officer, develops compensation recommendations for the Compensation Committee’s consideration.

Role of the Compensation Committee and Independent Adviser

The Compensation Committee has the authority to obtain advice and assistance from advisors and to determine their fees and terms of engagement. In fiscal 2019, the Compensation Committee directly engaged Deloitte Consulting LLP (“Deloitte” or the “compensation consultant”) to serve as the outside advisor on executive compensation matters and to review Ashland’s executive compensation program. Deloitte’s aggregate fees for executive and director compensation services in fiscal 2019 were $367,288.

In addition to the compensation services provided by Deloitte to the Compensation Committee, Deloitte affiliates provided certain services to Ashland at the request of management consisting of (i) tax services and other tax-related services, (ii) auditing services, (iii) reporting assessments and (iv) assistance in preparation of executive compensation tables for Ashland’s fiscal 2018 proxy tables. Ashland paid $9.2 million to Deloitte affiliates in fiscal 2019 for these other services. The Compensation Committee believes that, given the nature and scope of these projects, these additional services provided by Deloitte affiliates do not raise a conflict of interest and do not impair Deloitte’s ability to provide independent advice to the Compensation Committee concerning executive compensation matters.

OTHER COMPENSATION AND TAX MATTERS

Equity Treatment Post-Separation of Valvoline

As discussed in Ashland’s proxy statement for fiscal 2017, on May 12, 2017 (the “Distribution Date”), Ashland distributed to its stockholders 170,000,000 shares of common stock of Valvoline (“Valvoline Common Stock”) as a pro rata dividend (the “Final Distribution”). In connection with the Final Distribution and pursuant to the terms of the applicable equity compensation plans, equity awards held by Ashland’s officers, directors and employees that were outstanding on the Distribution Date were adjusted using an equity adjustment ratio. A similar adjustment was made to the strike price of outstanding SARs. For more information about the equity treatment, see Ashland’s proxy statements filed December 6, 2017 and January 2, 2019. All other terms and conditions of the grants remained the same unless otherwise noted.

Retirement Benefits

The combination of tax-qualified and non-qualified retirement plans is designed to assist the NEOs in building savings for retirement over the term of their employment.

The Company’s Employee Savings Plan is a tax-qualified vehicle to provide retirement benefits to the NEOs and their families. The benefits in this plan are available to most U.S.-based employees. The benefits are funded through trusts and are separate from the assets of Ashland and by law are protected from Ashland’s creditors.

The benefits that may be provided under the tax-qualified plan are limited by the Code. This plan, standing alone, does not provide sufficient retirement income to the NEOs when compared to their pay as an active employee. To make up for this gap in potential replacement income in retirement, Ashland offers the NEOs non-qualified retirement plans that complement each other and the tax-qualified plans.

The Employee Savings Plan contributions are also limited by law, which means their potential Ashland matching contributions are also limited. Therefore, Ashland has an unfunded, non-qualified defined contribution plan that provides a contribution equivalent to a base contribution of 4% and a Company match of 4% on annual incentive compensation paid and eligible earnings in excess of limits established under Code Section 401(a)(17) not permitted in the Employee Savings Plan.

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Ashland also has employee deferral plans that allow the NEOs to annually make a separate deferral election so that the NEOs and other senior leaders can save amounts from their own pay in addition to amounts they are allowed to save in the savings plans.

In addition, certain NEOs have accumulated benefits under certain qualified and non-qualified pension plans previously sponsored by Ashland but that have been transferred to Valvoline.

For a description of these plans, see the narratives to the “Non-Qualified Deferred Compensation” and “Pension Benefits” tables in this Proxy Statement.

Executive Perquisites

Ashland provides the NEOs and other selected executives with financial planning services (including tax preparation). All the NEOs participated in the financial planning program in fiscal 2019. All NEOs are additionally eligible for a reimbursement of up to $5,000 a year for services performed relating to an executive physical; however, only Messrs. Wulfsohn and Consiglio participated in this program in fiscal year 2019. In addition, Ashland pays life insurance premiums on behalf of the NEOs and provides certain charitable matching donations pursuant to various Company programs, in each case, on the same terms as such premiums are paid and contributions are made with respect to Ashland employees generally.

The Compensation Committee reviews the perquisites provided to executive officers as part of their overall review of executive compensation. The Compensation Committee has determined the perquisites serve a useful business purpose, as such expenditures allow the executives to be more effective in their duties and the types and amounts are well within the appropriate range of market practices. In November 2019, the Compensation Committee reduced the financial planning allowance to align with current market practice.

A detailed description of the cost of these perquisites is included in the “Summary Compensation Table” section of this Proxy Statement.

Severance Pay Plan and Salary Continuation Plan

The NEOs are covered by the Severance Pay Plan that provides benefits in the event of a covered termination in the absence of a change in control. A covered termination is the direct result of the permanent closing of a facility, job discontinuance or other termination action of Ashland’s initiative as determined by Ashland. The plan excludes certain terminations such as a termination for cause and voluntary resignation.

In May 2018, the Compensation Committee approved an enhanced severance program (the “Enhanced Severance Program”) effective through December 2019 in connection with the restructuring and cost cutting programs. As part of the Enhanced Severance Program, all employees were entitled to receive a minimum cash severance payment based on band, three weeks of pay for every year of service up to a maximum of 52 weeks, a minimum of 20 weeks of COBRA continuation at the exclusive cost of Ashland, and pro-rata accelerated vesting of all RSUs and SARs, as well as pro-rata payment of PUs and annual cash incentives at the regular time of payment under the programs. In November 2019, the Enhanced Severance Program was extended through December 2020 due to the delayed closing of the sale of the Composites business and the Marl facility. As a result of the program, Messrs. Wulfsohn and Consiglio are both entitled to the Enhanced Severance Program benefits to the extent they are more beneficial than the Severance Pay Plan.

A detailed description of this plan is included in the “Potential Payments upon Termination or Change in Control” section of this Proxy Statement.

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Under the Salary Continuation Plan, in the event of a termination without cause or resignation for good reason within two years after a change in control for Ashland executives in specified employee bands without a change in control agreement, certain benefits will be paid as follows:

•	52 weeks of base salary plus target annual bonus, payable as a lump sum;

•	COBRA continuation at the exclusive cost of Ashland for between 13-52 weeks, depending on the employees’ length of service with the Company; and

•	Outplacement services for one year following termination.

Change in Control Agreements

Each of Messrs. Wulfsohn, Willis and Ganz has entered into a change in control agreement that sets forth the economic consequences and entitlements for a termination without cause or for good reason after a change in control. The primary purpose of these agreements is to align executive and stockholder interests by enabling the executives to assess possible corporate transactions without regard to the effect such transactions could have on their employment.

A detailed description of these agreements is included in the “Potential Payments upon Termination or Change in Control” section of this Proxy Statement.

Tax and Accounting Implications of Compensation

Tax and accounting implications are considered, but they are not the only factors considered in developing our compensation program.

Prior to the enactment of the Tax Cuts and Jobs Act on December 22, 2017, Section 162(m) of the Code limited deductibility of certain compensation to $1 million per year for the Chief Executive Officer and the three other named executive officers (other than the Chief Financial Officer) who were the highest paid and employed at year end. If certain conditions were met, performance-based compensation may have been excluded from this limitation.

The Company’s annual and long-term incentive plans generally have been structured with the intent of enabling the Compensation Committee to grant compensation that constitutes performance-based compensation under Section 162(m) of the Code, if the Compensation Committee determined to do so. The Tax Cuts and Jobs Act includes a number of significant changes to Section 162(m), such as the repeal of the performance-based compensation exemption and the expansion of the individuals subject to the provision (for example, by including the Chief Financial Officer and certain former named executive officers). As a result of these changes, except as otherwise provided in the transition relief provisions of the Tax Cuts and Jobs Act, compensation paid to any of our named executive officers generally will not be deductible in the fiscal year starting October 1, 2018 or a later fiscal year, to the extent that it exceeds $1 million per year.

Generally, under GAAP, compensation is expensed as earned. Equity compensation is expensed in accordance with ASC Topic 718, which is generally over the vesting period.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis appearing on pages 34 through 54 of this Proxy Statement and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ashland’s Annual Report on Form 10-K for fiscal 2019 and Ashland’s Proxy Statement for its 2020 Annual Meeting of Stockholders. This report is provided by the following independent directors who comprise the Compensation Committee:

COMPENSATION COMMITTEE
Kathleen Wilson-Thompson, Chair
Jerome A. Peribere
Craig A. Rogerson
Mark C. Rohr
Janice J. Teal

The Compensation Committee Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Ashland specifically incorporates the Compensation Committee Report by reference.

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SUMMARY COMPENSATION TABLE

The following table is a summary of compensation information for the last three fiscal years, the most recent of which ended September 30, 2019, for Ashland’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers in fiscal 2019.

Name and Principal Position (a)	Year (b)	Salary (1) ($) (c)	Bonus ($) (d)	Stock Awards (2) ($) (e)	Option Awards (3) ($) (f)	Non-Equity Incentive Plan Compen- sation (4) ($) (g)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings (5) ($) (h)	All Other Compen- sation (6) ($) (i)	Total ($) (j)
W. A. Wulfsohn	2019	1,189,000	-	3,551,774	1,412,483	954,642	-	264,486	7,372,385
Chairman of the Board and Chief Executive Officer	2018	1,189,000	-	3,830,428	2,030,670	1,818,314	-	275,617	9,144,029
	2017	1,174,342	-	3,086,896	1,335,247	1,371,012	-	250,350	7,217,847

J. K. Willis	2019	609,652	-	1,008,800	399,490	360,189	344,631	122,081	2,844,843
Senior Vice President and Chief Financial Officer	2018	600,256	-	1,055,853	558,189	686,054	-	107,108	3,007,460
	2017	584,621	-	854,833	367,536	502,195	-	46,225	2,355,410

P. J. Ganz	2019	562,450	-	630,500	250,230	281,791	-	111,141	1,836,112
Senior Vice President, General Counsel and Secretary	2018	550,335	-	656,064	346,293	536,729	-	95,510	2,184,931
	2017	533,496	-	533,042	227,315	389,128	-	94,746	1,777,727

V. J. Consiglio	2019	510,965	-	1,067,435	224,988	260,344	-	71,666	2,135,398
Senior Vice President, Chief Commercial Officer

O. M. Musa	2019	496,350	-	810,989	121,823	248,193	-	79,130	1,756,485
Senior Vice President, Chief Technology Officer

(1)	Messrs. Willis and Musa base salary amounts include Ashland’s repurchase of vacation days in accordance with Ashland’s vacation day sell option.

(2)

The values in column (e) for fiscal 2019 represent the aggregate grant date fair value of fiscal 2019-2021 LTIPP and RSUs computed in accordance with FASB ASC Topic 718. The assumptions made when calculating the amounts for column (e) with respect to LTIPP and RSUs are found in Note Q to the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 (the “2019 Form 10-K”) and the grant date fair values can be found in the footnotes to the “Grants of Plan-Based Awards” table in this Proxy Statement. For LTIPP awards, the grant date fair value is based on target levels, which is the assumed probable outcome of performance conditions. The grant date fair values of the fiscal 2019-2021 LTIPP awards assuming the maximum level of performance are as follows: Mr. Wulfsohn, $4,781,559; Mr. Willis, $1,358,880; Mr. Ganz, $849,300; Mr. Consiglio, $764,370; and Mr. Musa, $416,157.

(3)

The values in column (f) for fiscal 2019 represent the aggregate grant date fair value of SARs computed in accordance with FASB ASC Topic 718. The assumptions made when calculating the amounts for column (f) are found in Note Q to the Notes to Consolidated Financial Statements included in the 2019 Form 10-K and the grant date fair values can be found in the footnotes to the “Grants of Plan-Based Awards” table in this Proxy Statement.

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(4)	The values in column (g) for fiscal 2019 represent the amounts earned with respect to annual incentive awards under the 2019 Annual Incentive Plan.

(5)

Ashland’s non-qualified deferred compensation arrangements do not provide above-market or preferential earnings; therefore, for fiscal 2019 the amounts in column (h) represent only the one-year change between September 30, 2018 and September 30, 2019 in the present value of accrued benefits under qualified and non-qualified defined benefit plans previously sponsored by Ashland but that have been transferred to Valvoline. Only Mr. Willis participates in the defined benefit plans. These plans are more fully discussed in the narrative to the “Pension Benefits” table in this Proxy Statement.

The present values at September 30, 2018 and September 30, 2019 were calculated based on the earliest age that a participant could receive an unreduced benefit (see the discussion under the “Pension Benefits” table in this Proxy Statement regarding the earliest retirement age under the various plans). For Mr. Willis the change in pension value was $344,631.

(6)	Amounts reported in column (i) for fiscal 2019 are composed of the following items:

	W. A. Wulfsohn ($)	J. K. Willis ($)	P. J. Ganz ($)	V. J. Consiglio ($)	O. M. Musa ($)

Employee Savings Plan Match (a)	22,400	22,400	22,400	15,850	21,612

Life Insurance Premiums (b)	536	1,242	2,322	2,322	1,242

Ashland Contribution to Non-Qualified Defined Contribution Plan (c)	218,585	80,334	65,364	42,561	47,914

Charitable Giving Match (d)	936	1,386	347	-	-

Other (e)	22,029	16,719	20,708	10,933	8,362

Total	264,486	122,081	111,141	71,666	79,130

(a)	The amounts in this row represent the contributions by Ashland to the accounts of each of the named executive officers in the Ashland Employee Savings Plan.

(b)	The amounts in this row represent the value of life insurance premiums paid on behalf of the named executive officers.

(c)	The amounts in this row represent the contributions by Ashland to the account of the named executive officers pursuant to the Non-Qualified Defined Contribution Plan.

(d)	The amounts in this row represent the matching charitable contributions by Ashland made pursuant to various Company programs which are generally available to all employees.

(e)

The amounts in this row represent the amount of aggregate incremental cost to Ashland with respect to any tax and financial planning services and up to $5,000 for the executive physical program for Messrs. Wulfsohn and Consiglio. None of these items exceeded the greater of $25,000 or 10% of total perquisites as a category for any named executive officer.

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GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding the annual incentive awards, SARs, RSUs and PUs awarded during fiscal 2019 to each of the named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#) (3)	Options (#) (4)	Awards ($/Sh)	Awards ($) (5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
W. A. Wulfsohn		713,400	1,426,800	2,853,600
	11/15/2018				7,038	28,150	56,300				2,390,780
	11/15/2018							14,100			1,160,994
	11/15/2018								64,350	$82.34	1,412,483

J. K. Willis		269,168	538,335	1,076,670
	11/15/2018				2,000	8,000	16,000				679,440
	11/15/2018							4,000			329,360
	11/15/2018								18,200	$82.34	399,490

P. J. Ganz		210,582	421,163	842,326
	11/15/2018				1,250	5,000	10,000				424,650
	11/15/2018							2,500			205,850
	11/15/2018								11,400	$82.34	250,230

V. J. Consiglio		194,554	389,108	778,216
	11/15/2018				1,125	4,500	9,000				382,185
	11/15/2018							2,250			185,265
	3/20/2019							6,415			499,985
	11/15/2018								10,250	$82.34	224,988

O. M. Musa		185,474	370,947	741,894
	11/15/2018				613	2,450	4,900				208,079
	11/15/2018							1,250			102,925
	3/20/2019							6,415			499,985
	11/15/2018								5,550	$82.34	121,823

(1)

The dollar amounts in these columns represent the potential annual incentive payouts under the 2019 Annual Incentive Plan. The actual dollar amounts earned will be paid in December 2019 and are included in column (g) in the fiscal 2019 row of the “Summary Compensation Table” in this Proxy Statement.

(2)

The amounts in these columns represent potential payments under the LTIPP for the fiscal 2019-2021 performance period granted under the Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan (the “2018 Omnibus Plan”).

(3)

RSU grants made on November 15, 2018, to Messrs. Wulfsohn, Willis, Ganz, Consiglio and Musa were made pursuant to the 2018 Omnibus Plan and vest in equal installments on each anniversary of the grant date over a three-year period. The grant of 6,415 RSUs to Mr. Consiglio on March 20, 2019 was made pursuant to the 2018 Omnibus Plan and vests 100% on the third anniversary of the grant date. The grant of 6,415 RSUs to Mr. Musa on March 20, 2019 was made pursuant to the 2018 Omnibus Plan and vests 30% on the first anniversary of the grant date and 70% on the third anniversary of the grant date.

(4)

The amounts in column (j) represent the number of SARs granted to named executive officers under the 2018 Omnibus Plan in fiscal 2019. All SARs were granted at an exercise price of $82.34 per share, the closing price of Ashland Common Stock as reported on the NYSE on November 15, 2018.

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(5)

The dollar amounts in column (l) are calculated in accordance with FASB ASC Topic 718 and assume (i) payment of PUs at target using a Monte-Carlo simulation valuation to incorporate the relative TSR modifier ($84.93 per unit), as valued at the end of the fourth fiscal quarter; (ii) valuation of all SARs using the Black-Scholes valuation model ($21.95 per SAR granted on November 15, 2018); (iii) the grant date fair value of $82.34 per RSU granted on November 15, 2018; and (iv) the grant date fair value of $77.94 per RSU granted on March 20, 2019. For further information on the Black-Scholes model and related stock price assumptions utilized during fiscal 2019, see Note Q to the Notes to Consolidated Financial Statements in the 2019 Form 10-K.

Long-Term Incentive Performance Plan—Performance Units

PUs, granted under the LTIPP, are made to certain key employees. In fiscal 2019, these awards were long-term incentives tied to Ashland’s adjusted earnings per share (EPS) growth and modified by relative TSR over the performance period. Awards are granted annually, with each award covering a three-year performance period. For fiscal 2020, the Compensation Committee approved new metrics consisting of Return on Net Assets (“RONA”) and Relative Total Shareholder Return (“RTSR”).

After the beginning of the performance period, performance hurdle, target and maximum objectives are established for the performance period. The target number of PUs awarded to the NEOs is based on a percentage of the employee’s salary. For a description of the fiscal 2019-2021 LTIPP, see the section entitled “Compensation Discussion and Analysis—Fiscal Year 2019 Incentive Plan Designs and Performance Related Payouts—Long-Term Incentive Plan” of this Proxy Statement. For a description of the circumstances under which the PUs may be entitled to accelerated vesting, see the section entitled “Potential Payments upon Termination or Change in Control—SARs/Stock Options, Incentive Compensation, RS/RSUs and PUs” of this Proxy Statement.

Stock Appreciation Rights

Ashland’s employee SAR grants are designed to link executive compensation with increased stockholder value over time. The number of SARs to be granted annually to the NEOs is based on a percentage of the employee’s salary. All SARs are granted with an exercise price equal to the fair market value of Ashland Common Stock on the date of grant. Vesting of SARs occurs over a period of three years, as more fully described in footnote (1) to the “Outstanding Equity Awards at Fiscal Year-End” table in this Proxy Statement. SARs are not re-valued if the stock price declines below the grant price. For a description of the circumstances under which the SARs may be entitled to accelerated vesting, see the section entitled “Potential Payments upon Termination or Change in Control—SARs/Stock Options, Incentive Compensation, RS/RSUs and PUs” of this Proxy Statement. For a description of the material aspects of the program, see the section entitled “Compensation Discussion and Analysis—Fiscal Year 2019 Incentive Plan Designs and Performance-Related Payouts—Long-Term Incentive Plan” of this Proxy Statement.

Restricted Stock Units

Ashland’s RSU grants are designed to link executive compensation with increased stockholder value over time. The number of RSUs to be granted annually to the NEOs is based on a percentage of the employee’s salary. All RSUs are granted with a price equal to the fair market value of Ashland’s Common Stock on the date of grant. Vesting of the annual grant of RSUs occurs over a period of three years, as more fully described in footnote (2) to the “Outstanding Equity Awards at Fiscal Year-End” table in this Proxy Statement.

The Compensation Committee may award RSUs to named executive officers. RSUs are intended to reward superior performance and encourage continued employment with Ashland. For vesting periods applicable to RSUs granted to named executive officers, see footnote (2) to the “Outstanding Equity Awards at Fiscal Year-End” table in this Proxy Statement.

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RSUs may not be sold, assigned, transferred or otherwise encumbered during the restricted period. Dividend equivalents are paid on the RSUs in the form of additional RSUs subject to the same vesting requirements. For a description of the circumstances under which the RSUs may be entitled to accelerated vesting, see the section entitled “Potential Payments upon Termination or Change in Control—SARs/Stock Options, Incentive Compensation, RS/RSUs and PUs” of this Proxy Statement. For a description of the material aspects of the program, see the section entitled “Compensation Discussion and Analysis—Fiscal Year 2019 Incentive Plan Designs and Performance-Related Payouts—Long-Term Incentive Plan” of this Proxy Statement.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information regarding SARs, PUs, RSUs and restricted stock held by each of the named executive officers as of September 30, 2019.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (1) (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (1) (#) (c)		Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested (2) (#) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($) (j)
W. A. Wulfsohn	-	64,350	(4)	-	82.34	11/15/2028
	51,750	51,750	(5)	-	67.16	12/15/2027
	88,778	29,595	(6)	-	57.96	12/16/2026
	107,826	-		-	59.41	12/1/2025
	86,637	-		-	62.33	2/28/2025
							121,442	9,357,106
									65,500	5,046,775

J. K. Willis	-	18,200	(4)	-	82.34	11/15/2028
	14,225	14,225	(5)	-	67.16	12/15/2027
	24,436	8,147	(6)	-	57.96	12/16/2026
	30,229	-		-	59.41	12/18/2025
	24,672	-		-	59.95	12/12/2024
	25,426	-		-	47.63	12/13/2023
	4,940	-		-	46.65	6/3/2023
	5,462	-		-	37.37	12/14/2022
	2,307	-		-	29.50	1/2/2022
							24,996	1,925,942
									18,300	1,410,015

P. J. Ganz	-	11,400	(4)	-	82.34	11/15/2028
	8,825	8,825	(5)	-	67.16	12/15/2027
	15,114	5,038	(6)	-	57.96	12/16/2026
	18,363	-		-	59.41	12/18/2025
	14,125	-		-	59.95	12/12/2024
	13,937	-		-	47.63	12/13/2023
	29,193	-		-	37.37	12/14/2022
	6,216	-		-	29.50	1/2/2022
							15,546	1,196,819
									11,400	878,370

V. J. Consiglio	-	10,250	(4)	-	82.34	11/15/2018
	2,600	2,600	(5)	-	67.16	12/15/2027
	917	919	(6)	-	57.96	12/16/2026
							12,871	991,711
									6,400	493,120

O. M. Musa	-	5,550	(4)	-	82.34	11/15/2028
	4,325	4,325	(5)	-	67.16	12/15/2027
	7,344	2,449	(6)	-	57.96	12/16/2026
	6,968	-		-	59.41	12/18/2025
	2,730	-		-	59.95	12/12/2024
	2,825	-		-	47.63	12/13/2023
	2,000	-		-	37.37	12/14/2022
							14,165	1,091,413
									5,600	431,480

(1)

The numbers in columns (b) and (c) relate to SARs which vest over a three-year period measured from the date of grant. Fifty percent vest on the first anniversary of grant, 25% vest on the second anniversary of grant and 25% on the third anniversary of grant.

(2)	The numbers in column (g) and the dollar values in column (h) represent the number of PUs earned with respect to the fiscal 2017-2019 LTIPP performance period that will be paid in cash in December

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2019, other unvested RSUs and, for Mr. Wulfsohn, the number of shares of restricted stock (“RS”) outstanding under the Executive Performance Incentive and Retention Program (“EPIRP”), all calculated using the closing Ashland Common Stock price on September 30, 2019, of $77.05.

LTIPP

The number of performance units earned for the fiscal 2017-2019 LTIPP awards was determined by the Compensation Committee in November 2019 and will be paid in cash in December 2019. These PUs do not earn dividends or dividend equivalents. The PUs earned are set forth in the table below.

Name	2017-2019 LTIPP
W. A. Wulfsohn	56,523

J. K. Willis	15,652

P. J. Ganz	9,710

V. J. Consiglio	1,739

O. M. Musa	4,783

EPIRP

On October 5, 2015, the Compensation Committee approved the EPIRP for certain NEOs. The philosophy behind this program was to provide an additional incentive to remain employed by Ashland in the critical period up to and immediately following the Final Distribution of Valvoline. The EPIRP also provided increased alignment between executives and stockholders by providing equity-based compensation that vests based on both relative TSR and the participant’s continued service. The program also required the successful final separation of Valvoline from Ashland in order to vest and therefore motivated participants to successfully position both Ashland and Valvoline as independent publicly traded companies. The number of RS earned for the EPIRP was determined by the Compensation Committee in September 2017. The RS earned pursuant to the EPIRP accrued dividends which vested at the same time as the underlying award.

As of the beginning of fiscal 2019, only 1/6 of the original maximum grant to Mr. Wulfsohn remained outstanding, in the form of time-vested restricted shares. Mr. Wulfsohn’s remaining EPIRP award vested in November 2019 and included 29,806 RS earned and an additional 1,654 RS earned from dividends.

Unvested RSUs

The following paragraphs list the unvested RSUs as of September 30, 2019 for each named executive officer. Unless otherwise noted, the RSUs vest in equal installments on each annual anniversary of the date of grant over a three-year period. Dividend equivalents are accrued on outstanding RSUs at the same time and at the same rate as dividends are paid to stockholders. Dividend equivalents on RSUs are only payable if the underlying RSU vests. At the time of vesting, one share of Ashland Common Stock is issued for each RSU and any accrued dividend equivalents are paid as additional shares of Ashland Common Stock.

For Mr. Wulfsohn, the amounts reported in columns (g) and (h) also represent:

(i)	6,121 RSUs remaining from a grant of 18,363 RSUs on November 16, 2016; and 248 RSUs earned from dividends;

(ii)	12,467 RSUs remaining from a grant of 18,700 RSUs on November 15, 2017; and 329 RSUs earned from dividends; and

(iii)	14,100 RSUs granted November 15, 2018; and 193 RSUs earned from dividends.

For Mr. Willis, the amounts reported in columns (g) and (h) also represent:

(i)	1,695 RSUs remaining from a grant of 5,085 RSUs granted on November 16, 2016; and 69 RSUs earned from dividends;

(ii)	3,434 RSUs remaining from a grant of 5,150 RSUs on November 15, 2017; and 91 RSUs earned from dividends; and

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(iii)	4,000 RSUs granted November 15, 2018; and 55 RSUs earned from dividends.

For Mr. Ganz, the amounts reported in columns (g) and (h) also represent:

(i)	1,068 RSUs remaining from a grant of 3,202 RSUs granted on November 16, 2016; and 43 RSUs earned from dividends;

(ii)	2,134 RSUs remaining from a grant of 3,200 RSUs granted on November 15, 2017; and 57 RSUs earned from dividends; and

(iii)	2,500 RSUs granted November 15, 2018; and 34 RSUs earned from dividends.

For Mr. Consiglio, the amounts reported in columns (g) and (h) also represent:

(i)	188 RSUs remaining from a grant of 565 RSUs granted November 16, 2016; and 8 RSUs earned from dividends;

(ii)	634 RSUs remaining from a grant of 950 RSUs granted November 16, 2016; and 18 RSUs earned from dividends;

(iii)	1,500 RSUs remaining from a grant of 3,000 RSUs granted November 15, 2017; and 40 RSUs earned from dividends;

(iv)	2,250 RSUs granted November 15, 2018; and 31 RSUs earned from dividends; and

(v)	6,415 RSUs granted March 20, 2019 that vests 100% after three years; and 48 RSUs earned from dividends.

For Mr. Musa, the amounts reported in columns (g) and (h) also represent:

(i)	535 RSUs remaining from a grant of 1,601 RSUs granted on November 16, 2016; and 22 RSUs earned from dividends;

(ii)	1,067 RSUs remaining from a grant of 1,600 RSUs granted on November 15, 2017; and 29 RSUs earned from dividends;

(iii)	1,250 RSUs granted November 15, 2018; and 17 RSUs earned from dividends; and

(iv)	6,415 RSUs granted March 20, 2019 that vests 30% after one year and 70% after three years; and 48 RSUs earned from dividends.

(3)

The numbers in column (i) represent the target PUs granted through September 30, 2019 under the LTIPP for the fiscal 2018-2020 performance period and the fiscal 2019-2021 performance period. The estimated number is computed assuming that the target performance goals are achieved. The dollar amounts in column (j) correspond to the PUs identified in column (i). Such dollar value is computed by converting the PUs to shares of Ashland Common Stock on a one-for-one basis. The number of LTIPP shares is then multiplied by the closing price of Ashland Common Stock of $77.05 as reported on the NYSE on September 30, 2019.

(4)	These numbers relate to SARs granted on November 15, 2018, that vest over the three-year period referenced in footnote (1) above.

(5)	These numbers relate to SARs granted on November 15, 2017, that vest over the three-year period referenced in footnote (1) above.

(6)	These numbers relate to SARs granted on November 16, 2016, that vest over the three-year period referenced in footnote (1) above.

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OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding the value realized by each named executive officer during fiscal 2019 upon the exercise of SARs and the vesting of PUs and RSUs/RS.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)(2)	Value Realized on Vesting (1)(2)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

W. A. Wulfsohn	-	-	46,350	3,748,017

J. K. Willis	-	-	25,999	2,095,192

P. J. Ganz	-	-	19,140	1,541,674

V. J. Consiglio	-	-	3,996	323,675

O. M. Musa	-	-	9,812	788,727

(1)

For Messrs. Wulfsohn, Willis, Ganz and Musa, the amounts in column (d) include 26,688; 7,476; 4,572; and 1,730 shares of Ashland Common Stock, respectively, received in settlement of the fiscal 2016-2018 LTIPP. Mr. Consiglio was not a participant in the 2016-2018 LTIPP. For all executives other than Mr. Consiglio, the dollar amounts in column (e) represent the value of the fiscal 2016-2018 LTIPP (computed by multiplying the number of shares awarded by $80.32, the closing price of Ashland Common Stock as reported on November 18, 2018, the date the PUs vested). The weighted score for the 2016-2018 LTIPP was 48.40%.

(2)	The amounts in columns (d) and (e) also include the following RSU/RS vestings:

(i) Mr. Wulfsohn received 6,310 shares with the value included in column (e) using the Ashland Common Stock closing price of $82.34 on November 15, 2018; he received 6,282 shares with the value included in column (e) using the Ashland Common Stock closing price of $82.30 on November 16, 2018; and he received 7,070 shares with the value included in column (e) using Ashland Common Stock closing price of $80.32 on November 19, 2018;

(ii) Mr. Willis received 1,737 shares, with the value included in column (e) using the Ashland Common Stock closing price of $82.34 on November 15, 2018; he received 1,739 shares with the value included in column (e) using the Ashland Common Stock closing price of $82.30 on November 16, 2018; and he received 15,047 shares with the value included in column (e) using the Ashland Common Stock closing price of $80.32 on November 19, 2018;

(iii) Mr. Ganz received 1,079 shares with the value included in column (e) using the Ashland Common Stock closing price of $82.34 on November 15, 2018; he received 1,096 shares, with the value included in column (e) using the Ashland Common Stock closing price of $82.30 on November 16, 2018; and he received 12,393 shares with the value included in column (e) using the Ashland Common Stock closing price of $80.32 on November 19, 2018;

(iv) Mr. Consiglio received 1,837 shares, with the value included in column (e) using the Ashland Common Stock closing price of $82.34 on November 15, 2018; he received 193 shares with the value included in column (e) using the Ashland Common Stock closing price of $82.30 on November 16, 2018; and he received 1,966 shares with the value included in column (e) using the Ashland Common Stock closing price of $79.62 on July 26, 2019; and

(v) Mr. Musa received 539 shares, with the value included in column (e) using the Ashland Common Stock closing price of $82.34 on November 15, 2018; he received 547 shares with the value included in column (e) using the Ashland Common Stock closing price of $82.30 on November 16, 2018; he received 468 shares with the value included in column (e) using the Ashland Common Stock closing price of $80.32 on November 19, 2018; and he received 6,504 units (vested RSUs paid in cash) with the value included in column (e) using the Ashland Common Stock closing price of $80.09 on June 13, 2019, and June dividends of 24 units (vested RSUs paid in cash) which were paid on June 15, 2019, using the Ashland Common Stock closing price of $77.35 on June 17, 2019.

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PENSION BENEFITS

The following table shows the actuarial present value of Mr. Willis’s accumulated benefits under certain qualified and non-qualified pension plans previously owned by Ashland but that have been transferred to Valvoline, calculated as of September 30, 2019. None of the other named executive officers were eligible to participate in the Pension Plan, the Excess Plans or the SERP (each, as defined in footnote (1)) when those plans were sponsored by Ashland since those plans were closed to new employees on January 1, 2011. On September 30, 2016, these plans were frozen to future benefit accruals and on September 1, 2016, the sponsorship of these plans was transferred to Valvoline LLC. Please see the narrative to the “Pension Benefits” table below for further information.

Name (a)	Plan Name (1) (b)	Number of Years Credited Service (2) (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
J. K. Willis	Ashland Hercules Pension Plan	27 years 9 months	1,417,424	-

	Valvoline Excess Benefit Pension Plan	27 years 9 months	549,448	-

	Valvoline Supplemental Early Retirement Plan for Certain Employees	20 years	3,406,400	-

(1)

The Ashland Hercules Pension Plan (the “Pension Plan”), which is now sponsored by Valvoline, is a tax-qualified plan under Section 401(a) of the Code. The Valvoline Excess Benefit Pension Plan (the “Excess Plan”) is a non-qualified plan that is coordinated with the tax-qualified plan. The Valvoline Supplemental Early Retirement Plan for Certain Employees (the “SERP”) is a non-qualified plan. The material terms of each of these plans are described in the narrative below. The Pension Plan, the Excess Plan and the SERP are now sponsored and maintained by Valvoline.

(2)

The maximum number of years of credited service under the SERP is 20 years. The number of years of service for the SERP is measured from the date of hire. The number of years of service under the Pension Plan and the Excess Plan is measured from the date the named executive officer began participating in the Pension Plan through September 30, 2016, the date the plans were frozen.

Assumptions

The present values of the accumulated benefits were calculated as of September 30, 2019, based on the earliest age a participant could receive an unreduced benefit. For Mr. Willis, age 62 is the earliest age that an unreduced benefit is available under the qualified Pension Plan and the Excess Plan because the benefits are calculated under the traditional annuity pension formula.

Mr. Willis has a benefit in the qualified Leveraged Employee Stock Ownership Plan (the “LESOP”). The LESOP was completely allocated on March 31, 1996, and no additional benefits are accruing. The LESOP and the qualified Pension Plan are in a floor-offset arrangement. The value of the shares allocated to a participant’s LESOP offset account reduces the value of the participant’s Pension Plan benefit. A participant may elect to transfer his or her LESOP offset account to the Pension Plan at the time of his or her termination in order to receive an unreduced Pension Plan benefit. The calculations in the “Pension Benefits” table assume that the named executive officers with a LESOP benefit elect to transfer their LESOP offset accounts to the Pension Plan. On September 30, 2016, the LESOP was amended as described below.

The SERP provides an umbrella (or gross) benefit that is subject to certain reductions. The amount in the “Pension Benefits” table for the SERP benefit for applicable named executive

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officers is the net benefit under the SERP, after applicable reductions. The reductions referred to in this paragraph are described in the “Supplemental Early Retirement Plan for Certain Employees (SERP)” section below.

Under the SERP, the earliest age a named executive officer could receive an unreduced benefit is the earlier of age 55 or when the sum of the named executive officer’s age and service equals at least 80, provided that the officer has at least 20 years of service under the plan. Mr. Willis has at least 20 years of service.

The following table sets forth for fiscal 2019 the valuation method and all material assumptions applied in quantifying the present value of the accumulated benefits described in the “Pension Benefits” table.

	Qualified Pension Plan	Valvoline Excess Benefit Plan	SERP
Discount rate and mortality assumptions (no pre-retirement mortality is assumed)	3.16%; PRI-2012 Generational Mortality Tables, projected generationally with the MSS2019 scale	8.00%; PPA Mortality at retirement age, discounted from retirement age back to current age using ASC715 disclosure rate of 2.89%	3.00%; PRI-2012 Generational Mortality Tables projected generationally with the MSS2019 scale (to follow the 2019 Trustees Report of the Social Security Administration Intermediate Alternative)

Present value of qualified and excess benefits for SERP determination (no pre-retirement mortality is assumed)	8.00%; GATT mortality at SERP retirement age, discounted from SERP retirement age back to current age using ASC715 disclosure rate of 3.00%	8.00%; PPA Mortality at retirement age, discounted from retirement age back to current age using ASC715 disclosure rate of 3.00%	8.00%; PPA Mortality at retirement age, discounted from retirement age back to current age using ASC715 disclosure rate of 3.00%

Ashland Hercules Pension Plan (Pension Plan)

The Pension Plan is a tax-qualified defined benefit pension plan under Code Section 401(a). The Pension Plan provides retirement income for eligible participants. Beginning in January 2011, the Pension Plan was closed to new participants and to additional credits in the retirement growth account. On March 16, 2016, Ashland’s Board and Compensation Committee froze future benefit accruals under the Pension Plan effective as of September 30, 2016. Additionally, in connection with the separation of Valvoline, sponsorship of the Pension Plan for all participants, including our named executive officer who participates in the Pension Plan, was transferred to Valvoline LLC on September 1, 2016.

The Pension Plan has two benefit formulas—a traditional formula, referred to as the annuity benefit, and a cash balance formula, referred to as the retirement growth account. The traditional formula produces an annuity benefit at retirement based on a percentage of final average compensation multiplied by years of plan service (see the description in the “Traditional Benefit/Annuity Formula” section below). The cash balance formula produces a hypothetical account balance based on the sum of contribution credits and interest on those contribution credits In general, participants who were actively employed on June 30, 2003, with at least 10 years of service remained in the annuity benefit formula. All other participants moved to the retirement growth account formula. The formula under which a participant’s benefit is computed is a matter of plan design and not participant election. Mr. Willis’s benefit is calculated using the annuity benefit formula.

Sponsorship of the LESOP was transferred to Valvoline as of September 1, 2016. The LESOP was amended to freeze the benefit value as of September 30, 2016 and set the share price for pension

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coordination at the closing stock price on the last business day preceding the pension freeze date. If a participant has a benefit payable from the LESOP, then the participant’s LESOP offset account reduces the amount payable to the participant, regardless of the formula under which the participant’s benefit is paid. The balances in the offset accounts were merged into the Valvoline 401(k) Plan and will remain there until retirement. The Ashland Common Stock Fund was eliminated as an investment option in the Valvoline 401(k) Plan on November 30, 2017, and balances in the offset account held in such fund were reinvested in the Valvoline Common Stock Fund. The balances in the non-offset accounts were merged into the Ashland Employee Savings Plan in the Ashland Common Stock Fund in April 2017. This allows employees to access their non-offset account (investment elections, eligible withdrawals, etc.).

Traditional Benefit/Annuity Formula

Under this formula, for certain highly compensated employees, compensation only includes base compensation, up to the maximum allowed under Code Section 401(a)(17). For all other participants, compensation includes base compensation and bonus amounts. This applies to both the annuity formula and the cash balance formula. The final average compensation formula is the average for a 48 consecutive month period producing the highest average for the last 120 months of credited service. For participants who were employees of Hercules prior to the acquisition of Hercules, the final average compensation is the average for the 60 consecutive month period producing the highest average for the last 120 months of credited service.

The annual annuity benefit formula is:

(1.08% x final average compensation up to $10,700) + (1.5% x final average compensation exceeding $10,700)

x

(years of credited service, which means years as a participant in the plan up to a maximum of

35 years)

For participants who were employees of Hercules prior to the acquisition, the annual annuity benefit formula is:

(1.2% x final average compensation up to $53,400) + (1.6% x final average compensation exceeding $53,400)

x

(years of credited service)

The normal form of benefit payment under the annuity benefit is a single life annuity. However, as required by federal law, the normal form of benefit for a married participant is a joint and survivor annuity, unless the spouse consents to a different benefit distribution. A participant may also elect a non-spousal joint and survivor annuity or a 10-year term certain annuity. All payment forms are actuarially equivalent.

The normal retirement age is 65, but an unreduced benefit is paid for retirement at age 62. A participant may retire early once the participant is either at least age 55 or when the sum of the participant’s age and service equals at least 80.

Non-Qualified Excess Defined Benefit Pension Plan (Excess Plan)

The Excess Plan is an unfunded, non-qualified plan providing a benefit payable, based on the applicable named executive officer’s pension plan eligibility, equal to the difference between the benefit under the Pension Plan in the absence of the Code limits (the gross benefit) and the actual benefit that would be payable under the Pension Plan.

The Excess Plan covers employees (i) who are eligible for the Pension Plan and whose benefit under the Pension Plan is limited because of either Code Section 401(a)(17) or Section 415(b) and

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(ii) who are not terminated for cause as defined in the Excess Plan. For purposes of computing the Excess Plan benefits, a participant’s compensation is defined the same as it is for the Pension Plan. However, the limits on the compensation under the Pension Plan that are imposed by the Code do not apply under the Excess Plan.

The benefit under the Excess Plan is payable in a lump sum and may be transferred to the Employees’ Deferral Plan. A benefit payable to a named executive officer and certain other highly compensated participants cannot be paid for six months following separation from service. Mr. Willis participates in the Excess Plan. On March 16, 2016, Ashland’s Board and Compensation Committee froze future benefit accruals under the Excess Plan effective September 30, 2016. In addition, in connection with the separation of Valvoline, sponsorship of the Excess Plans was transferred to Valvoline on September 1, 2016.

Supplemental Early Retirement Plan for Certain Employees (SERP)

The SERP is an unfunded, non-qualified plan allowing designated employees to retire prior to their sixty-fifth birthday without an immediate substantial loss of income. This Plan is a supplemental retirement arrangement for a select group of management participating in the SERP as of December 31, 2010. Beginning January 1, 2011, the eligibility for this program was restricted to employees participating in the Ashland Hercules Traditional Pension Plan who were subsequently promoted into an executive level position, on or after January 1, 2011. Following such date, employees not eligible for the Pension Plan who would have otherwise been eligible to participate in the SERP were only able to participate in the Non-Qualified Defined Contribution Plan (as defined below).

The SERP benefit formula covering the applicable named executive officers and certain other designated executive level participants provides a benefit of 25% of final average compensation multiplied by the participant’s years of service up to 20 years. For this purpose, the final average compensation formula is total compensation (base plus incentive compensation) for the 36 months out of the 84 months before retirement that produces the highest average.

The applicable named executive officers may retire on the earlier of age 55 with three years of service or when the sum of the executive’s age and service equals at least 80. The benefit produced by the above described formula is subject to proportionate reduction for each year of service credited to the participant that is less than 20 years of service. Additionally, the benefit is reduced by the sum of the following:

•	The participant’s qualified Pension Plan benefit (assuming the LESOP offset account is transferred to the Pension Plan); and

•	The participant’s Excess Plan benefit.

SERP benefits become vested upon attaining three years of service. Mr. Willis is vested in the SERP.

The SERP benefit is payable in a lump sum and may be transferred to the Employees’ Deferral Plan. Distributions to the applicable named executive officers and certain other highly compensated participants cannot begin until six months after separation from service.

On March 16, 2016, Ashland’s Board and Compensation Committee froze future benefit accruals under the SERP effective September 30, 2016. In connection with the initial separation of Valvoline, sponsorship of the SERP for all participants, including our named executive officer who participates in the SERP, was transferred to Valvoline on September 1, 2016. Because this benefit has been frozen for all participants, beginning January 1, 2017, the participants of the SERP have now been transferred to the Ashland Global Holdings Inc. Non-Qualified Defined Contribution Plan for Certain Employees (the “NQDCP” or the “Non-Qualified Defined Contribution Plan”) in which they began earning a benefit in 2017. Details of this plan are described below in the “Non-Qualified Deferred Compensation” section of this Proxy Statement.

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NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth certain information for each of the named executive officers regarding non-qualified deferred compensation for fiscal 2019.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c) (1)	Aggregate Earnings in Last FY ($) (d) (2)	Aggregate Withdrawals/ Distributions in Last FY ($) (e)	Aggregate Balance at September 30, 2019 ($) (f)

W. A. Wulfsohn	-	201,728	32,822	-	730,945

J. K. Willis	-	68,893	(157,932)	(23,834)	2,321,625

P. J. Ganz	-	56,205	12,823	-	427,169

V. J. Consiglio	-	37,985	2,797	-	57,621

O. M. Musa	-	42,633	5,786	-	164,257

(1)

The value in column (c) for Messrs. Wulfsohn, Willis, Ganz, Consiglio and Musa relates to the Non-Qualified Defined Contribution Plan contribution equivalent to a base contribution of 4% and a matching contribution of 4% on annual incentive compensation and eligible earnings in excess of limits established under Code Section 401(a)(17) and not permitted in the qualified 401(k) plan. This amount is reported in column (i) of the “Summary Compensation Table” (inclusive of taxes) in this Proxy Statement.

(2)

Aggregate earnings are composed of interest, dividends, capital gains and appreciation/depreciation of investment results. These earnings are not included in the “Summary Compensation Table” in this Proxy Statement.

Ashland Deferred Compensation Plan for Employees (Employees’ Deferral Plan)

The Employees’ Deferral Plan is an unfunded, non-qualified deferred compensation plan for a select group of highly compensated employees. Participants may elect to have up to 50% of base pay and up to 75% of their annual cash incentive compensation contributed to the plan. Elections to defer compensation generally must be made in the calendar year prior to the calendar year in which the compensation is earned.

Participants elect how to invest their account balances from among a diverse set of mutual fund offerings and a hypothetical Ashland Common Stock Fund. No guaranteed interest or earnings are available and there are no above market rates of return on investments in the plan. Investments in the Ashland Common Stock Fund may not be changed and must be distributed as Ashland Common Stock. In all other events, participants may freely elect to change their investments. Withdrawals are generally allowed for an unforeseeable emergency (single sum payment sufficient to meet the emergency), disability (lump sum payment), upon separation from employment (payable as lump sum or installments per election) and at a specified time (paid as single sum). In addition, for pre-2005 contributions, participants may elect to have withdrawals paid in a lump sum (subject to a penalty of up to 10%).

In the event of a change in control, participants will receive an automatic lump sum distribution with respect to deferrals made before January 1, 2005, and will receive distributions with respect to deferrals made following January 1, 2005 in accordance with each employee’s election.

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On May 22, 2019, Ashland made minor amendments to its Deferred Compensation Plan for Employees to change the governing law to Delaware, update the ERISA disability claims procedure to reflect recent changes in law and update the process to identify specified employees. Additionally, the Employees’ Deferral Plan was amended to document the new number of shares authorized for issuance after giving effect to the Valvoline separation and subsequent recapitalization.

Ashland Global Holdings Inc. Non-Qualified Defined Contribution Plan for Certain Employees (NQDCP)

On September 22, 2016, the Compensation Committee froze the Non-Qualified Supplemental Defined Contribution Plan for Certain Employees to future benefits as of September 30, 2016. In connection with such freeze, the Compensation Committee adopted the NQDCP to continue to provide benefits for a select group of management or highly compensated Ashland employees that supplements the limitation on compensation imposed by Section 401(a)(17) of the Code (including successor provisions thereto) on qualified Ashland Employee Savings Plan contributions.

The NQDCP is an unfunded, non-qualified plan that provides a base contribution of 4% and a matching contribution of 4%, in each case, on annual incentive compensation paid and eligible earnings in excess of limits established under Code Section 401(a)(17) not permitted in the qualified 401(k) plan. The account balance may be invested in the mutual funds available in the Employees’ Deferral Plan. The benefit payable under the NQDCP will be made in installments or as a lump sum based on distribution elections. Withdrawals outside of distribution elections are allowed for an unforeseeable emergency (single sum payment sufficient to meet the emergency) or disability (lump sum payment). Under the NQDCP, a participant will become 100% vested in his or her accounts upon a change in control. Named executive officers and certain other highly compensated participants cannot begin to receive distributions for six months following separation from service. All of the named executive officers participated in the NQDCP in fiscal 2019.

On May 22, 2019, Ashland made minor amendments to its Non-Qualified Defined Contribution Plan for Certain Employees to change the governing law to Delaware, update the ERISA disability claims procedure to reflect recent changes in law and update the process to identify specified employees.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the estimated amounts payable to each named executive officer in the event of a termination from employment or change in control as of September 30, 2019. A narrative description follows the table. Different termination events are identified in columns (b)-(g). Column (a) enumerates the types of potential payments for each named executive officer. As applicable, each payment or benefit is estimated across the table under the appropriate column or columns.

These estimates are based on the assumption that the various triggering events occur on September 30, 2019, the last day of fiscal 2019. Other material assumptions used in calculating the estimated compensation and benefits under each triggering event are noted below. The actual amounts that would be paid to a named executive officer upon certain terminations of employment or upon a change in control can only be determined at the time an actual triggering event occurs.

Potential Payments upon Termination or Change in Control Table

Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (7) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (8) ($) (d)	Retirement (9) ($) (e)	Change in Control without Termination (10) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason (11) ($) (g)
W. A. Wulfsohn
Cash Severance (12)	2,432,877	-	-	-	-	7,902,277
Accelerated SARs (1)	846,353	-	-	-	-	1,076,776
Restricted Stock Units (2)	1,371,926	305,909	-	305,909	-	2,577,985
EPIRP (3)	2,423,993	2,423,993	-	-	-	2,423,993
LTIPP (4)	6,996,605	6,996,605	-	6,996,605	5,701,893	9,401,849
Incentive Compensation (5)	955,646	955,646	-	955,646	955,646	1,426,800
Welfare Benefit (12)	7,343	-	-	-	-	39,653
Outplacement (12)	5,200	-	-	-	-	5,200
Financial Planning (12)	25,815	-	-	-	-	25,815
Present Value of Retirement Benefits (6)	-	-	-	-	-	-

Total	15,065,758	10,682,153	-	8,258,160	6,657,539	24,880,348

J. K. Willis
Cash Severance (12)	954,739	-	-	-	-	2,330,484
Accelerated SARs (1)	232,860	-	-	-	-	296,211
Restricted Stock Units (2)	381,154	86,783	-	86,783	-	719,963
LTIPP (4)	1,940,564	1,940,564	-	1,940,564	1,577,432	2,616,036
Incentive Compensation (5)	360,568	360,568	-	360,568	360,568	538,335
Welfare Benefit (12)	17,623	-	-	-	-	39,653
Outplacement (12)	5,200	-	-	-	-	5,200
Financial Planning (12)	20,815	-	-	-	-	20,815
Present Value of Retirement Benefits (6)	-	-	-	-	-	344,631

Total	3,913,523	2,387,915	-	2,387,915	1,938,000	6,911,328

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Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (7) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (8) ($) (d)	Retirement (9) ($) (e)	Change in Control without Termination (10) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason (11) ($) (g)
P. J. Ganz
Cash Severance (12)	870,403	-	-	-	-	1,993,503
Accelerated SARs (1)	144,170	-	-	-	-	183,455
Restricted Stock Units (2)	238,242	54,239	-	54,239	-	449,658
LTIPP (4)	1,205,343	1,205,343	-	1,205,343	978,960	1,626,549
Incentive Compensation (5)	282,087	282,087	-	282,087	282,087	421,163
Welfare Benefit (12)	8,812	-	-	-	-	39,653
Outplacement (12)	5,200	-	-	-	-	5,200
Financial Planning (12)	20,815	-	-	-	-	20,815
Present Value of Retirement Benefits (6)	-	-	-	-	-	-

Total	2,775,072	1,541,669	-	1,541,669	1,261,047	4,739,996

V. J. Consiglio (13)
Cash Severance (12)	802,162	-	-	-	-	931,864
Accelerated SARs (1)	32,283	-	-	-	-	43,258
Restricted Stock Units (2)	249,300	131,807	-	131,807	-	857,695
LTIPP (4)	347,174	347,174	-	347,174	202,515	351,537
Incentive Compensation (5)	260,618	260,618	-	260,618	260,618	389,108
Welfare Benefit (12)	7,343	-	-	-	-	4,773
Outplacement (12)	5,200	-	-	-	-	5,200
Financial Planning (12)	16,205	-	-	-	-	16,205
Present Value of Retirement Benefits (6)	-	-	-	-	-	-

Total	1,720,285	739,599	-	739,599	463,133	2,599,640

O. M. Musa
Cash Severance (12)	770,428	-	-	-	-	894,077
Accelerated SARs (1)	70,294	-	-	-	-	89,526
Restricted Stock Units (2)	202,210	110,111	-	110,111	-	722,893
LTIPP (4)	593,235	593,235	-	593,235	482,093	601,371
Incentive Compensation (5)	248,454	248,454	-	248,454	248,454	370,947
Welfare Benefit (12)	7,866	-	-	-	-	5,244
Outplacement (12)	5,200	-	-	-	-	5,200
Financial Planning (12)	16,205	-	-	-	-	16,205
Present Value of Retirement Benefits (6)	-	-	-	-	-	-

Total	1,913,892	951,800	-	951,800	730,547	2,705,463

(1)

Pursuant to the SAR award agreements under the Amended and Restated 2015 Ashland Global Holdings Inc. Incentive Plan (the “2015 Incentive Plan”) and the 2018 Omnibus Plan, provided such SARs are assumed or replaced in connection with a change in control, SARs will only become immediately vested upon a qualifying termination during the one-year period following a change in control. See the “Outstanding Equity Awards at Fiscal Year-End” table in this Proxy Statement for the number of SARs outstanding for each named executive officer. Additionally, as part of the Enhanced Severance Program for all employees, including named executive officers, the Compensation Committee approved the acceleration of a pro-rated amount of SARs in the case of a termination without cause at any time prior to December 31, 2020. As such, that accelerated number is included in column (b). Values provided are based on the closing price of Ashland Common Stock of $77.05 as reported on the NYSE on September 30, 2019. Certain SARs held by the NEOs were granted at a price higher than $77.05 and would therefore not result in any value to the NEOs.

(2)	Pursuant to the RSU award agreements under the 2015 Incentive Plan and the 2018 Omnibus Plan, provided such RSUs are assumed or replaced in connection with a change in control, RSUs only

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become immediately vested upon a qualifying termination following a change in control. Additionally, as part of the Enhanced Severance Program for all employees, including named executive officers, the Compensation Committee approved the acceleration of a pro-rated amount of RSUs in the case of a termination without cause. As such, that accelerated number is included in column (b). Values provided are based on the closing price of Ashland Common Stock of $77.05 as reported on the NYSE on September 30, 2019.

(3)

Mr. Wulfsohn’s EPIRP award contains certain double-trigger change in control provisions and the award is excluded from coverage under his change in control agreement. Pursuant to the EPIRP award agreement, if Mr. Wulfsohn’s employment is terminated without cause, or due to death or disability at any time or, solely following a change in control, for good reason (as defined in the award agreement and described below) the converted award will vest in full. Mr. Wulfsohn’s EPIRP award vested in November 2019. The value provided is based on the closing price of Ashland Common Stock of $77.05 as reported on the NYSE on September 30, 2019.

(4)

The LTIPP amounts identified in all of the columns except for columns (f) and (g) are based on the actual results for the fiscal 2017-2019 performance period and pro-rata payments under the LTIPP for the fiscal 2018-2020 and 2019-2021 performance periods at target. If one of the events represented by column (b), (c) or (e) occurred, the pro-rata payments would be based on actual results, rather than target and would be pro-rated based on service during the performance period.

The amounts in columns (f) and (g) pertain to the LTIPP PUs. Pursuant to the 2018 Omnibus Plan and the PU award agreements thereunder, in the event of a change in control prior to the vesting date for the fiscal 2019-2021 LTIPP PUs, if provision for the assumption or substitution of the PUs is made, then the PUs will convert into a number of time-based, stock settled RSUs, with such number determined based upon actual achievement of the performance goals through the date of the change in control (without pro-ration), and such RSUs shall continue to vest; provided that, in the event that the participant’s service is terminated without cause, or in the case of each NEO other than Messrs. Consiglio and Musa, upon the resignation of such NEO due to “good reason” pursuant to the NEO’s change in control agreement, and not as a result of the NEO’s disability or death, during the one-year period (or, in the case of each NEO other than Messrs. Consiglio and Musa, the two-year period) beginning on the date of the change in control, then such RSUs shall immediately vest in full upon the date of such termination (column (g)).

Pursuant to the 2015 Incentive Plan and the 2015 Amended Award Agreements (as defined below), for the 2017-2019 LTIPP PUs and the 2018-2020 LTIPP PUs, if a change in control occurs after the first twelve (12) months of the performance period, a pro-rata portion of the PUs will become vested as of the date of the change in control based on the actual achievement of the performance goals through the date of the change in control (column(f)) and the remaining RSUs will continue to vest, subject to the applicable NEO’s continued employment through the vesting date; provided that any such outstanding unvested RSUs will immediately vest upon the termination of the NEO’s employment by Ashland without cause, or, in the case of each NEO other than Messrs. Consiglio and Musa, upon the resignation of such NEO due to “good reason” pursuant to the NEO’s change in control agreement, and not as a result of the NEO’s disability or death, during the one-year period (or, in the case of each NEO other than Messrs. Consiglio and Musa, the two-year period) beginning on the date of the change in control (column (g)). Values provided are based on the closing price of Ashland Common Stock of $77.05 as reported on the NYSE on September 30, 2019.

(5)

The amounts identified in the Incentive Compensation row of columns (b), (c) and (e) represent a payment of the fiscal 2019 annual incentive compensation based on actual results for the entire performance period. Upon a change in control, in the Compensation Committee’s discretion, the incentive award will vest based on the greater of actual results or pro-rated target performance. The amounts identified in the Incentive Compensation row of column (f) are based on target performance for the 2019 annual incentive award without pro-ration since the entire performance period was completed as of September 30, 2019.

(6)

The present value of Mr. Willis’s retirement benefits as of September 30, 2019 (absent a change in control), is provided in the “Pension Benefits” table to this Proxy Statement. The account balances for each named executive officer as of September 30, 2019 in the Employees’ Deferral Plan and the NQDCP are provided in the “Non-Qualified Deferred Compensation” table to this Proxy Statement.

(7)

For purposes of column (c), it is assumed that the named executive officer incurred a disabling event and termination of employment on September 30, 2019. Executives receive benefits pursuant to Ashland’s standard Long Term Disability Plan which applies to substantially all of Ashland’s employees. Subject to coordination with other income received while disabled, the Long Term Disability Plan

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provides a benefit equal to 60% of base compensation and is limited in 2019 to $12,000 per month. If the named executive officer died, his or her beneficiaries would receive the same accelerated vesting of the Performance Units as the named executive officer would in the event of disability. Under the EPIRP award agreements, if a named executive officer is terminated due to disability, the entire award will vest.

(8)	Ashland does not maintain any plans or arrangements that would provide additional or enhanced benefits to the named executive officers solely as a result of a voluntary termination of employment.

(9)	The requirements for retirement and receiving benefits under the retirement plans are described under the “Pension Benefits” table to this Proxy Statement.

(10)

For purposes of this column (f), it is assumed that all equity and non-equity awards are replaced, substituted or assumed in connection with the change in control. Under the Employees’ Deferral Plan, in the event of a change in control, the named executive officers will receive an automatic lump sum distribution of the benefit for deferrals made before January 1, 2005. Deferrals made on or after January 1, 2005 will not be automatically distributed upon a change in control, but rather will be distributed pursuant to each employee’s election and valued at the time of the distribution. To the extent that an executive’s account is invested in hypothetical shares of Ashland Common Stock, those shares would be valued at the highest price for which Ashland Common Stock closed during the 30 days preceding the change in control. Under the NQDCP, a participant will become 100% vested in his or her accounts upon a change in control.

(11)

A termination after a change in control assumes a termination at September 30, 2019 and the change in control occurring at an earlier time. Therefore, the amounts provided in this column include the amounts provided in column (f).

(12)

Represents amounts and benefits payable or provided pursuant to the Severance Pay Plan, Salary Continuation Plan (in the case of Messrs. Consiglio and Musa) or the change in control severance agreements executed by each NEO (other than Messrs. Consiglio and Musa), as applicable, each as described further below, financial planning services provided pursuant to Ashland policy for any NEOs without a change in control agreement, and payment for accrued but unused vacation time for each of our NEOs, in accordance with Ashland policy.

(13)

Mr. Consiglio will be leaving the Company effective January 31, 2020 due to the elimination of the Chief Commercial Officer position, and, in connection with such departure, will be entitled to receive payments and benefits pursuant to the Severance Pay Plan and the Enhanced Severance Program (to the extent the payments and benefits under the Enhanced Severance Program are more beneficial than those provided under the Severance Plan).

Severance Pay Plan

The named executive officers are covered by the Severance Pay Plan that provides benefits in the event of a covered termination from employment in the absence of a change in control. A termination for which benefits under the plan will be considered include those directly resulting from the permanent closing of a facility, job discontinuance, or other termination at Ashland’s initiative for which Ashland elects to provide benefits. Certain terminations are excluded from coverage by the Severance Pay Plan (for example, refusal to sign a severance agreement and release; discharge for less than effective performance, absenteeism or misconduct; or voluntary resignation).

In order for any executive to receive benefits and compensation payable under the Severance Pay Plan, the executive must agree to a general release of liability which relates to the period of employment and the termination. The general release may provide that the executive agrees not to engage in competitive activity against Ashland and not to disclose the terms of such release, among other customary terms.

The benefit payable under the Severance Pay Plan to the Chief Executive Officer is 104 weeks of base pay and for all other named executive officers is 78 weeks of base pay and is payable as a lump sum only.

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Any executive who receives a lump sum severance benefit will be eligible to elect COBRA continuation at the exclusive cost of Ashland for two weeks for each completed 12 months of continuous service, subject to a minimum period of 12 weeks and a maximum period of 52 weeks. During the remainder of the continuation coverage period, COBRA continuation will be provided at active employee rates for up to 18 months from the date of termination.

In May 2018, the Compensation Committee approved the Enhanced Severance Program effective through December 2019 in connection with the restructuring and cost cutting programs. As part of the Enhanced Severance Program, all employees were entitled to receive a minimum cash severance payment based on band, three weeks of pay for every year of service up to a maximum of 52 weeks, a minimum of 20 weeks of COBRA continuation at the exclusive cost of Ashland, and pro-rata accelerated vesting of all RSUs and SARs, as well as pro-rata payment of PUs and annual cash incentives at the regular time of payment under the programs. In November 2019, the Enhanced Severance Program was extended through December 2020 due to the delayed closing of the sale of the Composites business and the Marl facility. As a result of the program, Messrs. Wulfsohn and Consiglio are both entitled to the Enhanced Severance Program benefits to the extent they are more beneficial than the Severance Pay Plan.

Executive Change in Control Agreements

Messrs. Wulfsohn, Willis and Ganz and certain other executives have executed change in control agreements with Ashland. These agreements describe the payments and benefits to which an executive is entitled in the event of a qualifying termination of employment within the two-year period following a change in control of Ashland.

If within two years after a change in control (see the “Definitions” section below) an executive’s employment is terminated without cause or the executive terminates employment for good reason (see the “Definitions” section below), the executive is entitled to the following:

•

For the Chief Executive Officer, payment of three times the sum of his highest annual base compensation and highest target percentage annual incentive compensation in respect of the prior three fiscal years preceding the fiscal year in which the termination occurs in a lump sum paid in the seventh month following termination;

•

For the other named executive officers, payment of two times the sum of his or her highest annual base compensation and highest target percentage annual incentive compensation in respect of the prior three fiscal years preceding the fiscal year in which the termination occurs in a lump sum paid in the seventh month following termination;

•	Continued participation in Ashland’s medical, dental and group life plans through December 31 of the second calendar year following the calendar year in which the executive was terminated;

•	Full payment at target in cash of any then-outstanding Performance Unit awards granted under the LTIPP (less any amounts already paid under the LTIPP because of the change in control);

•

Payment in cash of any earned incentive compensation for completed performance periods not already paid and pro-rata payment of any incentive compensation at target level for the fiscal year in which the termination occurs;

•	Outplacement services and financial planning services for one year after termination;

•	Payment of all unused, earned and accrued vacation in a lump sum in the seventh month following termination; and

•	Immediate vesting of all outstanding RS/RSUs, SARs and stock options.

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As a condition to receiving the benefits and compensation payable under the agreement, each executive has agreed for a period of 24 months following termination following a change in control other than by reason of death or disability, for cause or voluntary termination without good reason, absent prior written consent of Ashland’s General Counsel, to refrain from engaging in competitive activity against Ashland; and to refrain from soliciting persons working for Ashland, soliciting customers of Ashland or otherwise interfering with Ashland’s business relationships. Pursuant to the agreement, each executive has also agreed not to disclose Ashland’s confidential information, subject to limited exceptions. If an executive breaches the agreement, Ashland has the right to recover benefits that have been paid to the executive. Finally, an executive may recover legal fees and expenses incurred as a result of Ashland’s unsuccessful legal challenge to the agreement or the executive’s interpretation of the agreement.

Definitions

“Cause” is any of the following:

•	Willfully failing to substantially perform duties after a written demand for such performance (except in the case of disability);

•	Willfully engaging in gross misconduct demonstrably injurious to Ashland after a written request to cease such misconduct; or

•	Conviction or plea of nolo contendere for a felony involving moral turpitude.

To be terminated for cause, the Board of Directors must pass a resolution by three quarters vote finding that the termination is for cause.

“Good reason” includes any of the following that occurs after a change in control:

•	Significant diminution of position, duties or responsibilities;

•	Reduction to base salary of at least 15%;

•	Relocation exceeding 50 miles;

•	Failure to continue incentive plans, whether cash or equity, or any other plan or arrangement to receive Ashland securities; or

•	Material breach of the executive change in control agreement or a failure to assume such agreement.

“Change in control” is a complex definition, but may be summarized to include any of the following:

•

The consolidation or merger of Ashland into an unrelated entity in which the former Ashland stockholders own less than 50% of the outstanding shares of the new entity, except for a merger under which the stockholders before the merger have substantially the same proportionate ownership of shares in the entity immediately after the merger;

•	The sale, lease, exchange or other transfer of 80% or more of Ashland’s assets;

•	A shareholder approved liquidation or dissolution;

•	The acquisition of 20% or more of the outstanding shares of Ashland by an unrelated person without approval of the Board; or

•

Changes to Ashland’s Board during two consecutive years that result in a majority of the Board changing from its membership at the start of such two-consecutive year period, unless two-thirds of the remaining directors at the start of such two consecutive year period voted to approve such changes.

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Ashland Salary Continuation Plan

In the event of a termination of employment without cause or Messrs. Consiglio’s or Musa’s resignation for good reason within two years after a change in control, Messrs. Consiglio and Musa will be entitled to the following payments and benefits under the Salary Continuation Plan:

•	52 weeks of base salary plus his target annual bonus, payable as a lump sum only;

•	COBRA continuation at the exclusive cost of Ashland for 13 weeks; and

•	Outplacement services for one year following termination.

For purposes of the above descriptions, the terms “change in control” and “cause” have substantially the same meaning as in the executive change in control agreements, and the term “good reason” means the occurrence of either a reduction to base salary of at least 15% or a relocation exceeding 50 miles.

SARs/Stock Options, Incentive Compensation, RS/RSUs and PUs

On July 15, 2015, the Compensation Committee approved an amendment to the 2015 Incentive Plan, which provides for the Committee to have the option to grant awards under the 2015 Incentive Plan with double-trigger change in control provisions set forth in an award agreement. The default under the 2015 Incentive Plan is a single-trigger change in control provision. In connection with this amendment, the Committee also approved forms of the award agreements generally containing the double-trigger change in control vesting provision in the event of a termination without cause within one year following a change in control, which we refer to as the “2015 Amended Award Agreements”. All awards granted to named executive officers under the 2015 Incentive Plan since this amendment have used the 2015 Amended Award Agreements. Other than this change, the 2015 Amended Award Agreements are substantially similar to the prior award agreements.

On January 25, 2018, stockholders approved the 2018 Omnibus Plan. Under the 2018 Omnibus Plan, in the event provision is made in connection with the change in control for the assumption or substitution of awards previously granted, the award agreements for the 2018 Omnibus Plan provide for double-trigger vesting provisions for each award type upon termination without cause or a resignation for good reason within one year following a change in control.

If the awards are not assumed or substituted in connection with the change in control, awards previously granted will be treated as follows:

•	Any options and SARs outstanding as of the date the change in control was determined to have occurred would become fully exercisable and vested, as of immediately prior to the change in control.

•

All PUs, cash incentive awards and awards designated as performance compensation awards would, in each case as specified in the applicable award agreement or otherwise, either (a) be canceled and terminated without any payment or consideration therefor or (b) automatically vest based on actual achievement of any applicable performance goals through the date of the change in control, as determined by the Compensation Committee in its sole discretion, or achievement of target performance levels (or the greater of actual achievement of any applicable performance goals through the date of the change in control, as determined by the Compensation Committee in its sole discretion, and target performance levels). In the case of vesting based on target performance levels, however, such awards would also be prorated for the portion of the performance period elapsed prior to the change in control.

•	All other outstanding awards would automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto would lapse as of immediately prior

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to such change in control and will be paid out as soon as practicable following such change in control.

For purposes of the above descriptions, the term “change in control” is defined in the applicable plan or, in the case of the 2018 Omnibus Plan, in either the plan or the award agreements, and has substantially the same meaning as it does in the executive change in control agreements. In addition, the award agreements and incentive plans provide for forfeiture and clawbacks in the event the participant breaches certain non-compete, non-solicitation and confidentiality (subject to whistleblower protections) covenants.

For purposes of the above descriptions, the term without “cause” has substantially the same meaning as it does in the executive change in control agreements, and the term “good reason” means the occurrence of either a reduction to base salary of at least 15% or a relocation exceeding 50 miles.

In May 2019, the Compensation Committee approved new award agreements for RSUs, SARs and PUs that provide pro-rata accelerated vesting in the event of death, disability or retirement. For purposes of these new award agreements, “Retirement” means a termination of service for any reason other than termination for cause, disability or death after attaining age 55 and having at least ten years of credited service with Ashland. The NEOs first received grants under these new award agreements in November 2019.

Executive Performance Incentive and Retention Program (EPIRP)

Any EPIRP awards that are not assumed or replaced by a surviving or resulting entity in a change in control will immediately vest.

If a participant is terminated without cause or due to the participant’s death or disability, then the award will vest in full. If, following a change in control, a participant terminates employment for “good reason” (as described below), then the award will vest in full.

For purposes of the EPIRP awards, “cause” means you (1) substantially fail to perform your duties with Ashland, unless such failure is due to your incapacity as a result of physical or mental illness; or (2) engage in willful misconduct or gross negligence in performing your duties with Ashland.

For purposes of the EPIRP awards, “good reason” means (1) a 15% or greater reduction in the participant’s base salary as in effect as of immediately prior to a change in control, (2) the relocation of the participant’s principal work location to a location outside a 50-mile radius from the participant’s principal work location as of a change in control and (3) solely in the case of Mr. Wulfsohn, the assignment during the final year of the vesting period of primary duties and responsibilities that are of a type substantially different from the type of duties and responsibilities performed by Mr. Wulfsohn as of immediately prior to a change in control.

Mr. Wulfsohn’s EPIRP award vested in November 2019. None of the other NEOs hold unvested EPIRP awards.

SERP, Excess Plans, Qualified Pension Plan, Employees’ Deferral Plan and Non-Qualified Defined Contribution Plan

For payments and benefits under the qualified Pension Plan, except in the event of a change in control, see the “Pension Benefits” table and the narrative thereunder in this Proxy Statement. For payments and benefits under the Employees’ Deferral Plan and the Non-Qualified Defined Contribution Plan, except in the event of a change in control, see the “Non-Qualified Deferred Compensation” table and the narrative thereunder in this Proxy Statement.

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After a Change in Control

The term “change in control” is defined in the Employees’ Deferral Plan and the Non-Qualified Defined Contribution Plan and has substantially the same meaning as it does in the executive change in control agreements. Under the Employees’ Deferral Plan, a change in control results in an automatic lump sum distribution of the benefit for deferrals made before January 1, 2005. Deferrals made on and after January 1, 2005, will not be automatically distributed upon a change in control, but rather will be distributed pursuant to each employee’s election and valued at the time of the distribution. Under the NQDCP, a participant will become one hundred percent (100%) vested in his or her accounts upon a change in control.

Sponsorship of the Pension Plan, SERP and Excess Plans were transferred to Valvoline in September 2016. As a result, no payments are triggered in connection with a change in control of Ashland and, instead, will be triggered in connection with a change in control of Valvoline.

CEO PAY RATIO

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of William A. Wulfsohn, our Chairman and Chief Executive Officer.

For fiscal year 2019,

•	The median of the annual total compensation of all employees of our company (other than our CEO) was $62,083; and

•	The annual total compensation of our CEO, as reported in the “Summary Compensation Table” presented elsewhere in this Proxy Statement was $7,372,385

Based on this information for fiscal year 2019, the ratio of the annual total compensation of Mr. Wulfsohn to the median of the annual total compensation of all employees was 119 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee” for this purpose, the methodology and the material assumptions, adjustments and estimates that were used were as follows:

•	We selected July 31, 2019 as the date upon which we would identify the “median employee” to allow sufficient time to identify the median employee given the global scope of our operations.

•

We determined that, as of July 31, 2019, our employee population for pay ratio disclosure purposes consisted of approximately 6,100 employees. We applied the 5% exclusion rule to employees in certain jurisdictions outside of the U.S. which eliminated 248 employees in the following countries: Argentina – 9, Australia – 3, Austria – 1, Canada – 6, Colombia – 7, Czech Republic – 2, Finland – 69, Hungary – 1, Indonesia – 7, Ireland –6, Italy – 13, Japan – 16, Malaysia – 1, Philippines – 4, Russian Federation – 3, Saudi Arabia – 1, Singapore – 16, South Korea – 10, Sweden – 2, Switzerland – 25, Taiwan – 1, Thailand – 15, Turkey – 21, United Arab Emirates – 5 and Vietnam – 4. We did not include workers employed and compensated by a third party.

•

To identify the median employee from our employee population, we used compensation consisting of base wages, overtime, shift differentials, lump sum merit payments, designated paid time off, including holiday pay, bereavement pay, and vacation pay, and annual target cash incentive.

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•

In making these determinations, we took actual pay from August 1, 2018 to July 31, 2019 without annualization. We did not utilize any statistical sampling or cost-of-living adjustments when identifying the median employee. We converted all eligible earnings to U.S. dollars.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above, which were chosen from a wide range of permissible methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions, and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

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AUDIT COMMITTEE REPORT

The Audit Committee currently is composed of four independent directors and operates under a written charter adopted by the Board of Directors. At its November 2019 meeting, the Board determined that all current Audit Committee members—Ms. Main and Messrs. Cummins, Dempsey and Ihlenfeld—are independent as defined by SEC rules, the listing standards of the New York Stock Exchange, which apply to Ashland, and Ashland’s Standards. The Board also determined that each member of the Audit Committee is an audit committee financial expert as defined by SEC rules. A description of each committee member’s financial experience is contained in their biographies under Proposal One—Election of Directors.

The Audit Committee assists in fulfilling the oversight responsibilities of the Board relating to the integrity of the Company’s financial statements and financial reporting process, the integrity of the Company’s systems of internal accounting and financial controls, the performance of the Company’s internal audit function and independent auditors, the independent auditors’ qualifications, independence and audit of the Company’s financial statements, the Company’s risk management policies and processes, including cybersecurity risks, the Company’s financial affairs, including capital allocation framework, prioritization, significant decisions and risk considerations, and legal and regulatory compliance requirements. The Audit Committee through its Chair is also directly involved in the selection of the independent auditor’s lead engagement partner, which occurs every five years. The lead engagement partner rotation occurred in October 2019 for the fiscal 2020 audit. During fiscal 2019, the Audit Committee met nine times, including teleconferences to discuss and review Ashland’s quarterly financial performance, associated news releases and quarterly reports on Form 10-Q.

The Company’s management has primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. The independent auditors are responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

Ernst & Young LLP (“EY”), an independent registered public accounting firm, was engaged to audit Ashland’s consolidated financial statements for fiscal 2019 and to issue an opinion on whether such statements present fairly, in all material respects, Ashland’s consolidated financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles. EY was also engaged to audit and to issue an opinion on the effectiveness of Ashland’s internal control over financial reporting. Prior to any engagement of EY by Ashland, the engagement was approved in accordance with established policies and procedures. The Audit Committee reviewed and discussed with management and EY the audited financial statements, management’s assessment of the effectiveness of Ashland’s internal control over financial reporting, and EY’s evaluation of Ashland’s internal control over financial reporting. The Audit Committee further reviewed EY’s judgment as to the quality and acceptability of Ashland’s accounting principles, financial reporting process and controls and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and the SEC. In addition, the Audit Committee received and reviewed EY’s independence from management and Ashland including the matters in the written disclosures required by the PCAOB.

The Audit Committee has adopted strict guidelines on the use of the independent registered public accounting firm to provide non-audit services. The Audit Committee must pre-approve any non-audit services performed by the independent registered public accounting firm. In circumstances where the engagement of independent auditors to perform work beyond the scope of and not contemplated in the original pre-approval occurs, specific pre-approval of the additional services is required by the Audit Committee Chair prior to the engagement of the

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independent auditors for those services and must be subsequently approved by the Audit Committee at its next meeting. In fiscal 2019, approval was sought and granted to EY to perform certain non-audit related services. The Audit Committee has considered whether the provision of audit-related and other non-audit services by EY is compatible with maintaining EY’s independence and has concluded that EY’s independence is not compromised by providing such services.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that Ashland’s consolidated financial statements be accepted for inclusion in its Annual Report on Form 10-K for the fiscal year ended September 30, 2019, for filing with the SEC.

AUDIT COMMITTEE

Susan L. Main, Chair

Brendan M. Cummins

William G. Dempsey

Jay V. Ihlenfeld

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that Ashland specifically incorporates the Audit Committee Report by reference therein.

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PROPOSAL TWO – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has recommended to the Board, and the Board has approved, the appointment of EY to audit Ashland’s Consolidated Financial Statements and Internal Controls Over Financial Reporting for fiscal 2020, subject to ratification by the stockholders at the Annual Meeting. The Audit Committee believes that the continued retention of EY to serve as Ashland’s independent registered public accounting firm is in the best interests of Ashland and its stockholders. In making such determination, the Audit Committee considers, among other things, an evaluation of EY’s performance, qualifications, independence, tenure, and appropriateness of fees, as well as the potential impact of changing auditors.

Fees (including out-of-pocket costs) paid to EY for fiscal years 2019 and 2018 totaled $8,518,651 and $11,114,000, respectively. The following table presents fees for professional services rendered by EY for fiscal years 2019 and 2018.

	2019	2018
Audit Fees (1)	$6,763,130	$9,313,000
Audit-Related Fees (2)	0	475,000
Tax Fees (3)	1,755,521	1,326,000
All Other Fees (4)	0	0

(1)

Audit fees for fiscal 2019 and 2018 include fees and expenses associated with the annual audit of Ashland’s consolidated financial statements and internal controls over financial reporting and interim reviews of Ashland’s consolidated financial statements. Audit fees also include fees associated with various audit requirements of Ashland’s foreign subsidiaries (statutory requirements) and agreed upon procedures reports that are required to be issued by Ashland’s independent registered public accounting firm. Audit fees in 2019 also included fees related to (a) carve-out audits of stand-alone financial statements, (b) implementation of new accounting standards, (c) audit of divestiture transaction and (d) tax reform audit assistance. Audit fees in 2018 included fees related to (a) carve-out audits of stand-alone financial statements, (b) implementation of new accounting standards and (c) tax reform audit assistance.

(2)	Audit-related fees in 2018 included due diligence activities associated with a possible divestiture transaction.

(3)	Tax fees include fees principally incurred for assistance with U.S. and international tax planning and compliance.

(4)	There were no other fees.

Representatives of EY will attend the Annual Meeting to respond to questions from stockholders and will be given the opportunity to make a statement.

The stockholders are being asked to ratify the Audit Committee’s appointment of EY. The appointment of EY will be ratified if votes cast in its favor exceed votes cast against it. Abstentions will not be counted as votes cast either for or against the proposal. If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of Ashland and its stockholders.

If no voting specification is made on a properly returned or voted proxy card, Guillermo Novo or Peter J. Ganz (proxies named on the proxy card) will vote FOR the ratification of EY as Ashland’s independent registered public accountants for fiscal 2020.

The Board of Directors unanimously recommends a vote FOR the ratification of EY as Ashland’s independent registered public accountants for fiscal 2020.

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PROPOSAL THREE—NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION PAID TO ASHLAND’S NAMED EXECUTIVE OFFICERS

Under Section 14A of the Exchange Act, the stockholders of Ashland are entitled to vote, on a non-binding advisory basis, at the Annual Meeting on a resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

In January 2017, Ashland’s Board approved a resolution providing that the executive compensation vote described in this Proposal Three shall be submitted to the stockholders annually.

Accordingly, the stockholders are being asked to vote upon, and the Board has approved and unanimously recommends, the following non-binding advisory resolution:

RESOLVED, that the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on Ashland, Ashland’s Board or the Compensation Committee.

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, Ashland’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Ashland’s strategic direction and achieve short-term and long-term performance goals necessary to create stockholder value.

Ashland has several governance programs in place to align executive compensation with stockholder interests and mitigate risks in its plans. These programs include: stock ownership guidelines, limited perquisites, an anti-hedging policy, an anti-pledging policy, use of tally sheets and a clawback policy.

The non-binding advisory resolution regarding the compensation of the named executive officers described in this Proposal Three shall be approved if the votes cast in favor of the resolution exceed the votes cast against the resolution. Abstentions and broker non-votes will not be counted as either votes cast for or against the resolution.

If no voting specification is made on a properly returned or voted proxy card, Guillermo Novo or Peter J. Ganz (proxies named on the proxy card) will vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement and described in this Proposal Three.

The Board has adopted a policy providing for annual non-binding advisory votes to approve executive compensation. Unless the Board modifies this policy, the next non-binding advisory vote to approve executive compensation will be held at Ashland’s 2021 Annual Meeting.

The Board of Directors unanimously recommends a vote FOR a non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation
Discussion and Analysis, compensation tables and narrative discussion.

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MISCELLANEOUS

PROXY SOLICITATION

Ashland is soliciting the proxies to which this Proxy Statement relates. Solicitations may be made by mail, telephone, facsimile, electronic means and personal interview and all costs of soliciting proxies on behalf of Ashland, including the cost of preparing and mailing the Notice and this Proxy Statement and any accompanying material, will be borne by Ashland. Expenses associated with this solicitation which will be borne by Ashland may also include charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares. Solicitations may also be made by personal interview, mail, telephone, facsimile, email or otherwise by directors, officers and other employees of Ashland, but Ashland will not additionally compensate its directors, officers or other employees for these services.

Copies of proxy materials and the 2019 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners.

Ashland is paying the costs of the solicitation of proxies. Ashland must also pay brokerage firms, and other persons representing beneficial owners of shares held in street name, certain fees associated with forwarding proxy materials by mail to beneficial owners and obtaining beneficial owners’ voting instructions.

Ashland has engaged Innisfree M&A Incorporated (“Innisfree”) to act as Ashland’s proxy solicitor in connection with the proposals to be acted upon at the Annual Meeting. Pursuant to Ashland’s agreement with Innisfree, it will, among other things, provide advice regarding proxy solicitation issues and solicit proxies from Ashland’s stockholders on Ashland’s behalf in connection with the Annual Meeting. For these services, Ashland will pay a fee of up to $20,000 plus expenses. Ashland has agreed to indemnify Innisfree against certain liabilities relating to, or arising out of, its engagement.

STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING

Stockholders interested in presenting a proposal for consideration at the 2021 Annual Meeting may do so by following the procedures prescribed in SEC Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and Ashland’s By-laws. To be eligible for inclusion in the Proxy Statement for the 2021 Annual Meeting, stockholder proposals must be received by Ashland’s Secretary no later than September 4, 2020.

Ashland’s By-laws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must give written notice (as specified below) to the Secretary of Ashland not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made (the “By-law Notice Deadline”). The first public disclosure of that date may be a press release or in a public filing with the SEC. Such notice must set forth as to each matter the stockholder proposes to bring before the annual meeting:

•	the name and address of each stockholder proposing such business, as they appear on Ashland’s books;

•	as to each stockholder proposing such business, the name and address of any Stockholder Associated Person;

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•	as to each stockholder proposing such business and any Stockholder Associated Person, the Stockholder Information;

•

a representation that each such stockholder is a holder of record of stock of Ashland entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such business;

•

a brief description of the business desired to be brought before the annual meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend Ashland’s By-laws, the text of the proposed amendment) and the reasons for conducting such business at the meeting;

•	any material interest of the stockholder and any Stockholder Associated Person in such business;

•

a representation as to whether such stockholder intends (i) to deliver a proxy statement and form of proxy to holders of at least the percentage of Ashland’s outstanding capital stock required to approve or adopt such business or (ii) otherwise to solicit proxies from the stockholders in support of such business;

•

all other information that would be required to be filed with the SEC if the stockholder or any Stockholder Associated Person were participants in a solicitation subject to Section 14 of the Exchange Act; and

•	a representation that the stockholder shall provide any other information reasonably requested by Ashland.

Ashland’s By-laws further provide that no business shall be conducted at any annual meeting except in accordance with the foregoing procedures and that the chair of any such meeting may refuse to permit any business to be brought before an annual meeting that is not made in compliance with the procedures described above or if the stockholder fails to comply with the representations set forth in the notice.

For any stockholder proposal that is not submitted for inclusion in next year’s proxy statement pursuant to SEC Rule 14a-8, but is instead sought to be considered as timely and presented directly at the 2021 Annual Meeting, SEC rules permit management to vote proxies in its discretion if: (1) Ashland receives written notice of the proposal before the By-law Notice Deadline, and Ashland advises stockholders in the 2021 Annual Meeting Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) Ashland does not receive notice of the proposal prior to the By-law Notice Deadline.

OTHER MATTERS

As of the date of this Proxy Statement, Ashland does not know of any business to be presented for consideration at the Annual Meeting, other than the items referred to in this Proxy Statement. In the event that any additional matter is properly brought before the meeting for stockholder action, properly voted proxies will be voted in accordance with the judgment of the named proxies.

Your vote is very important no matter how many shares you own. You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (1) by telephone or over the Internet following the instructions on the Notice or proxy card or (2) by signing, dating and returning your proxy card.

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If you have any questions or require any assistance with voting your shares, please contact Ashland’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, NY 10022

Stockholders may call toll-free: 1 (877) 456-3402

Banks and Brokers may call collect: 1 (212) 750-5833

Your cooperation in giving this matter your prompt attention is appreciated.

PETER J. GANZ Senior Vice President, General Counsel and Secretary

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APPENDIX A

USE OF NON-GAAP MEASURES AND NON-GAAP RECONCILIATIONS

Use of Non-GAAP Measures

Ashland has included within this document the following non-GAAP measures, on both a consolidated and reportable segment basis, which are not defined within U.S. GAAP and do not purport to be alternatives to net income or cash flows from operating activities as a measure of operating performance or cash flows:

•	EBITDA—net income (loss), plus income tax expense (benefit), net interest and other financing expenses, and depreciation and amortization.

•

Adjusted EBITDA—EBITDA adjusted for noncontrolling interests, discontinued operations, net gain (loss) on acquisitions and divestitures, other income and (expense) and key items (including the remeasurement gains and losses related to pension and other postretirement plans).

•	Adjusted EBITDA margin—Adjusted EBITDA, which include pro-forma adjustments, divided by sales.

•	Adjusted diluted earnings per share (EPS)—income (loss) from continuing operations, adjusted for key items, net of tax, divided by the average outstanding diluted shares for the applicable period.

•	Free cash flow—operating cash flows less capital expenditures and certain other adjustments as applicable.

Management believes the use of EBITDA and Adjusted EBITDA measures on a consolidated and reportable segment basis assists investors in understanding the ongoing operating performance by presenting comparable financial results between periods. Ashland believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes and certain other charges that are highly variable from year to year, EBITDA and Adjusted EBITDA provide Ashland’s investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income and operating income. The adjustments Ashland makes to derive the non-GAAP measures of EBITDA and Adjusted EBITDA exclude items which may cause short-term fluctuations in net income and operating income and which Ashland does not consider to be the fundamental attributes or primary drivers of its business. EBITDA and Adjusted EBITDA provide disclosure on the same basis as that used by Ashland’s management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of Ashland’s historical operating performance and its business units and provide continuity to investors for comparability purposes.

The Adjusted diluted EPS metric enables Ashland to demonstrate what effect key items have on an earnings per diluted share basis by taking income (loss) from continuing operations, adjusted for key items after tax that have been identified in the Adjusted EBITDA table, and dividing by the average outstanding diluted shares for the applicable period. Ashland’s management believes this presentation is helpful to illustrate how the key items have impacted this metric during the applicable period.

The free cash flow metric enables Ashland to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other

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investment opportunities. Unlike cash flow provided by operating activities, free cash flow includes the impact of capital expenditures from continuing operations, providing a more complete picture of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustment for certain non-discretionary cash flows such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

These non-GAAP measures should be considered supplemental in nature and should not be construed as more significant than comparable measures defined by U.S. GAAP. Limitations associated with the use of these non-GAAP measures include that these measures do not present all of the amounts associated with our results as determined in accordance with U.S. GAAP. The non-GAAP measures provided are used by Ashland management and may not be determined in a manner consistent with the methodologies used by other companies. EBITDA and Adjusted EBITDA provide a supplemental presentation of Ashland’s operating performance on a consolidated and reportable segment basis. Adjusted EBITDA generally includes adjustments for items that impact comparability between periods.

In accordance with U.S. GAAP, Ashland recognizes actuarial gains and losses for defined benefit pension and other postretirement benefit plans annually in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for a remeasurement during a fiscal year. Actuarial gains and losses occur when actual experience differs from the estimates used to allocate the change in value of pension and other postretirement benefit plans to expense throughout the year or when assumptions change, as they may each year. Significant factors that can contribute to the recognition of actuarial gains and losses include changes in discount rates used to remeasure pension and other postretirement obligations on an annual basis or upon a qualifying remeasurement, differences between actual and expected returns on plan assets and other changes in actuarial assumptions; for example, the life expectancy of plan participants. Management believes Adjusted EBITDA, which includes the expected return on pension plan assets yet excludes both the actual return on pension plan assets and the impact of actuarial gains and losses, provides investors with a meaningful supplemental presentation of Ashland’s operating performance. Management believes these actuarial gains and losses are primarily financing activities that are more reflective of changes in current conditions in global financial markets (and in particular interest rates) that are not directly related to the underlying business. For further information on the actuarial assumptions and plan assets referenced above, see Note N of the Notes to Consolidated Financial Statements of Ashland’s 2019 Annual Report.

Business Unit EBITDA and Adjusted EBITDA

The EBITDA and Adjusted EBITDA amounts presented for each business unit are provided as a means to enhance the understanding of financial measurements that Ashland has internally determined to be relevant measures of comparison for each segment. Each of these non-GAAP measures is defined as follows: EBITDA (operating income plus depreciation and amortization) and Adjusted EBITDA (EBITDA adjusted for key items, which may include pro forma effects for significant acquisitions or divestitures, as applicable). Ashland does not allocate items to each reportable segment below operating income, such as interest expense and income taxes. As a result, business unit EBITDA and Adjusted EBITDA are reconciled directly to operating income since it is the most directly comparable Statements of Consolidated Comprehensive Income caption.

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Non-GAAP Reconciliations

Ashland Global Holdings Inc. and Consolidated Subsidiaries
RECONCILIATION OF NON-GAAP DATA—ADJUSTED EBITDA
(in millions)	2019	2018
Net income	$505	$114
Income tax expense (benefit)	46	(8)
Net interest and other financing expense	99	102
Depreciation and amortization	250	263

EBITDA	900	471
Income from discontinued operations (net of taxes)	(481)	(95)
Restructuring, separation and other costs	51	77
Proxy costs	4	-
Accelerated depreciation	39	14
Environmental reserve adjustments	15	44
Asset impairments	-	16
Tax indemnity expense	6	5
Net loss on acquisitions and divestitures	3	2
Losses (gain) on pension and other postretirement plan remeasurements	(7)	(14)
Legal settlement/reserve	-	(5)
Unplanned plant shutdowns	2	-

Adjusted EBITDA	$532	$515

ADJUSTED EBITDA—SPECIALTY INGREDIENTS

(in millions)	2019	2018
Operating income	$272	$314
Depreciation and amortization	235	246

EBITDA	507	560
Accelerated depreciation	38	6
Severance and other costs	10	5
Asset impairment	-	2
Environmental reserve adjustment	1	1
Unplanned plant shutdown	2	-

Adjusted EBITDA	$558	$574

ADJUSTED EBITDA—INTERMEDIATES AND SOLVENTS

(in millions)	2019	2018
Operating income	$16	$17
Depreciation and amortization	13	14

EBITDA*	29	31

*	There were no key items during 2019 and 2018.

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RECONCILIATION OF NON-GAAP DATA—ADJUSTED EPS

	2019	2018
Diluted EPS from continuing operations	$0.39	$.29

Restructuring, separation and other costs	1.42	1.43
Environmental reserve adjustments	0.24	0.68
Proxy costs	0.07	-
Asset impairments	-	0.25
Losses (gain) on pension and other postretirement plan remeasurements	(0.11)	(0.22)
Tax indemnity expense	0.10	0.08
Net loss on acquisitions and divestitures	0.05	0.04
Legal settlement/reserve	-	(0.07)
Unplanned plant shutdowns	0.03	-
Unrealized (gain) loss on securities	(0.11)	-
Inventory fair value adjustment	-	-
Debt refinancing costs	0.09	0.02

Key items, before tax	1.78	2.21
Tax effect of key items	(0.22)	(0.47)

Key items, after tax	1.56	1.74
Deferred tax rate changes	0.03	(2.18)
One-time transition tax	0.44	2.00
Uncertain tax positions	(0.09)	(0.39)
Restructuring and separation activity	0.19	0.56
Other tax reform related activity	(0.02)	0.17

Tax specific key items	0.55	0.16

Total key items	2.11	1.90

Adjusted diluted EPS from continuing operations	$2.50	$2.19

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RECONCILIATION OF NON-GAAP DATA—ADJUSTED EPS BEFORE EFFECT OF SALE OF COMPOSITES BUSINESS AND MARL FACILITY

	2018	2017
Diluted EPS from continuing operations	$1.66	$(1.69)

Restructuring, separation and other costs	1.56	1.70
Environmental reserve adjustments	0.68	0.15
Asset impairments	0.25	-
Losses (gain) on pension and other postretirement plan remeasurements	(0.20)	0.09
Tax indemnity expense	0.08	-
Net loss on acquisitions and divestitures	0.04	0.09
Legal settlement/reserve	(0.07)	0.07
Unplanned plant shutdowns	-	0.21
Inventory fair value adjustment	-	0.11
Debt refinancing costs	0.02	1.78

Key items, before tax	2.36	4.20
Tax effect of key items	(0.52)	(1.40)

Key items, after tax	1.84	2.80
Deferred tax rate changes	(2.19)	-
One-time transition tax	2.00	-
Uncertain tax positions	(0.40)	-
Restructuring and separation activity	0.56	0.28
Other tax reform related activity	0.17	-
Valuation allowances	(0.06)	(0.33)
Foreign dividends	-	1.38

Tax specific key items	0.08	1.33

Total key items	1.92	4.13

Adjusted diluted EPS from continuing operations	$3.58	$2.44

RECONCILIATION OF NON-GAAP DATA—FREE CASH FLOW

(in millions)	2019	2018
Cash flows provided by operating activities from continuing operations	$228	$241
Additions to property, plant and equipment	(154)	(157)

Free cash flows	$74	$84

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Ashland Global Holdings Inc. and Consolidated Subsidiaries

RECONCILIATION OF OTHER NON-GAAP DATA

(Preliminary and unaudited)

ADJUSTED EBITDA USED FOR INCENTIVE COMPENSATION

(in millions)	2019
Net income	$505
Income tax expense	46
Net interest and other financing expense	99
Depreciation and amortization	250

EBITDA	900
Income from discontinued operations (net of taxes)	(481)
Separation, restructuring and other costs, net	51
Proxy costs	4
Accelerated depreciation	39
Environmental reserve adjustments	15
Tax indemnity expense	6
Net loss on acquisitions and divestitures	3
Losses (gain) on pension and other postretirement plan remeasurements	(7)
Unplanned plant shutdowns	2

Adjusted EBITDA	532
Management exceptions*	2

Adjusted EBITDA used for incentive compensation	$534

*	Management exceptions of $2 million primarily consists of FX corridor expense.

FREE CASH FLOWS USED FOR INCENTIVE COMPENSATION

(in millions)	2019
Cash flows provided by operating activities from continuing operations	$228
Additions to property, plant and equipment	(154)

Free cash flows	74
Management exceptions*	61

Free cash flows used for incentive compensation	$135

*	Management exceptions of $61 million consist of the effect of restructuring and severance payments.

ADJUSTED EPS USED FOR INCENTIVE COMPENSATION

	2019	2018**	2017**
Adjusted diluted EPS from continuing operations	$2.50	$3.58	$2.44
Management exceptions*	0.05	(0.01)	-

Adjusted diluted EPS from continuing operations for Incentive Compensation	$2.55	$3.57	$2.44

*	Management exceptions consist of FX corridor expense in fiscal 2019 and 2018.
**	Adjusted EPS before effect of sale of the Composites business and Marl facility.

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FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, as well as the economy and other future events or circumstances. These statements include, but may not be limited to, Ashland’s expectations regarding its ability to drive sales, earnings growth and cash generation.

Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the program to eliminate certain existing corporate and Specialty Ingredients expenses (including the possibility that such cost eliminations may not occur or may take longer to implement than anticipated), the impact of acquisitions and/or divestitures Ashland has made or may make (including the possibility that Ashland may not realize the anticipated benefits from such transactions); Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); severe weather, natural disasters, cyber events and legal proceedings and claims (including product recalls, environmental and asbestos matters); and without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this Proxy Statement whether as a result of new information, future events or otherwise.

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V O T E B Y T E L E P H O N E

C/O CORPORATE ELECTION SERVICES P.O. BOX 1150 PITTSBURGH PA 15230	Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

V O T E B Y I N T E R N E T

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

V O T E B Y M A I L

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail

Call Toll-Free using a	Access the Website and	Return your proxy

touch-tone telephone:	cast your vote:	in the postage-paid

1-888-693-8683	www.cesvote.com	envelope provided

Telephone and Internet access is available 24 hours a day, 7 days a week.

In order to be counted in the final tabulation, your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on January 28, 2020 if you are a participant in the Ashland Employee Savings Plan, Ashland Union Employee Savings Plan or International Specialty Products Inc. 401(k) Plan or by 6:00 a.m. on January 30, 2020 if you are a registered stockholder.

è

ê    Proxy card must be signed and dated below.  Please fold and detach card at perforation before mailing.    ê

ASHLAND GLOBAL HOLDINGS INC.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on January 30, 2020.

The undersigned hereby appoints Guillermo Novo and Peter J. Ganz, and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Ashland Global Holdings Inc. Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on January 30, 2020, and at any adjournment thereof.

Date:

Sign Here
Title(s)

INSTRUCTIONS: Please sign exactly as your name appears on this proxy. When signing as a fiduciary or on behalf of a corporation, bank, trust company, or other similar entity, your title or capacity should be shown.

Please sign, date, and return your proxy promptly in the enclosed envelope.

Proxy card must be signed and dated on the reverse side.

ê    Please fold and detach card at perforation before mailing.    ê

ASHLAND GLOBAL HOLDINGS INC.	PROXY

If you do not provide voting instructions, your proxy will be voted FOR the election of the nominees listed in proposal 1 and FOR proposals 2 and 3. The Board of Directors recommends a vote FOR the election of the nominees listed in proposal 1 and FOR proposals 2 and 3.

1.	Election of eleven Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified, as set forth in the Proxy Statement.

Nominees:		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.	Brendan M. Cummins	☐	☐	☐	7.	Craig A. Rogerson	☐	☐	☐

2.	William G. Dempsey	☐	☐	☐	8.	Mark C. Rohr	☐	☐	☐

3.	Jay V. Ihlenfeld	☐	☐	☐	9.	Ricky C. Sandler	☐	☐	☐

4.	Susan L. Main	☐	☐	☐	10.	Janice J. Teal	☐	☐	☐

5.	Guillermo Novo	☐	☐	☐	11.	Kathleen Wilson-Thompson	☐	☐	☐

6.	Jerome A. Peribere	☐	☐	☐

2.	Ratification of the appointment of Ernst & Young LLP as independent registered public accountants for fiscal 2020.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.

A non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side)